UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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The Scotts Miracle-Gro Company

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The Scotts Miracle-Gro Company
Proxy Statement for 2026 Annual Meeting of Shareholders

14111 Scottslawn Road
Marysville, Ohio 43041

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Monday, January 26, 2026

NOTICE IS HEREBY GIVEN by The Scotts Miracle-Gro Company (the “Company”) that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Monday, January 26, 2026, at 9:00 A.M., Eastern Time. The Annual Meeting is a virtual meeting of shareholders which means that you are able to participate in the Annual Meeting, and vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/SMG2026. Because the Annual Meeting is virtual and being conducted electronically, shareholders may not attend the Annual Meeting in person.

The Annual Meeting is being held for the following purposes:

1.    To elect four directors, each to serve for a three-year term expiring at the 2029 Annual Meeting of Shareholders.

2.    To conduct an advisory vote on the compensation of the Company’s named executive officers.

3.    To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026.

4.    To approve an amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants.

5.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of Annual Meeting describes each of these items in detail. The Company has not received notice of any other matters that may be properly presented at the Annual Meeting.

Only shareholders of record at the close of business on Monday, December 1, 2025, the date established by the Company’s Board of Directors as the record date, are entitled to receive notice of, and to vote at, the Annual Meeting.

On or about December 17, 2025, the Company is first mailing to shareholders either: (1) a copy of the accompanying Proxy Statement, a form of proxy and the Company’s 2025 Annual Report; or (2) a Notice of Internet Availability of Proxy Materials, which indicates how to access the Company’s proxy materials and 2025 Annual Report on the Internet.

Your vote is very important. Please vote as soon as possible.

By Order of the Board of Directors,

JAMES HAGEDORN
Chairman & Chief Executive Officer
December 17, 2025

Proxy Statement for
Annual Meeting of Shareholders of
THE SCOTTS MIRACLE-GRO COMPANY
To Be Held on Monday, January 26, 2026

14111 Scottslawn Road
Marysville, Ohio 43041

PROXY STATEMENT
for
Annual Meeting of Shareholders
To Be Held on Monday, January 26, 2026

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) for use at the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, January 26, 2026, at 9:00 A.M., Eastern Time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are first being sent on or about December 17, 2025. The Annual Meeting is a virtual meeting of shareholders, which means that the Annual Meeting will be conducted live via the Internet and that you will be able to participate in the Annual Meeting, and vote and submit your questions during the Annual Meeting, by visiting
www.virtualshareholdermeeting.com/SMG2026. If you do not have your 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials or your form of proxy (if you received a paper or electronic copy of the proxy materials), you will only be able to listen to the Annual Meeting.

If you encounter any technical difficulties accessing the Annual Meeting website or during the Annual Meeting, please call the technical support phone numbers provided on the Annual Meeting website on the day of the Annual Meeting. Technical support will be available 30 minutes prior to the start time of the Annual Meeting. You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting website. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted in accordance with the Annual Meeting’s Rules of Conduct (which will be available on the Annual Meeting website) that are pertinent to the Company and the meeting matters, as time permits. To ensure that the Annual Meeting is conducted in a manner that is fair to all shareholders, the Chairman of the Board (or such other person designated by our Board) may exercise discretion in recognizing questions, the order in which questions are answered, and the amount of time devoted to questions. Any appropriate questions that we do not answer during the Annual Meeting will be addressed on the Company’s website.

Each reference in this Proxy Statement to a “fiscal” year is to our fiscal year ended or ending, as applicable, on September 30 of the referenced year. Because the Annual Meeting is virtual and being conducted electronically, shareholders may not attend the Annual Meeting in person.

Only holders of record of the Company’s common shares (the “Common Shares”) at the close of business on Monday, December 1, 2025 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 58,007,149 Common Shares outstanding. Holders of Common Shares as of the Record Date are entitled to one vote for each Common Share held. There are no cumulative voting rights.

The Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission (the “SEC”). Under these rules, many of the Company’s shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders, this Proxy Statement, a form of proxy and the Company’s 2025 Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy materials over the Internet and how shareholders can receive a paper copy of such materials. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper or electronic copy of the proxy materials. The Company believes this process conserves natural resources and reduces the costs of printing and distributing proxy materials. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice itself is not a form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on January 26, 2026: The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Company’s 2025 Annual Report are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy materials, cast their vote and request to receive proxy materials in paper form by mail or electronically by e-mail on a going-forward basis.

If you received a copy of the proxy materials by mail, a form of proxy, also known as a proxy card, for use at the Annual Meeting was included. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if you received a copy of the proxy materials by mail or electronically by e-mail or if you received the Notice of Internet Availability of Proxy Materials, as applicable, you may transmit your voting instructions electronically at www.proxyvote.com or by using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials. The deadline for transmitting voting instructions electronically or telephonically before the Annual Meeting is 11:59 P.M., Eastern Time, on January 25, 2026. You may also vote during the Annual Meeting via the Internet by going to www.virtualshareholdermeeting.com/SMG2026 and following the instructions printed on your form of proxy or Notice of Internet Availability of Proxy Materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give voting instructions and confirm that such voting instructions have been properly recorded.

If you are a registered shareholder (which may include current and former associates who are no longer actively participating in the Discounted Stock Purchase Plan), you may revoke your proxy at any time before it is voted at the Annual Meeting by: (i) giving written notice of revocation to the Corporate Secretary of the Company; (ii) revoking via the Internet site stated on the Notice of Internet Availability of Proxy Materials; (iii) using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials and electing “revocation” as instructed; or (iv) participating in the Annual Meeting virtually and voting again. If you are a registered shareholder, you may change your vote at or prior to the Annual Meeting by: (1) executing and returning to the Company a later-dated form of proxy; (2) submitting a later-dated electronic vote through the Internet site stated on the Notice of Internet Availability of Proxy Materials; (3) voting by telephone at a later date; or (4) participating in the Annual Meeting virtually and voting again.

If you hold your Common Shares in “street name” with a broker/dealer (which may include current associates who are actively participating in the Discounted Stock Purchase Plan), financial institution or other nominee or holder of record, you are urged to carefully review the information provided to you by the broker/dealer, financial institution or other nominee or holder of record. This information will describe the procedures you must follow to instruct the holder of record how to vote your Common Shares held in “street name” and how to revoke any previously-given voting instructions. If you do not provide voting instructions to your broker/dealer, financial institution or other nominee or holder of record within the required time frame before the Annual Meeting, your Common Shares will not be voted by the broker/dealer, financial institution or other nominee or holder of record on any matters considered non-routine, including the election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the approval of the amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Your broker/dealer, financial institution or other nominee or holder of record will have discretion to vote your Common Shares on routine matters, including the ratification of the selection of the Company’s independent registered public accounting firm.

The Company will bear the costs of soliciting proxies on behalf of the Board and tabulating your votes. The Company has retained Broadridge Financial Solutions, Inc. to assist in distributing the proxy materials. Directors, officers and certain employees of the Company may solicit your votes personally, by telephone, by e-mail or otherwise, in each case without additional compensation. If you provide voting instructions or participate in the Annual Meeting through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company will reimburse its transfer agent, EQ Shareowner Services, as well as broker/dealers, financial institutions and other custodians, nominees and fiduciaries, for forwarding proxy materials to shareholders, according to certain regulatory fee schedules.

If you participate in The Scotts Company LLC Retirement Savings Plan (the “RSP”), a qualified 401(k) plan, and Common Shares have been allocated to your account in the RSP, you are entitled to instruct the trustee of the RSP how to vote such Common Shares. You may receive your form of proxy with respect to your RSP Common Shares separately. If you do not give the trustee of the RSP voting instructions, the trustee will not vote such Common Shares at the Annual Meeting.

Under the Company’s Code of Regulations, the presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Common Shares represented by properly executed forms of proxy, including proxies reflecting abstentions, which are returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum. Broker non-votes, where broker/dealers, financial institutions or other nominees or holders of record who hold their beneficial shareholder customers’ Common Shares in “street name” sign and submit proxies for such Common Shares but fail to vote on non-routine matters because they were not given instructions from their customers, are also counted for the purpose of establishing a quorum.

The results of shareholder voting at the Annual Meeting will be tabulated by or under the direction of the inspector of election appointed by the Board for the Annual Meeting.

Common Shares represented by properly executed forms of proxy returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be voted as specified by the shareholder. Common Shares represented by valid proxies timely received prior to the Annual Meeting that do not specify how the Common Shares should be voted will, to the extent permitted by applicable law, be voted by the proxies:

1.FOR the election as directors of the Company of each of the four nominees of the Board listed below under the caption “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS”;

2.FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as described below under the caption “PROPOSAL NUMBER 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)”;

3.FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 as described below under the caption “PROPOSAL NUMBER 3 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; and

4.FOR the approval of an amendment and restatement of the Long-Term Incentive Plan to increase the maximum number of common shares available for grant to participants under the plan as described below under the caption “PROPOSAL NUMBER 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY LONG-TERM INCENTIVE PLAN.”

The nominees for election as Class I directors receiving the greatest number of votes “For” election will be elected as directors of the Company. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted “For” the election of the Board’s nominees, unless otherwise specified. Abstentions and Broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees of the Board, as applicable.

Approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the voting power present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect and will not be counted with respect to Proposal 2 or Proposal 4. We expect there will be no broker non-votes with respect to Proposal 3, since brokers have discretionary voting authority with respect to this proposal.

No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

THE BOARD OF DIRECTORS

Current Composition

There are currently twelve individuals serving on the Board, which is divided into three classes, with each class serving a three-year term on a staggered basis. The Class I directors currently hold office for terms expiring at the Annual Meeting, the Class II directors hold office for terms expiring in 2027 and the Class III directors hold office for terms expiring in 2028.

Experiences, Skills and Qualifications

The Nominating and Governance Committee (the “Governance Committee”) is responsible for identifying candidates to become directors and recommending director nominees to the Board. In reviewing Board candidates, the Governance Committee evaluates a candidate’s overall credentials and background but does not have any specific eligibility requirements or minimum qualifications. In general, directors are expected to have the education, business and other experience and current insight necessary to contribute to the Board’s performance of its functions, the interest and time to be actively engaged with the Company’s management team, and the functional skills, leadership, diversity, experience and other attributes that the Board believes will contribute to the development and expansion of the Board’s knowledge and capabilities.

The strength of the Board is its combined experiences and its collaborative and engaged spirit. The Board includes professionals with a range of experiences including business and military leaders, bankers, regulators and advertisers.

Set forth below is a general description of the types of experiences the Board and the Governance Committee believe are particularly relevant to the Company:

•Leadership Experience — Directors who have significant leadership experience in major organizations over an extended period of time, such as corporate or governmental senior executives, provide the Company with valuable insights gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities that senior management handles and the role directors play in overseeing the affairs of large organizations. Almost every current director has significant experience leading complex organizations.

•Marketing — Directors with experience understanding consumers’ desires and preferences and the rapidly changing ways in which consumers — young and old alike — receive information and form and convey their preferences, deliver valuable marketing insights that can benefit the Company’s performance, especially as consumers shift to new media and formats.

•Retail Experience — Directors with significant experience in the retail industry bring valuable insights that can assist the Company in managing its relationships with its largest retail customers. In addition, directors with experience and insight on traditional and developing routes to the consumer can help the Company excel.

•Innovation and Technology Experience — Directors with innovation and technology (including cybersecurity) experience add significant value to the Board, especially in light of the Company’s continued focus on driving innovation in product development and design, communications and business operations.

•Financial Experience — Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to a large, complex business, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help provide effective oversight of the Company’s financial covenants and processes.
•Governmental Experience — Directors with governmental experience are beneficial because our industry is heavily regulated and is directly affected by actions and decisions of federal, state, local and other governmental agencies. The Company recognizes the importance of working constructively with governments, and directors with governmental experience offer valuable insight in this regard.

•Consumer Industry Experience — Directors with experience identifying and developing products that are desirable to consumers in an evolving marketplace bring valuable skills that can positively impact the Company’s performance.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each director to serve as a member of the Board is included in the director biographies.

Diversity

The Board believes that diversity is one of many important considerations in board composition. When identifying and evaluating potential candidates for the Board, the Governance Committee will consider any combination of desirable qualities including, without limitation: independence; judgment; character, ethics and integrity; diversity (including diversity of race, ethnicity, gender, education, experience, viewpoints, background and skills); business or other relevant experience, skills and knowledge useful to the oversight of the Company’s business, experience with businesses and organizations of comparable size or scope, experience as an executive of, or adviser to, a publicly-traded or private company, experience, skills and knowledge relative to other Board members, and specialized experience, skills or knowledge; and such other factors deemed appropriate, in each case, in light of the Board’s needs. The Governance Committee will actively seek to identify minorities and women to include in the pool of potential candidates for the Board.

The Governance Committee believes that the Company’s current directors, as a group, reflect a diverse mix of skills, experiences, backgrounds and opinions helpful to foster an effective decision-making environment and promote the Company’s culture. Board member experiences cover a wide range of industries and sectors, including consumer products, technology, financial services, governmental, military, media, regulatory and consulting. Katherine Hagedorn Littlefield, one of the Board’s two female directors, chairs one of the Board’s five standing committees and has served as Vice Chair of the Board since 2013. In addition, Brian E. Sandoval self-identifies as Hispanic/Latino, Edith Avilés self-identifies as Hispanic/Latina and Mark D. Kingdon self-identifies as Native American.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that the Board believes is most appropriate for and in the best interests of the Company and its shareholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its shareholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer (“CEO”). This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when deemed appropriate.

Currently, the Company is led by James Hagedorn, who has served as CEO since May 2001 and Chairman of the Board since January 2003. The Board believes that combining the roles of Chairman of the Board and CEO is in the best interests of the Company and its shareholders at this time as this structure fully utilizes the talent and experience of Mr. J. Hagedorn. The Board believes its decision to appoint Mr. J. Hagedorn to lead the Board promotes unification and direction, allowing for increased operational effectiveness and strong, efficient leadership. The Board believes facilitating a seamless and regular flow of information between management and the Board has been advantageous to the Company and Mr. J. Hagedorn is best positioned to accomplish this objective.

In addition to Mr. J. Hagedorn, the Board is currently comprised of eleven non-employee directors, eight of whom qualify as independent (all of the non-employee directors other than Ms. Littlefield, Mr. Hanft and Mr. Miaritis). In accordance with the Company’s Corporate Governance Guidelines and applicable sections of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), the non-employee directors of the Company regularly meet in executive session. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. In addition, the independent directors of the Company meet at least annually and more frequently as matters appropriate for their consideration arise.

The directors first elected Peter E. Shumlin to serve as the Company’s Lead Independent Director in November 2023. As Lead Independent Director, Mr. Shumlin:

•has the ability to call meetings of independent and/or non-employee directors;

•presides at meetings of non-employee and/or independent directors;

•consults with the Chairman of the Board and CEO with respect to appropriate agenda items for meetings of the Board;

•serves as a liaison between the Chairman of the Board and the independent directors;

•has the ability, in consultation with the Vice Chair, to approve the retention of outside advisors and consultants who report directly to the Board on critical issues;

•has the ability to approve the retention of outside advisors and consultants who report directly to the independent directors of the Board on critical issues, as needed or deemed appropriate;

•can be contacted directly by shareholders; and

•performs such other duties as the Board may delegate to him from time to time.

In addition, the directors have elected Ms. Littlefield to serve as Vice Chair of the Board in each year since 2013. As Vice Chair, Ms. Littlefield:

•presides at meetings of the Board in the Chairman of the Board’s absence;

•presides at meetings of the shareholders in the Chairman of the Board’s absence;

•has the ability, in consultation with the Lead Independent Director, to approve the retention of outside advisors and consultants who report directly to the Board on critical issues; and

•performs such other duties as the Board may delegate to her from time to time.

The Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Compensation and Organization Committee (the “Compensation Committee”); (3) the Governance Committee; (4) the Finance Committee; and (5) the Innovation and Technology Committee. Each of the Audit Committee, Compensation Committee and Governance Committee is comprised entirely of independent directors.

The Board believes that its current leadership structure — including combined Chairman of the Board and CEO roles, a Lead Independent Director, a Vice Chair of the Board and key committees comprised solely of independent directors — provides an appropriate balance among strategy development, operational execution and independent oversight and is in the best interests of the Company and its shareholders.

Board Role in Risk Oversight

It is management’s responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the Board’s responsibility to oversee the Company’s strategic plans and ensure that management is taking appropriate action to identify, evaluate, manage and mitigate the risks associated with those plans. The Board administers its risk oversight responsibilities through active review and discussion of enterprise-wide risks and by delegating certain risk oversight responsibilities to Board committees for further consideration and evaluation. The decision to administer the Board’s oversight responsibilities in this manner significantly impacts the Board’s leadership and committee structure.

As the roles of Chairman of the Board and CEO are combined, the directors annually elect a Lead Independent Director to enhance oversight of management and the potential risks facing the Company. In addition, the Board is predominantly comprised of independent directors and all members of the required Board committees — the Audit Committee, the Compensation Committee and the Governance Committee — are independent. The checks and balances provided by our leadership structure help to ensure that key decisions made by the Company’s senior management, up to and including the CEO, are reviewed and overseen by independent directors of the Board.

In some cases, risk oversight is addressed by the full Board as part of its engagement with the CEO and other members of senior management. In other cases, the Board has delegated risk management oversight responsibilities to certain committees, each of which reports regularly to the full Board. The Board believes delegation of certain oversight responsibilities to committees allows the Company to benefit from the relevant expertise of the applicable committee as well as the responsive flexibility often realized through smaller groups.

The full Board conducts a comprehensive annual review of the Company’s overall strategic plan and the strategic plans for each of the Company’s business units, including associated risks. In connection with the Board’s risk oversight responsibilities, management periodically provides the Board with reports regarding the significant risks facing the Company and how the Company is seeking to manage or mitigate those risks.

The Board also has responsibility for ensuring that the Company maintains appropriate succession plans for its senior officers and conducts an annual review of the Company’s succession plan. In recent years, we experienced management transitions involving our Chief Financial Officer, Chief Operating Officer, Chief Human Resources Officer and Chief Legal Officer. The Board believes its succession planning initiatives resulted in minimal disruptions of the Company’s operations as a result of these management transitions.

The Audit Committee oversees the Company’s compliance with legal and regulatory requirements and its overall risk management process and has oversight responsibility for financial risks as well as cyber and information security risks. (For additional details, see the section captioned “Cybersecurity Matters” for more information.) As part of its oversight role, the Audit Committee regularly reviews risks relating to the Company’s key accounting policies and receives reports regarding the Company’s most significant internal controls and compliance risks from the Company’s Chief Financial Officer as well as its internal auditors. Representatives of the Company’s independent registered public accounting firm attend each Audit Committee meeting, regularly make presentations to the Audit Committee and comment on management presentations. In addition, the Company’s Chief Financial Officer and internal auditors, as well as representatives of the Company’s independent registered public accounting firm, individually meet in private session with the Audit Committee on a regular basis, affording ample opportunity to raise any concerns with respect to the Company’s risk management practices.

The Compensation Committee oversees risks relating to the Company’s compensation programs and practices. As discussed in more detail in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis, the Compensation Committee employs an independent compensation consultant to assist it in reviewing the Company’s compensation programs, including the potential risks created by and the other impacts of these programs. Together, with the Governance Committee, the Compensation Committee oversees compliance with the Company’s Related Person Transaction Policy.

The Governance Committee oversees risks related to the Company’s governance structure and other corporate governance matters and processes and, in coordination with the Innovation and Technology Committee, sustainability related initiatives. Together with the Compensation Committee, the Governance Committee oversees compliance with the Company’s Related Person Transaction Policy. The Governance Committee regularly reviews the Company’s key corporate governance documents, including the Corporate Governance Guidelines, the Related Person Transaction Policy and the Insider Trading Policy, to ensure that the documents continue to comply with the changing legal and regulatory environment and appropriately enable the Board to fulfill its oversight responsibilities.

Cybersecurity Matters

The Board has overall oversight responsibility for our risk management and has delegated oversight of cybersecurity risks to our Audit Committee, including overseeing the actions management has taken to identify, monitor and control such exposure. On a quarterly basis, the Audit Committee reviews the measures implemented by the Company to identify and mitigate data protection and cybersecurity risks. As part of our continued investment in developing the Company’s overall enterprise risk management program, the Audit Committee receives reports and presentations from management which address a range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment and technological trends. Our Chief Information Security Officer (“CISO”) and information security management team report to our Audit Committee on a quarterly basis on cybersecurity matters.

At the management level, our CISO leads the team responsible for implementing, monitoring and maintaining information security, including data protection practices across our business. Our CISO receives reports on cybersecurity threats from both our internal personnel and external partners on a regular basis. Our Chief Operating Officer and Chief Financial Officer receive regular reports from our CISO on the information security program and measures implemented by the Company to identify and mitigate cybersecurity risks. Our CISO works closely with our legal team to ensure compliance with legal and regulatory cybersecurity requirements. Our CISO has over a decade of cybersecurity and risk management experience and holds CISA, CISM and CISSP certifications as well as a bachelor’s degree in Business Information Systems.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

At the Annual Meeting, four Class I directors will be elected. All four individuals nominated by the Board for election as directors at the Annual Meeting are currently serving as Class I directors — James Hagedorn, Edith Avilés, Roberto Candelino and Mark D. Kingdon.

The individuals elected as Class I directors at the Annual Meeting will hold office for a three-year term expiring at the 2029 Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The individuals designated as proxy holders in the form of proxy intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy or through the telephone or Internet voting procedures. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director of the Company if elected. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, then the individuals designated as proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board following recommendation by the Governance Committee. The individuals designated as proxy holders cannot vote for more than four nominees for election as Class I directors at the Annual Meeting.

The following information, as of December 12, 2025, with respect to the age, principal occupation or employment, other affiliations and business experience of each continuing director or nominee for election as a director, has been furnished to the Company by each such director or nominee.

Nominees Standing for Election to the Board of Directors

Class I — Terms to Expire at the 2026 Annual Meeting

James Hagedorn, age 70, Director of the Company since 1995 and Chairman of the Board since 2003

Mr. J. Hagedorn has served as CEO of the Company since May 2001 and as Chairman of the Board since January 2003. He also served as President of the Company from October 2023 until November 2024 as well as from October 2015 until February 2016. Mr. J. Hagedorn is a general partner of the Hagedorn Partnership, L.P., the largest shareholder of the Company. Mr. J. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company and the father of Christopher J. Hagedorn, an executive officer of the Company.

Having joined the Company in 1987 and the Board in 1995, and with service as CEO and Chairman of the Board for nearly two decades, Mr. J. Hagedorn has more working knowledge of the Company and its products than any other individual. During his career at the Company, Mr. J. Hagedorn has developed extensive leadership, international and marketing/consumer industry experience that has proven invaluable as he leads the Board through a wide range of issues.

Edith Avilés, age 60, Director of the Company since 2023
Ms. Avilés was a Managing Director, Global Investor Relations of Clayton, Dubilier & Rice (“CDR”), a private equity firm with offices in New York and London until March 2023. Prior to joining CDR in February 2022, Ms. Avilés served as Vice Chair and Executive Committee Member, Americas of Natixis, a French corporate and investment bank that she initially joined in 2017.

Ms. Avilés has over 30 years of experience in the finance industry, where she was responsible for key client relationships and executed growth strategies delivering strong financial performance across complex global organizations. While at Natixis, Ms. Avilés held several senior management roles including Global Co-Head of Financial Sponsor Coverage responsible for teams managing relationships with private equity clients across Europe, Asia and the USA. She was also Head of Coverage leading teams across the Americas and Canada in client development and diversification across industries. Before joining Natixis, Ms. Avilés held several senior management and investment banking positions at BNP Paribas, including Regional Head of Hispanic Latin America and Country Head of Mexico. Ms. Avilés’ extensive leadership experience at large financial and strategic organizations provides valuable benefits to the Board. Ms. Avilés qualifies as an “audit committee financial expert” as that term is defined in the applicable rules and regulations of the SEC (“SEC Rules”) and her financial experience is particularly valuable to the Board in her role as a member of the Audit Committee.

Committee Memberships: Audit; Innovation and Technology

Roberto Candelino, age 51, Director of the Company since 2024

Mr. Candelino has served as the CEO of PetSafe Brands, the world’s leading pet-technology and services company, since 2022. He also serves on its Board of Directors. Prior to joining PetSafe, Mr. Candelino spent 25 years with Unilever in a variety of roles and with increasing responsibilities, the latest of which was CEO of Unilever Thailand and Regional Head of Inland ASEAN.

Mr. Candelino’s innovation, technological and marketing experience in addition to his consumer goods background makes him a valuable resource at a time when we are investing heavily in our brands and evolving our lawn and garden business for future growth. Mr. Candelino qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC Rules and his financial experience is particularly valuable to the Board in his role as a member of the Audit Committee. Mr. Candelino was recommended to the Board by an executive officer.

Committee Memberships: Innovation and Technology (Chair); Audit

Mark D. Kingdon, age 62, Director of the Company since 2023

Mr. Kingdon is the founder of Quixotic Ventures which invests in early-stage consumer internet companies. Prior to establishing Quixotic Ventures in 2010, he served as CEO of Linden Lab, an early metaverse player, and Organic, Inc., a web development and digital marketing firm.

Mr. Kingdon has over 30 years of business experience having held senior executive positions from president and CEO to founder of companies in the consumer, technology and digital spaces, among others. He has notable experience in finance, marketing, branding, innovation, business transformation and emerging technologies with a track record of achieving groundbreaking results.

Mr. Kingdon’s entrepreneurial and financial acumen coupled with his experience in digital marketing and emerging technologies provide value to the Board as the Company’s markets and consumers evolve. Mr. Kingdon qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC Rules and his financial experience is particularly valuable to the Board in his role as a member of the Audit Committee, the Compensation Committee and the Finance Committee. Mr. Kingdon was recommended to the Board by a non-management director.

Committee Memberships: Audit; Compensation; Finance

Class II — Terms to Expire at the 2027 Annual Meeting

Nick Miaritis, age 42, Director of the Company since 2025

Mr. Miaritis has been an executive at VaynerMedia LLC since 2018 serving as its Chief Client Officer since 2023.

Mr. Miaritis has approximately two decades of experience leading brand partnerships including leading teams that created some of the most recognized campaigns in the advertising industry. Mr. Miaritis is passionate about technology and serves as an advisor to startups.

Committee Memberships: Finance; Innovation

A. Scott Miller, age 64, Director of the Company since 2025

Mr. Miller is a retired four-star general in the United States Army. He supported, led and shaped challenging national security issues at the highest levels of the U.S. government. He is a former Delta Force commander and served as the final commander of NATO’s Resolute Support Mission and as commander of the United States Forces in Afghanistan from September 2018 through July 2021. Previously, he served as commander of the Joint Special Operations Command.

Mr. Miller has over two decades of experience in the deployment and tactical use of drones and global logistics planning and execution and is the recipient of the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit.

Mr. Miller has been a Senior Advisor of Orbis Operations, LLC, a security services provider, since 2022. He also served as the Executive Chairman of Prairie Fire Nevada from 2023 through 2025 and as a senior advisor to Sig-Sauer from 2021 through 2025. Mr. Miller has served on the Board of Directors of Workhorse Group, Inc. (a manufacturer of electric vehicles) since 2022 where he serves on the Human Resource Management and Compensation Committee.

With more than 38 years of active military service and significant leadership experience, Mr. Miller brings extensive leadership, strategy and innovation experience to the Board.

Committee Memberships: Innovation and Technology; Governance

Brian E. Sandoval, age 62, Director of the Company since 2022

Mr. Sandoval has served as President of the University of Nevada, Reno since September 2020.

Mr. Sandoval served two terms as the 29th Governor of the State of Nevada, having held office from 2011 to 2019. Prior to serving as Governor, he served as a Judge of the U.S. District Court for the District of Nevada, the Attorney General of Nevada and for four years in the Nevada Assembly. He served as Chairman of the National Governors Association from 2017 to 2018. In addition, Mr. Sandoval was a member of the Board of Directors of Coeur Mining, Inc. from 2019 to 2020 where he also served on the Environmental, Health, Safety and Corporate Responsibility Committee and Audit Committee, and as the President of Global Gaming Development of MGM Resorts International from 2019 to 2020. Mr. Sandoval has served on the Board of Southwest Gas Holdings, Inc. (a publicly-owned natural gas utility located in the western U.S.) since May 2025 where he is also a member of the Compensation Committee and member of the Nominating and Corporate Governance Committee.

We believe Mr. Sandoval’s governmental background as a former governor, federal judge, state attorney general and state legislator, and experience in ESG oversight, human capital management and leading large complex organizations, including a major educational institution, benefits the Board and the Company’s shareholders.

Committee Memberships: Compensation (Chair); Governance

Peter E. Shumlin, age 69, Director of the Company since 2017 and Lead Independent Director since 2023

Mr. Shumlin is a director at Putney Student Travel which provides educational summer programs for students around the globe. He is also a principal in numerous real estate partnerships specializing in commercial and residential properties.

Mr. Shumlin served three terms as the 81st Governor of the State of Vermont, having held office from 2011 to 2017. Prior to serving as Governor, he served two terms in the Vermont House of Representatives and 14 non-consecutive years in the Vermont Senate, serving on the Rules Committee, the Finance Committee, the Transportation Committee, the Appropriations Committee and as Senate President Pro Tempore. Mr. Shumlin has served on the Board of FLUENT Corp., a vertically-integrated cannabis company, since July 2025.

Mr. Shumlin’s lengthy public service career provides in-depth knowledge of government, public policy, legal, finance, governance and leadership matters. We believe his unique experience and skill set make him a valuable asset to the Board.

Committee Memberships: Compensation; Governance

Class III — Terms to Expire at the 2028 Annual Meeting

David C. Evans, age 62, Director of the Company since 2018

Mr. Evans is a director of Cardinal Health Inc. (“Cardinal Health”), a global integrated healthcare services and products company. Mr. Evans serves on the Audit (Chair) and Human Resource and Compensation Committees at Cardinal Health.

Mr. Evans served as Executive Vice President & Interim Chief Financial Officer of the Company from August 2022 until November 2022.

Mr. Evans served as the Interim Chief Financial Officer of Cardinal Health from September 2019 until May 2020, after a transition role beginning in July 2019. Mr. Evans previously served as Executive Vice President and Chief Financial Officer of Battelle Memorial Institute (“Battelle”), a private research and development organization, from March 2013 until January 2018. Mr. Evans’ responsibilities at Battelle included strategy, information technology and cybersecurity. Prior to joining Battelle, Mr. Evans served in various managerial roles at the Company, including, most recently, Chief Financial Officer and Executive Vice President, Strategy and Business Development from September 2006 until February 2013.

Mr. Evans’ public company leadership experience, financial acumen and intimate familiarity with the Company and the lawn and garden industry makes him uniquely qualified to serve as a member of the Board. Mr. Evans qualifies as an “audit committee financial expert” as that term is defined in the SEC Rules and his financial experience, including capital markets, investor relations and cybersecurity experience, are particularly valuable to the Board in his service as Chair of the Audit Committee and member of the Finance Committee.

Committee Memberships: Audit (Chair); Finance

Adam Hanft, age 75, Director of the Company since 2010

Mr. Hanft is the founder and Chief Executive Officer of Hanft Ideas LLC (“Hanft Ideas”), a strategic consultancy that provides marketing, branding, and consumer insight support to leading consumer and business-to-business companies. These include many leading digital brands ranging from cybersecurity to artificial intelligence, digital health, fintech, foodtech and adtech. Mr. Hanft is also an operating partner at Shine Capital, a leading early-stage venture firm, where he is active in reviewing potential investments and providing strategic and marketing services to portfolio companies. In addition, he serves as an advisor to the March Group, a venture firm focused on technology in food and agriculture. Mr. Hanft also serves as a director for 1-800-FLOWERS.COM Inc. since 2019, and sits on a number of start-up boards as well as advisory boards, including AgFunder, GeoSure, Clarity and Sensory Cloud.

He writes broadly about the consumer culture for numerous publications, is a podcast co-host, and is the co-author of “Dictionary of the Future.” He is also a frequent commentator on marketing and branding issues, and a regular columnist on business and cultural trends at Inc. magazine. Mr. Hanft previously served as founder and Chief Executive Officer of Hanft Unlimited, Inc., a marketing organization created in 2004 that included an advertising agency, strategic consultancy and custom-publishing operation.

As the Chief Executive Officer of Hanft Ideas, Mr. Hanft brings his extensive leadership and experience in the fields of strategy, marketing and advertising — as well as his digital technology experience — to the Board. His knowledge of the consumer and retail landscape; the rapidly changing media environment including social media; agtech and the cannabis industry; and the consumer acquisition ecosystem, have proven to be particularly valuable to the Board.

Committee Memberships: Finance; Innovation and Technology

Stephen L. Johnson, age 74, Director of the Company since 2010

Mr. Johnson is the President and Chief Executive Officer of Stephen L. Johnson and Associates Strategic Consulting, LLC (“Johnson and Associates”), a strategic provider of business, research and financial management and consulting services formed in 2009. Prior to forming Johnson and Associates, Mr. Johnson worked for the U.S. Environmental Protection Agency for 30 years, where he became the first career employee and scientist to serve as Administrator, a position he held from January 2005 until January 2009. Mr. Johnson serves as a Trustee of Taylor University.

As President and Chief Executive Officer of Johnson and Associates and the former Administrator of the U.S. Environmental Protection Agency, as well as a lifelong scientist, Mr. Johnson brings considerable leadership in ESG oversight (including serving as the Board liaison to management on ESG matters), human capital management and the innovation and technology arenas to the Board and fulfills the Board’s need for regulatory and environmental expertise as identified by the Governance Committee.

Committee Memberships: Governance (Chair); Compensation; Innovation and Technology

Katherine Hagedorn Littlefield, age 70, Director of the Company since 2000 and Vice Chair since 2013

Ms. Littlefield is a general partner of the Hagedorn Partnership, L.P. She also serves on the board for the Hagedorn Family Foundation, Inc., a charitable organization. She is the sister of James Hagedorn, the Company’s Chairman & Chief Executive Officer.

As a general partner and former Chair of the Hagedorn Partnership, L.P., the Company's largest shareholder, Ms. Littlefield brings a strong shareholder voice to the Board. She also has significant innovation and technology experience, having served on the Company's Innovation and Technology Committee since May 2004, as well as on the Innovation Advisory Board from its formation in 2001 until January 2014 when it was retired.

Committee Memberships: Finance (Chair); Innovation and Technology

Recommendation and Vote

Under Ohio law and the Company’s Code of Regulations, the four nominees identified above for election as Class I directors receiving the greatest number of votes FOR election will be elected as directors of the Company. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless otherwise specified. Abstentions and broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees of the Board, as applicable.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Board Member Attendance at Annual Meeting of Shareholders

The Board held five meetings during fiscal 2025. During fiscal 2025, each Board member attended at least 75% of the aggregate number of Board and applicable committee meetings.

Although the Company does not have a formal policy regarding Board members attendance at annual shareholder meetings, the Company encourages all directors to attend each annual meeting. All of our then-current directors attended the 2025 Annual Meeting of Shareholders held on Monday, January 27, 2025.

Committees of the Board

The Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Compensation Committee; (3) the Governance Committee; (4) the Finance Committee; and (5) the Innovation and Technology Committee. Membership on each of these committees, as of December 17, 2025, is shown in the following chart:

Audit	Compensation and Organization	Nominating and Governance	Finance	Innovation and Technology
David C. Evans (Chair)	Brian E. Sandoval (Chair)	Stephen L. Johnson (Chair)	Katherine Hagedorn Littlefield (Chair)	Roberto Candelino (Chair)
Edith Avilés	Stephen L. Johnson	A. Scott Miller	David C. Evans	Edith Avilés
Roberto Candelino	Mark D. Kingdon	Brian E. Sandoval	Adam Hanft	Adam Hanft
Mark D. Kingdon	Peter E. Shumlin	Peter E. Shumlin	Mark D. Kingdon	Stephen L. Johnson
			Nick Miaritis	Katherine Hagedorn Littlefield
Nick Miaritis
A. Scott Miller

Audit Committee

The Audit Committee consists of David C. Evans (Chair), Edith Avilés, Roberto Candelino and Mark D. Kingdon.

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Audit Committee charter is posted under the “Corporate Governance” heading on the Company’s website at https://investor.scotts.com (information our website, including the Committee charters, is not incorporated by reference in or otherwise considered part of this Proxy Statement). At least annually, in consultation with the Governance Committee, the Audit Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Audit Committee is responsible for: (1) overseeing the accounting and financial reporting processes of the Company, including the audits of the Company’s consolidated financial statements; (2) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company; (3) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other financial/public disclosure related compliance matters; (4) assisting the Board in its oversight of (a) the integrity of the Company’s consolidated financial statements, (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function; (5) overseeing the Company’s risk management protocols including the establishment of policies and guidelines, the identification of principal risk exposures and monitoring and mitigation efforts with respect to such risks including those pertaining to cybersecurity; and (6) undertaking the other matters required by applicable NYSE Rules and SEC Rules.

Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that each member of the Audit Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10A-3 promulgated by the SEC under the Exchange Act. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board has determined that Edith Avilés, Roberto Candelino, David C. Evans and Mark D. Kingdon each qualify as an “audit committee financial expert” as that term is defined in the applicable SEC Rules. None of the current members of the Audit Committee serves on the audit committee of more than two other public companies.

The Audit Committee met eight times during fiscal 2025.

The Report of the Audit Committee begins on page 87.

Compensation and Organization Committee

The Compensation Committee consists of Brian E. Sandoval (Chair), Stephen L. Johnson, Mark D. Kingdon and Peter E. Shumlin.

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Compensation Committee charter is posted under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Compensation Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Compensation Committee is responsible for determining all elements of executive compensation and benefits for our CEO and other key executives of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table (the “NEOs”). As part of this process, the Compensation Committee determines the general compensation philosophy applicable to these individuals. In addition, the Compensation Committee advises the Board regarding executive officer organizational issues and succession plans. The Compensation Committee also acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit or retirement plan maintained by the Company, and administers The Long-Term Incentive Plan, The Scotts Company LLC Executive Incentive Plan (the “EIP”), the Discounted Stock Purchase Plan and The Scotts Company LLC Executive Retirement Plan (the “ERP”).

Pursuant to its charter, the Compensation Committee has authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms of any such counsel, consultants or experts. During fiscal 2025, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as an independent compensation consultant to advise the Compensation Committee with respect to best practices and competitive trends in the area of executive compensation, as well as on-going regulatory considerations. FW Cook provided guidance to assist the Compensation Committee in determining the compensation structure for our NEOs and other key management employees but did not provide any consulting services directly to management. The role of FW Cook is further described in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10C-1 promulgated by the SEC under the Exchange Act and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee met eight times during fiscal 2025.

The Compensation Discussion and Analysis begins on page 26. The Compensation Committee Report appears on page 41.

Nominating and Governance Committee

The Governance Committee consists of Stephen L. Johnson (Chair), A. Scott Miller, Brian E. Sandoval and Peter E. Shumlin.

The Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Governance Committee charter is posted under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com. At least annually, the Governance Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Governance Committee recommends nominees for membership on the Board as well as policies regarding the composition of the Board generally. The Governance Committee also makes recommendations to the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board and of management (in the areas of Board relations and corporate governance), director compensation and corporate governance practices. The Governance Committee is responsible for developing a policy regarding the consideration of candidates recommended by shareholders for election or appointment to the Board and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements that may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees for election or appointment to the Board, the Governance Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance Committee is also responsible for developing and recommending to the Board corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board. Finally, the Governance Committee is responsible for overseeing the Company’s corporate social responsibility programs and goals and the Company’s progress toward achieving those goals.

The Board has determined that each member of the Governance Committee satisfies the applicable independence requirements set forth in the NYSE Rules.

The Governance Committee met seven times during fiscal 2025.

Finance Committee

The Finance Committee consists of Katherine Hagedorn Littlefield (Chair), David C. Evans, Adam Hanft, Mark D. Kingdon and Nick Miaritis.

The Finance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Finance Committee charter is posted under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Finance Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Finance Committee assists the Board in the oversight of the finance and investment functions of the Company, the Company’s capital structure and the financing and financial structure of proposed acquisitions and divestitures in which the Company engages as part of its business strategy from time to time. In discharging these duties, the Finance Committee oversees a broad range of financial matters, including the Company’s capital expenditures budget, investment policies, stock repurchase programs, dividend payments, cash management and corporate financing matters. The Finance Committee also advises the Board with respect to acquisitions, divestitures, other significant corporate transactions and integration of acquired businesses and business development opportunities. Pursuant to its charter, and delegation approved by the Board, the Finance Committee is responsible for approving certain acquisition, divestiture and corporate financing transactions.

The Finance Committee met seven times during fiscal 2025.

Innovation and Technology Committee

The Innovation and Technology Committee consists of Roberto Candelino (Chair), Edith Avilés, Adam Hanft, Stephen L. Johnson, Katherine Hagedorn Littlefield, Nick Miaritis and A. Scott Miller.

The Innovation and Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Innovation and Technology Committee charter is posted under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Innovation and Technology Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Innovation and Technology Committee assists the Board in its oversight of management’s activities and processes related to the development of the Company’s technology plans, commercial and technical innovation strategies and in consultation with the Governance Committee, providing guidance with regard to the Company’s sustainability policies and practices as they relate to the Company’s existing and new product technologies and its marketing and branding programs.

The Innovation and Technology Committee met four times during fiscal 2025.

Compensation and Organization Committee Interlocks and Insider Participation

With respect to fiscal 2025 and from October 1, 2025, through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers served on the Company’s Compensation Committee or Board, or any other relationship required to be disclosed in this section under applicable SEC Rules.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In accordance with applicable sections of the NYSE Rules, the Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees. The Board, with the assistance of the Governance Committee, annually reviews the Corporate Governance Guidelines to ensure they remain in compliance with all applicable requirements and appropriately address evolving corporate governance issues.

The Corporate Governance Guidelines are posted under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com.

Director Independence

In consultation with the Governance Committee, the Board has reviewed, considered and discussed the relationships, both direct and indirect, of each current director or nominee for election as a director with the Company and its subsidiaries, including those listed under the section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” and the compensation and other payments each director and each nominee has, both directly and indirectly, received from or made to the Company and its subsidiaries, to determine whether such director or nominee satisfies the applicable independence requirements set forth in the NYSE Rules and the SEC Rules. As part of its independence analysis, the Board considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director or nominee may have with the Company.

Based upon the recommendation of the Governance Committee and its own review, consideration and discussion, the Board has determined that the following Board members serving at any time during fiscal 2025 satisfy the applicable independence requirements set forth in the NYSE Rules and the SEC Rules and are, therefore, “independent” directors:

(1) Edith Avilés	(6) Mark D. Kingdon
(2) Roberto Candelino	(7) A. Scott Miller
(3) David C. Evans	(8) Brian E. Sandoval
(4) Stephen L. Johnson	(9) Peter E. Shumlin
(5) Thomas N. Kelly Jr. (term ended January 31, 2025)	(10) John R. Vines (retired July 31, 2025)

The Board determined that: (a) Mr. J. Hagedorn is not independent because he is the Company’s CEO; (b) Ms. Littlefield is not independent because she is the sister of Mr. J. Hagedorn; (c) Mr. Hanft is not independent because he has received consulting compensation from the Company within the last three years that exceeds the applicable threshold under the NYSE director independence rules; and (d) Mr. Miaritis is not independent because he works as Chief Client Officer of VaynerMedia LLC which provided services to the Company in connection with various media productions for the Company within the last three years in exchange for consideration that exceeds the applicable threshold under the NYSE director independence rules.

Nominations of Directors

The Board, taking into account the recommendations of the Governance Committee, selects nominees to stand for election to the Board. The Governance Committee considers candidates for the Board from any reasonable source, including current director, management and shareholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. Pursuant to its written charter, the Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms of any such consultant or search firm.

Shareholders may recommend director candidates for consideration by the Governance Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation must include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, must accompany any such recommendation.

Communications with the Board

The Board believes it is important for shareholders and other interested persons to have a process pursuant to which they can send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the Lead Independent Director, the non-employee directors as a group, the independent directors as a group or any particular director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Lead Independent Director,” to the “Non-employee Directors” or “Independent Directors” as a group or to the “Board of Directors” as a whole, and sending it in care of the Company to the Company’s principal corporate offices at 14111 Scottslawn Road, Marysville, Ohio 43041. All such correspondence should identify the author as a shareholder or other interested person, explain such person’s interest and clearly indicate to whom the correspondence is directed. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. Copies of all correspondence will be circulated to the appropriate director or directors. There is no screening process in respect of communications from shareholders and other interested persons.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics (“Code of Ethics”), which is available under the “Corporate Governance” heading on the Company’s website located at https://investor.scotts.com. All employees of the Company and its subsidiaries, including each NEO, and all directors of the Company are required to comply with the Code of Ethics. The Sarbanes-Oxley Act of 2002 and the SEC Rules promulgated thereunder require companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedures for addressing these matters are set forth in the Code of Ethics.

Any amendments or waivers of the Code of Ethics will be promptly disclosed to the public, as required by applicable law, on the Company’s website located at https://investor.scotts.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

This Non-Employee Director Compensation section provides our shareholders with an overview of our board compensation structure and key factors that are considered when determining the structure of our plan.

Benchmarking Non-Employee Director Compensation

The Board believes that non-employee director compensation should be competitive with similarly situated companies and encourage high levels of ownership of Common Shares. To ensure competitive pay, the Board periodically engages an independent outside consultant to conduct a benchmark study. The Board engaged FW Cook to conduct a benchmark study of non-employee director compensation (the “2024 Benchmark Study”) during the 2024 calendar year. The 2024 Benchmark Study compared each element of non-employee director compensation against the peer group used to benchmark NEO compensation (the "Compensation Peer Group"). The 2024 Benchmark Study showed that the current overall compensation for our non-employee directors is positioned above the 75th percentile of the Compensation Peer Group, excluding the Lead Independent Director. As such, the Company did not implement any changes to the non-employee director compensation structure for the 2025 calendar year.

For further discussion of the Compensation Peer Group, see the section captioned “Our Compensation Practices — Compensation Peer Group” within the Compensation Discussion and Analysis. Although the Board establishes the non-employee director compensation on a calendar year basis, director compensation amounts are presented on a fiscal year basis in this Proxy Statement, except where otherwise specified.

Non-Employee Director Compensation Structure for 2025

The annual Board retainer paid by the Company to the non-employee directors for the 2025 calendar year consisted of a mix of quarterly cash retainer payments and an annual grant of RSUs. The Company does not provide additional compensation for serving as a committee chair, serving as a committee member or attending Board or committee meetings. The Lead Independent Director receives additional RSUs for serving in that role.

To better leverage the collective skills and experience of the Company’s non-employee directors, the Company expects each non-employee director to dedicate significant time beyond Board and committee meetings to Board service. In addition to participating at Board and committee meetings, the Company expects the non-employee directors to spend several days each year “in the field” immersing themselves in the Company’s business to gain additional insights and perspective regarding the Company’s operations, partners, customers and consumers. When determining the structure and overall magnitude of compensation for the non-employee directors, the Board considers the number of Board and committee meetings that are typically held each year, as well as the additional days the Company expects the non-employee directors to immerse in the business. Over the past several years, the engagement of each of our non-employee directors has remained high as our business has continued to face operational and financial challenges, and evolve in complexity. The Company believes its director compensation structure reflects the additional responsibilities that the Company expects each non-employee director to assume, facilitates the rotation of directors among the various Board committees and ensures that the Company continues to provide a competitive level of compensation to its non-employee directors. Given these factors, the Board concluded that the compensation levels for the 2025 calendar year are competitive and appropriately aligned with the time commitment required for service on our Board.

In addition to the cash and equity-based compensation elements, non-employee directors also receive reimbursement of all reasonable travel and other expenses for attending Board meetings, Board committee meetings or other Company-related functions. As circumstances permit, we also allow family members to accompany directors on business-related flights on the corporate aircraft. There is no incremental cost to the Company for such allowances.

The 2025 calendar year compensation structure for non-employee directors was:

	Pay Elements	Amount

Annual Board Retainer: (all non-employee directors)	Cash Retainer ($28,750 per quarter)	$115,000
	RSUs (annual)	$210,000
	Committee Chair/Membership Fees	N/A

Lead Independent Director: (supplemental compensation)	Additional RSUs (annual)	$50,000

Aligning Non-Employee Director Compensation and Shareholder Interests

Our non-employee director compensation program contains several design elements intended to strengthen the alignment between the interests of our non-employee directors and our shareholders:

Design Element	How it Aligns to Shareholder Interests
•Approximately 2/3 of annual compensation is equity-based	•Significant portion of director pay is directly linked to long-term share price performance
•Deferred settlement of equity-based compensation	•Mandatory two-year holding period after vesting aligns our directors with a long-term view
•Mandatory share-based dividend equivalents on equity awards granted to directors	•Dividend equivalents automatically convert to additional shares rather than paid in cash
•Robust stock ownership guidelines (5x cash retainer)	•Directors must retain 50% of each equity grant until the stock ownership guidelines have been met to ensure that they maintain a significant investment in the Company

Key Provisions of 2025 Board Compensation

Cash-Based Retainers and Deferral Elections: Each non-employee director receives an annual cash retainer of $115,000, paid in quarterly increments. For the 2025 calendar year, the non-employee directors had the option to defer 100% of their cash retainer in exchange for fully vested deferred stock units (“DSUs”), which settle on or after January 31, 2028, based on the non-employee director’s prior election. The number of DSUs determined by dividing the deferral amount by the closing price of one Common Share on NYSE on the applicable grant date, and rounding up to the next whole share. For the 2025 calendar year, Mr. Johnson and Mr. Sandoval elected to defer 50% and 100%, respectively, of their cash retainers.

Annual Equity-Based Retainer (RSUs): For the 2025 calendar year, each non-employee director (excluding the Lead Independent Director) received a grant of restricted stock units (“RSUs”) with a grant date value of $210,000. The Lead Independent Director received an additional RSU grant with a grant date value of $50,000. The number of RSUs (and related dividend equivalents) granted to each non-employee director was calculated by dividing the aggregate value of RSUs granted to such non-employee director by the closing price of the Common Shares on the grant date and rounding any resulting fractional RSU up to the next whole RSU.

Each whole RSU represents the right to receive one full Common Share at the time and in the manner described in the Restricted Stock Unit Award Agreement for non-employee directors (with related dividend equivalents) evidencing the award. Each dividend equivalent represents the right to receive additional RSUs (rounded to the nearest whole RSU) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the Common Shares represented by the related RSUs.

Vesting and Settlement Terms:

•Vesting: The RSUs, including related dividend equivalents received on or prior to the vesting date, generally become 100% vested on the first anniversary of the grant date (the “Vesting Date”). Any RSUs received in respect of dividend equivalents following the Vesting Date will be 100% vested on the date they are credited to the non-employee director.

•Death or Disability: RSUs, including related dividend equivalents, become 100% vested as of the date the non-employee director’s service on the Board terminates.

•Termination: If a director terminates service prior to the Vesting Date (other than due to death, disability or a Change in Control), the unvested RSUs and related dividend equivalents are subject to forfeiture.

•Change in Control (as defined in the Long-Term Incentive Plan): All unvested RSUs and related dividend equivalents become 100% vested immediately upon a Change in Control, and settle in a lump sum in Common Shares, with any fractional RSUs settled in cash, as soon as administratively practicable.

•Settlement: Vested RSUs, and related dividend equivalents, are settled in a lump sum in Common Shares, and any fractional RSUs will be settled in cash, upon the earliest of: termination of service as a director, death, disability or the third anniversary of the grant date, unless the director elected in advance to defer settlement.

Non-Employee Director Stock Ownership Guidelines

The Board has adopted robust stock ownership guidelines applicable to all non-employee directors. The Board believes that ownership of Common Shares strengthens our directors’ commitment to the long-term future of the Company and further aligns their interests with those of the Company’s shareholders. Each non-employee director is expected to own Common Shares having a value of at least five times the normal annual cash retainer. For purposes of determining compliance with the stock ownership guidelines, the value of beneficially-owned Common Shares is determined as follows:

•100% of the value of Common Shares directly registered to the director and/or held in a brokerage account;

•60% of the “in-the-money” portion of any non-qualified stock option (“NSO”), whether vested or unvested; and

•60% of the value of unsettled full-value awards (e.g., DSUs and RSUs), whether vested or unvested.

The stock ownership guidelines require each non-employee director to retain 50% of any individual equity-based awards until the ownership guideline has been achieved.

Non-Employee Director Compensation Table

The following table sets forth the compensation awarded to, or earned by, each of the non-employee directors of the Company during fiscal 2025. The table below reflects pro-rated compensation amounts for Mr. Candelino, Mr. Kelly, Mr. Miaritis and Mr. Miller to reflect their respective partial year service as a non-employee director during fiscal 2025. Lastly, the table reflects that Ms. Littlefield decided to voluntarily forego all of her compensation for the 2025 calendar year, as she did for the 2024 calendar year.

Mr. J. Hagedorn did not receive any additional compensation for his services as a director or as Chairman of the Board. Accordingly, Mr. J. Hagedorn’s compensation is reported in the section captioned “EXECUTIVE COMPENSATION” and is not included in the table below.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)		Total ($)
Edith Avilés	115,000	210,042		325,042
Roberto Candelino	105,417	245,105		350,522
David C. Evans	115,000	210,042		325,042
Adam Hanft	115,000	210,042		325,042
Stephen L. Johnson	115,000	210,042		325,042
Thomas N. Kelly Jr.	28,750	—	(4)	28,750
Mark D. Kingdon	115,000	210,042		325,042
Katherine Hagedorn Littlefield	—	—	(5)	—
Nick Miaritis	86,250	210,042		296,292
A. Scott Miller	19,167	87,546		106,713
Brian E. Sandoval	115,000	210,042		325,042
Peter E. Shumlin	115,000	260,068	(6)	375,068
John R. Vines	115,000	210,042		325,042
________________________

(1)    Reflects the cash-based retainer earned during fiscal 2025 (paid quarterly at a rate of $28,750). The amounts for Mr. Johnson, Mr. Shumlin and Mr. Sandoval include fees that were deferred pursuant to their elections for the 2024 and 2025 calendar years. For the 2024 calendar year, Mr. Johnson, Mr. Shumlin and Mr. Sandoval elected to defer 100% of their cash-based retainer. For the 2025 calendar year, Mr. Johnson and Mr. Sandoval elected to defer 50% and 100%, respectively, of their cash-based retainer. These deferred cash fees were converted into fully vested DSUs on the respective grant dates (October 1, 2024, January 31, 2025, April 1, 2025 and July 1, 2025).

The amount for Mr. Kelly reflects the cash-based retainer earned for services prior to his Board service ending on January 31, 2025. The amounts for Mr. Candelino, Mr. Miaritis and Mr. Miller reflect pro-rated cash-based retainers based on their respective service start dates of November 4, 2024, January 31, 2025 and August 1, 2025.

(2)    Reflects the aggregate grant date fair value of RSUs granted during fiscal 2025. The grant date fair value of each RSU was determined using the value of the underlying Common Shares on the applicable date of grant and was calculated in accordance with the equity compensation accounting provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), without respect to forfeiture assumptions.

Mr. Candelino's board service began on November 4, 2024. Although his service started during fiscal 2025, board compensation is determined and paid on a calendar year basis. Therefore, the amount reflects the aggregate grant date fair value of two grants: the prorated annual RSUs for his partial 2024 calendar year service and his full annual RSUs for his 2025 calendar year service.

(3)    The aggregate number of Common Shares subject to RSUs and related dividend equivalents (including both vested and unvested) and vested DSUs and related dividend equivalents outstanding as of September 30, 2025 was as follows:

Name	Aggregate Number of Common Shares Subject to Stock Awards Outstanding as of September 30, 2025
Edith Avilés	9,940
Roberto Candelino	3,451
David C. Evans	9,940
Adam Hanft	9,940
Stephen L. Johnson	12,705
Thomas N. Kelly Jr.	—
Mark D. Kingdon	8,728
Katherine Hagedorn Littlefield	—
Nick Miaritis	3,053
A. Scott Miller	1,430
Brian E. Sandoval	14,958
Peter E. Shumlin	15,258
John R. Vines	3,053
(4)    Mr. Kelly did not receive any Stock Awards during fiscal 2025 as his service on the board ended on January 31, 2025.
(5)    Ms. Littlefield decided to voluntarily forgo her non-employee director retainer for the 2025 calendar year.

(6)    Reflects an additional grant of $50,000 in RSUs for Mr. Shumlin’s service as the Company’s Lead Independent Director for the 2025 calendar year.

EXECUTIVE OFFICERS

The executive officers of the Company who are not directors, their positions and, as of December 12, 2025, their ages and years with the Company are set forth below. Information for Mr. J. Hagedorn, our Chairman & Chief Executive Officer, can be found under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS.”

Name	Age	Position(s) Held	Years with Company
Nathan E. Baxter	53	President & Chief Operating Officer	2
Mark J. Scheiwer	50	Executive Vice President, Chief Financial Officer & Chief Accounting Officer	14
Christopher J. Hagedorn	41	Executive Vice President & Chief of Staff	14
Dimiter Todorov	53	Executive Vice President, Chief Legal Officer & Corporate Secretary	17

Executive officers serve at the discretion of the Board and pursuant to executive severance agreements or other arrangements. The business experience of each of the individuals listed above during at least the past five years is as follows:
Mr. Baxter was named President & Chief Operating Officer of the Company in November 2024. Prior to this appointment, Mr. Baxter served as Executive Vice President & Chief Operating Officer from August 2023 until November 2024 and Executive Vice President, Technology & Operations from April 2023 until August 2023. Previously, Mr. Baxter served as President of Tokyo Electron U.S. Holdings, a semiconductor manufacturing equipment company. Mr. Baxter is a general partner of the Hagedorn Partnership, L.P., the largest shareholder of the Company.
Mr. Scheiwer was named Executive Vice President, Chief Financial Officer & Chief Accounting Officer of the Company in May 2025. Prior to this appointment, Mr. Scheiwer served as Interim Chief Financial Officer & Chief Accounting Officer from January 2025 until May 2025. Previously, Mr. Scheiwer served as Vice President, Corporate Treasurer & Assistant Secretary from October 2023 until January 2025; Vice President and Corporate Treasurer from December 2022 until October 2023; Vice President, Finance Lead, Hawthorne from January 2021 until December 2022; and Vice President, Corporate Controller, from December 2018 until January 2021. Mr. Scheiwer holds an active CPA license in the State of Ohio.
Mr. C. Hagedorn was named Executive Vice President & Chief of Staff of the Company in November 2024. Prior to this appointment, Mr. C. Hagedorn served as Division President from January 2021 until November 2024. Previously, Mr. C. Hagedorn served as Senior Vice President & General Manager, Hawthorne from January 2017 until January 2021. Mr. C. Hagedorn is the son of Mr. J. Hagedorn, the Chairman & Chief Executive Officer of the Company.
Mr. Todorov was named Executive Vice President, Chief Legal Officer & Corporate Secretary of the Company in November 2024. Prior to this appointment, Mr. Todorov served as Executive Vice President, General Counsel, Corporate Secretary & Chief Ethics and Compliance Officer from October 2024 until November 2024. Previously, Mr. Todorov served as Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer from December 2022 until October 2024 and Vice President, Legal from June 2015 until December 2022.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (the “CD&A”) provides insight regarding our executive compensation philosophy, the structure of our executive compensation programs and the factors that we consider when making compensation decisions for the executive officers named in the Summary Compensation Table (“NEOs”). For fiscal 2025, our NEOs were:

James Hagedorn	Chairman & Chief Executive Officer
Mark J. Scheiwer	Executive Vice President, Chief Financial Officer & Chief Accounting Officer
Nathan E. Baxter	President & Chief Operating Officer
Christopher J. Hagedorn	Executive Vice President & Chief of Staff
Dimiter Todorov	Executive Vice President, Chief Legal Officer & Corporate Secretary
Matthew E. Garth	Former, Executive Vice President, Chief Financial Officer & Chief Administrative Officer

Executive Summary

Our Compensation Committee seeks to align our NEOs’ interests with those of our shareholders by establishing performance goals intended to increase shareholder value and rewarding performance that meets or exceeds those performance goals. In short, we pay for performance: our NEOs receive higher incentive payouts when performance goals and leadership objectives are met or exceeded, and lower incentive payouts, or none at all, when performance goals and leadership objectives are not met. We believe that our competitive executive compensation structure results in fair realizable pay commensurate with the Company’s financial performance and is competitive compared to a peer group established by the Compensation Committee with its independent compensation consultant (“Compensation Peer Group”) and general industry survey data.

In establishing the executive compensation program for fiscal 2025, the Compensation Committee focused on the following key financial and strategic objectives for 2025 through 2027, which align directly with our mid-term strategic plan:

•Net sales growth in our US Consumer business;

•Gross margin rate improvement;

•EBITDA growth in the mid-single digit range; and

•Continued reduction of our leverage ratio.

Overall, the Company met or exceeded all financial targets, marking another year of positive momentum and highlighting substantial progress in furthering investments in our brands, innovation and channels; continuing gross margin improvements; strengthening our balance sheet; and lowering our leverage ratio.

Non-GAAP Adjusted EBITDA $581M +14% over fiscal 2024	Cash Flow Reached $1.3 billion of free cash flow over the past three years
US Consumer Net Sales Growth Averaging at least 3% annually	Cost Outs $100 million in fiscal 2025
Leverage Ratio 4.10x down from 4.86x	Channel Expansion Substantial e-commerce gains, primarily through our retailer ecommerce sites
Gross Margin Improvement +490 bps allowing us to invest more behind our brands	Market Share Overall category market share in units grew by 1% driven by increased consumer engagement

For fiscal 2025, the Company continued to prioritize initiatives focused on reducing costs, improving processes and deploying technology for immediate and multi-year efficiencies. We designed our compensation programs for fiscal 2025 to maintain this focus while generally returning to a more standard, sustainable compensation design that motivates and retains our NEOs and other key executives long-term.

The Company believes the structure of its executive compensation program for fiscal 2025 continued our positive momentum after successfully navigating significant financial covenant pressures and enabled the Company to conclude the fiscal year with greater financial stability. Our executive compensation program is structured to align with corporate governance best practices and the expectations of our shareholders, with whom we have engaged during fiscal 2025. We believe our compensation approach was responsible, well-justified and ultimately advanced the long-term interests of our shareholders.

Advisory “Say-on-Pay” Vote and Shareholder Engagement

PROPOSAL NUMBER 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”), on page 69 of this Proxy Statement, provides shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement, commonly referred to as a “Say-on-Pay” vote. Shareholder feedback is an important consideration in our compensation practices, and we strive to maintain alignment between executive pay and shareholder interests, regardless of “Say-on-Pay” votes. At our 2025 Annual Meeting of Shareholders held on January 27, 2025, 69.3% of the votes cast by our shareholders on Say-on-Pay were in favor of our compensation. This outcome represented a notable decline in votes cast in favor from the prior year, and the Company conducted shareholder engagement to gather feedback from shareholders.

Maintaining Shareholder Alignment of Compensation Programs: Input gathered from shareholder outreach and regular shareholder meetings is an important consideration for the Compensation Committee. Along with other sources, this feedback is an integral part of our governance process and used to maintain the alignment of our compensation design and policy when final decisions are made.

On-going Engagement: Constructive engagement with our shareholders is essential to our governance and long-term value creation, and on-going dialogue provides us with an understanding of their perspectives on strategy, governance and executive compensation. We welcome our shareholders’ feedback with respect to our compensation practices. We engage our shareholders throughout the year through quarterly earnings calls, investor conferences and other forums such as virtual fireside chats, non-deal roadshows and one-on-one conference calls. We also engage with our retail shareholders through our Annual Report and periodic updates to our website.

Proactive Engagement Prior to Say-on-Pay: We recognize the importance of aligning our executive compensation program with the interests of our shareholders. Therefore, we also conducted a targeted outreach to fifteen of our largest institutional shareholders and proxy advisory firms (which in total owned approximately 70% of shares outstanding at the time of outreach), in advance of the Annual Meeting to solicit feedback on executive compensation design. To ensure direct accountability, these sessions included key members of leadership, including our Chief Financial Officer, as well as our Investor Relations, Executive Compensation and Legal teams.

Engagement Subsequent to Say-on-Pay: We value shareholder input and continued our engagement with investors following the Say-on-Pay vote. We reached out to shareholders representing approximately 60% of our Common Shares in the last fiscal year and conducted meetings with shareholders representing 31%.

The primary feedback from our outreach was limited to commentary on adjustments to incentive plan payouts for all participating employees, including the CEO. After consideration of shareholder feedback and as a result of the rigorous process employed by our Compensation Committee, the Company has made the following changes to our executive compensation program for fiscal 2025 that we believe continue to reflect a comprehensive and shareholder-aligned executive compensation program:

•Discontinued the one-time increase to annual Long-Term Incentive (“LTI”) values, aligned with our previously disclosed commitment, resulting in a reduction to total compensation for the CEO and other NEOs in fiscal 2025;

•No grants of special one-time LTI awards;

•Simplified our Performance Unit (“PU”) design by removing payout modifier, reduced the maximum payout opportunity and added financial metrics (i.e., Cumulative Point-Of-Sale (“POS”) Unit Growth % and Cumulative Non-GAAP Adjusted EBITDA) measured over three-years;

•Established rigorous shareholder-friendly performance objectives, that reinforce strict alignment between achievement and payout, including an absolute total shareholder return (“TSR”) metric in our PUs that will not payout until three-year cumulative TSR is at least 20%; and

•Beginning in fiscal 2026, will return to making all equity awards at the same time.

We believe these changes will enhance long-term shareholder value creation. Maintaining discipline around the use of annual LTI and a lower PU payout maximum also conserves shares and saves costs for shareholders. Not utilizing special equity awards remains aligned with shareholder expectations and our long-term pay-for-performance philosophy.

The Company also maintained the following shareholder-friendly design practices:

•We continue to have a strong performance-based LTI mix by allocating approximately 50% of the 2025 target LTI value for our NEOs to PUs and 50% to non-qualified stock options (“NSOs”), which are subject to share price appreciation.

•We continue to utilize a three-year performance period for our PUs and three-year cliff vesting for NSOs.

Looking forward, following our successful stabilization of the business, we will focus on structuring sustainable, market-based compensation practices that award payouts commensurate with business performance.

Our Compensation Philosophy

Our executive compensation philosophy prioritizes paying for performance over both the short-term and long-term, utilizing a competitive mix of base salary, annual cash incentives and long-term equity awards. We emphasize variable pay over fixed pay and performance is the primary driver of all compensation decisions, ensuring our NEOs’ interests are directly aligned with the sustainable creation of shareholder value.

We Believe in Linking Pay to Shareholder Value Creation. Linking executive pay to shareholder value creation and attracting and retaining top performers are central objectives of our executive compensation programs. The Compensation Committee strives to achieve these goals through our short-term and long-term compensation plans and exercises its discretion to adjust the design of our programs to ensure that our NEOs and other key executives are rewarded fairly over time relative to the shareholder value they help create.

Specifically, our NEOs’ compensation is directly aligned with our business results and price of our Common Shares, as approximately 75% of the annual total direct compensation opportunity for our NEOs, including the CEO, is variable pay tied directly to achieving financial goals in the short and long-term in addition to long-term share price performance. Our short-term and long-term incentive plans incorporate metrics focused on driving shareholder value, specifically addressing profitability, stability and shareholder return.

For additional information regarding these metrics and their calculation, see the sections captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation (short-term compensation element)” and “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards (long-term compensation element).”

Executive Compensation Reflects Performance and Fair Target Setting. Our goal is to establish financial and operational goals that are rigorous, measurable and directly linked to our strategic plan, ensuring incentives for our NEOs and other key executives are earned through demonstrated superior performance that drives sustainable growth and delivers compelling returns for our shareholders.

Aligned to this objective, the Compensation Committee set our short-term performance goals for fiscal 2025 to drive improved earnings, support strategic growth investments and accelerate the reduction of our net leverage ratio for purposes of compliance with our credit facility. Our compensation program for fiscal 2025 reflected rigorous goal setting and demonstrated Company achievement within the range of its predefined financial goals. The Compensation Committee set what it believed to be reasonable performance goals for the threshold and target levels and, consistent with past practice, set aggressive goals for the maximum performance level. For fiscal 2025, the annual Non-GAAP Adjusted EBITDA target required 7.8% growth over the prior year results. Actual achievement was over 13% growth. The annual net leverage ratio target required 0.36x improvement over prior year results and the Company actually improved our net leverage ratio by 0.8x over prior year. As a result of our strong performance, our NEOs received cash incentive payouts above target for fiscal 2025.

Our long-term incentive plan was streamlined to remove any modifiers and focused on further aligning management with shareholder interests by selecting performance metrics that focus on sales growth, profitability growth and total shareholder return. For additional details, see the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards (long-term compensation element).”

Compensation Design Reflects Key Market Practices. We believe our compensation design and practices align our executive compensation with our shareholders’ interests and generally reflect current market practices as demonstrated through:

•Performance-Based Pay: Approximately 75% of target total direct compensation of our NEOs is variable pay tied to key operational and financial performance and/or share price performance.

•No Employment Agreements: Our NEOs do not have employment agreements. Severance is provided via a CEO severance agreement or an executive severance plan; arbitration agreements are maintained with our NEOs and certain other employees.

•Double-Trigger Change in Control Provisions: Equity awards include “double-trigger” change in control provisions (involuntary termination within 24 months after transaction) to align with shareholder interests.

•Clawback Provisions: We maintain a Dodd-Frank-compliant policy for recovering certain compensation in the event of a required accounting restatement. Our equity and annual incentive awards include additional provisions for recoupment if the recipient violates post-employment covenants or engages in certain detrimental conduct.

•Stock Ownership Guidelines: NEOs must meet rigorous ownership guidelines (10x base salary for CEO; 3x base salary for other NEOs) to align their interests with long-term shareholder value.

•No Repricing or Backdating: The Company does not reprice underwater stock options or backdate options.

•No Excess Benefit Retirement Plan: The excess benefit plan was frozen in 1997; only the CEO was enrolled prior to the freeze.

•Independent Consultants: The Compensation Committee engages independent outside consultants that have no prior relationship with NEOs.

•Anti-Hedging Policy: Our Insider Trading Policy prohibits all employees, NEOs and directors from engaging in hedging or short-sale transactions related to Company securities.

Our Compensation Objectives

Our compensation design translates our culture of results-orientation into measurable outcomes, ensuring alignment with our strategic goals. Specifically, our objectives are to:

•Promote accountability for furthering business objectives;

•Attract, retain and motivate high-caliber leadership;

•Link compensation to Company, functional and individual achievements;

•Emphasizing pay-for-performance to motivate both short-term and long-term performance for the benefit of shareholders;

•Align our NEO total compensation within a reasonable range of our Compensation Peer Group’s median and third-party survey median; and

•Provide the opportunity for meaningful wealth accumulation over time, tied directly to shareholder value creation.

Setting Pay Levels and Pay Mix: The Compensation Committee uses discretion to position each NEO’s total pay level and mix (base salary, target incentive and long-term value) in consideration of the competitive market range for similar executive roles. Each NEO is benchmarked within a reasonable range of the median of our Compensation Peer Group and general industry survey data (the “Competitive Market Range”). While we view the Competitive Market Range as a guide for positioning total compensation levels for our NEOs, we also consider individual facts and circumstances, including:

•Role-Based Pay: The relative degree of organizational impact and strategic importance of the executive’s role;

•Capability and Contribution: The executive’s experience, skill level and overall contribution to the success of our business; and

•Performance and Potential: The executive’s overall level of personal performance (historic and current) and potential for significant future contributions to the Company.

Elements of Executive Compensation

To best promote the objectives of our executive compensation program, the Compensation Committee has selected a mix consisting of the following five principal short-term and long-term compensation elements:

Element	Definition and Purpose
Base Salary	This primary fixed element of compensation serves as the foundation of the total compensation structure, since most of the variable compensation elements are linked directly or indirectly to the base salary level.
Annual cash incentive compensation
A market-competitive, performance-based cash award designed to focus NEOs on pre-set annual objectives that drive short-term and long-term growth and profitability (up to 100% of the earned target bonus was converted to equity for fiscal 2025).

Long-term equity-based incentive awards	This component, which consists of a mix of PUs and NSOs, is designed to align NEO’s interests with long-term shareholder value creation, reward contributions to the Company and promote retention.
Executive perquisites and other benefits	Our limited use of executive perquisites consists of Company-paid annual physical examination and limited personal use of Company aircraft provided to attract and retain top talent, maximize executive productivity and manage unique security and financial risks that accompany senior leadership roles.
Retirement plans and deferred compensation benefits	Our non-qualified deferred compensation plan and limited Supplemental Retirement Awards (“SRA”) provide a tax deferred approach intended to enhance retention and align our NEOs’ long-term financial interests with the Company’s sustained success and shareholder value creation.

The Compensation Committee has responsibility for determining all elements of compensation granted to our NEOs and other key management employees. On an annual basis, the Compensation Committee reviews the relative mix or weighting of short-term and long-term compensation elements to ensure that the structure of our executive compensation is consistent with our compensation philosophy and objectives.

Base Salary (short-term compensation element)

Base salaries for our NEOs, including the CEO, are generally determined with the goal of targeting the Competitive Market Range. The Compensation Committee annually reviews and determines the base salaries of our NEOs based on their capability, experience, skill level, performance, overall contribution to the success of our business and potential to make significant future contributions to the Company in the future. Although we are mindful of the Competitive Market Range, our goal is to ensure pay alignment with our core compensation philosophy. This principle-based approach ensures we can strategically position pay for our NEOs and other key executives either above or below the market median.

Annual Cash Incentive Compensation (short-term compensation element)

The Scotts Company LLC Executive Incentive Plan (“EIP”) for fiscal 2025 provides annual cash incentive compensation opportunities for our NEOs and other key management employees. The annual EIP payout is based on performance against specific metrics selected by the Compensation Committee, with potential payouts ranging from 50% (minimum) to 250% (maximum) of the target opportunity. No payout will be received if the 50% minimum threshold is not achieved. For fiscal

2025, the incentive awards for all of the NEOs were based on a combination of Non-GAAP Adjusted EBITDA and net leverage ratio (each as defined below) calculated at the consolidated Company level:

Metric	How the Metric Drives Shareholder Value Creation	Weighting	50%	100%	150%	200%	250%	Results[3]	Payout %
Non-GAAP Adjusted EBITDA[1]	Focuses on core operational profitability and cash-generating ability, essential for driving financial results and laying the foundation for long-term value creation	75%	$500.0	$550.0	$580.0	$600.0	$610.0	$584.3	160.8%
Net Leverage[2]	Debt management aimed at reducing financial risk and enhancing the company’s strategic flexibility for long-term stability and value creation	25%	4.75	4.50	4.25	4.00	3.75	4.10	180.8%
Total Weighted Payout									165.8%
________________________

(1)    Non-GAAP Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items, such as non-recurring or non-cash items affecting net income (loss), subject to further positive or negative adjustments at the discretion of the Compensation Committee based on facts and circumstances.

(2)    Net Leverage: The Company’s credit facility contains an affirmative covenant regarding the Company’s leverage ratio determined as of the end of each of its fiscal quarters calculated as average total indebtedness, divided by the Company’s Non-GAAP Adjusted EBITDA calculated as set forth in the credit facility.

(3)    The Compensation Committee sets performance metrics using budgeted currency exchange rates (not GAAP actual rates) to ensure payouts are not influenced by currency fluctuations. In addition, discretion to adjust incentive payouts based on individual facts and circumstances may be applied, which may result in a difference between the Company’s reported financial results and the amounts shown in this Proxy Statement. For fiscal 2025, the Non-GAAP Adjusted EBITDA results used to calculate incentive payouts were adjusted to align with the performance of our recurring business operations. A reconciliation of Non-GAAP Adjusted EBITDA is presented in the following table:

Year ended September 30, 2025 (in millions)
Net income (GAAP)	$145.2
Impairment, restructuring and other charges	83.8
Interest expense	128.8
Amortization	12.3
Equity in loss of unconsolidated affiliates	2.8
Income tax expense	76.5
Depreciation	62.7
Interest income	0.0
Share-based compensation expense	69.0
Other (losses generated by exited businesses)	3.2
Non-GAAP Adjusted EBITDA	$584.3

Goal Setting Approach: The Compensation Committee establishes challenging and demanding performance goals for the EIP performance metrics while responsibly balancing the known risks associated with anticipated business conditions or customer changes. Our goal-setting approach for fiscal 2025 was taken deliberately to eliminate the reliance on discretionary awards. The Compensation Committee determined that a threshold payout of 50% of target could be achieved at a Non-GAAP Adjusted EBITDA level of $500 million, which is a level that incorporates most known risks and headwinds. A payout of 100% of target could be achieved at a Non-GAAP Adjusted EBITDA level of $550 million, which reflects a strong 7.8% earnings growth. Goals above target were designed to align with ambitious internal projections, with a payout of 150% of target achieved at a Non-GAAP Adjusted EBITDA level of $580 million, and the maximum payout of 250% achieved at a Non-GAAP Adjusted EBITDA level of $610 million, a challenging stretch goal that would require optimal performance, reflecting 19.6% growth over the prior year. Net Leverage reduction must be achieved before any payout is earned under the Net Leverage component of the incentive plan. All payouts above the target level are designed to be fully self-funding based on operating results.

Funding Trigger: Payouts under the EIP for all incentive participants, including the NEOs, are subject to the Company remaining in compliance with the quarterly financial covenant requirements under its credit facility. This requirement was met for fiscal 2025.

Personal Performance Factor (PPF): To ensure we recognize and reward desired behaviors and not just financial results, the EIP includes a discretionary Personal Performance Factor (“PPF”). The PPF is a multiplier on each NEO’s calculated annual cash incentive payout amount and is intended to reward and motivate our top performers by facilitating a meaningful differentiation of payouts based on personal goal achievement and demonstrated leadership and cultural attributes. The Compensation Committee considers financial results along with a qualitative assessment of effective leadership attributes such as team development and embodiment of the Company’s culture, to determine the PPF multiplier for each NEO, which can range from 50% to 150%, in 5% increments. After applying the PPF, an individual participant could receive a total incentive payout that differs from the payout calculated based solely on achievement of the financial metrics under the EIP, though none of the incentive payouts to our NEOs for fiscal 2025 were affected positively or negatively by PPF (i.e., all of our NEOs received a PPF of 100%).

NEO Incentive Payouts for Fiscal 2025: After considering the strong financial performance of the Company, as well as the exemplary leadership demonstrated by our NEOs, the Compensation Committee awarded the following EIP payouts to our NEOs for fiscal 2025:

NEO	FY25 Target Incentive (% of Base Pay)	Calculated FY25 Target Incentive $	Plan Performance (% of Target)	PPF	Calculated EIP Payout
		A	B	C	D = (A x B x C)
Mr. J. Hagedorn	175%	$2,100,000	165.8%	100%	$3,481,800
Mr. Scheiwer	90%	$585,000	165.8%	100%	$969,930
Mr. Baxter	150%	$1,447,774	165.8%	100%	$2,400,409
Mr. C. Hagedorn	90%	$622,479	165.8%	100%	$1,032,070
Mr. Todorov	90%	$495,000	165.8%	100%	$820,710

Temporary Measure — Partial Payment of Annual Cash Incentive in Equity for Fiscal 2025: To maximize cash available for accelerated debt paydown, and with the added benefit of increasing equity ownership for our participants, the Compensation Committee continued converting a portion of the annual cash incentive for approximately 180 of our highest paid associates, including our NEOs, into a fully vested restricted stock unit grant (the “FY25 Equity Incentive Grant”). This conversion applied only to payouts up to the target level, with the portion of the payment above target paid in cash. This conversion approach required increased share utilization but freed up cash to accelerate debt reduction. The Company intends to return to payment of the annual cash incentive entirely in cash in future years.

The Compensation Committee enhanced the equity portion of the EIP payout by an additional 15% to acknowledge that payment of bonus in equity is not aligned with the Company’s historic practice, market practice and participant preferences. Further, the enhancement acknowledges that payment in equity exposes participants to greater market risk from potential stock price volatility between the grant date and the future date of sale. The grant was made on November 13, 2025 with a grant date fair value equal to the sum of the target bonus and the 15% enhancement. The remaining earned bonus (i.e., portion above target) was paid in cash.

	Payout Value
NEO	Equity Portion A x 1.15	Cash Portion E = (D - A)	Total EIP Payout[1]
Mr. J. Hagedorn	$2,415,000	$1,381,800	$3,796,800
Mr. Scheiwer	$672,750	$384,930	$1,057,680
Mr. Baxter	$1,664,940	$952,635	$2,617,575
Mr. C. Hagedorn	$715,851	$409,592	$1,125,443
Mr. Todorov	$569,250	$325,710	$894,960
________________________

(1)    The resulting 2025 EIP payout and 15% enhancement to the equity payout are included in the Summary Compensation Table (“SCT”) for fiscal 2025 in the Non-Equity Incentive Plan Compensation column (reported according to SEC rules based on accounting provisions pursuant to FASB ASC Topic 718). Payouts were converted to equity based on the Company’s closing share price of $58.40 on November 13, 2025 (the incentive payout date for fiscal 2025).

Long-Term Equity-Based Incentive Awards (long-term compensation element)

Long-term incentive compensation is an integral part of total compensation for Company NEOs and directly ties rewards to performance that we believe creates and enhances shareholder value. Consistent with the Company’s performance-based pay philosophy, the Compensation Committee exercises its discretion to set individual target grant values for equity awards relative to the Competitive Market Range for each role. This is based on a subjective assessment of several key factors, including the strategic importance of the executive’s job function to the Company, the executive’s capability, experience and skill level and the executive’s overall contribution to business success and future potential.

We continue to have a strong performance-based long-term incentive grant mix by allocating approximately 50% of the 2025 target LTI value for our NEOs to three-year PUs and the remaining 50% to NSOs, which are subject to share price appreciation.

NEO	2025 Target Annual LTI Value[1]
Mr. J. Hagedorn	$6,000,000
Mr. Scheiwer	$1,000,000
Mr. Baxter	$2,500,000
Mr. C. Hagedorn	$1,250,000
Mr. Todorov	$750,000
________________________

(1)    Reflects the intended grant value used to determine the number of NSOs or PUs granted to each NEO. Fifty percent of the 2025 Target Annual LTI Value granted to the NEOs was performance based and awarded in PUs, with the remainder granted in NSOs. However, for purposes of reporting the resulting grant date fair value in the Summary Compensation Table for fiscal 2025, the grant date fair value of the underlying options or shares is determined in accordance with the equity compensation accounting provisions of FASB ASC Topic 718, which differs from the 2025 Target Annual LTI Value reported above primarily as a result of FASB ASC Topic 718 requiring the use of a Monte Carlo simulation model to calculate the grant date fair value of the portion of PUs that contain a market-based performance condition (“aTSR” as discussed below).

The Compensation Committee implemented the following specific actions related to LTI for fiscal 2025: (1) the Compensation Committee continued with the temporary compensation measure of pulling forward a portion of the 2025 NSO grants to November 2024 for our NEOs and approximately 40 key management employees; and (2) the Compensation Committee did not continue the temporary increase in target annual LTI opportunities implemented for our NEOs during fiscal 2024, which was a one-time increase granted to recognize contributions to the business and improve retention during a volatile period.

As part of its normal annual compensation review, the Compensation Committee determined the final 2025 Target Annual LTI Value in January 2025 and made increases to the LTI targets for certain NEOs based on updated market data and expanded roles. To the extent that the 2025 Annual LTI Value was increased, additional NSOs were granted on January 31, 2025, to ensure the total 2025 Annual LTI Value maintained the target mix of 50% NSOs and 50% PUs. In recognition of his promotion to Chief Financial Officer, Mr. Scheiwer received a promotional grant in May 2025 in order to align the total value of LTI granted in fiscal 2025 to the Target Annual LTI Value determined by the Compensation Committee. This promotional grant was also delivered with a target mix of 50% NSOs and 50% PUs, aligned to the annual grants made for fiscal 2025.

For fiscal 2026, the Company will return to its historic practice of approving annual equity-based awards in January, with the grant date following the first-quarter earnings release. This approach aligns with common market practice and will simplify our executive compensation structure by eliminating the staggered grant approach implemented in 2022. While the staggered method aimed to enhance retention at a critical time for the Company, it introduced additional complexity and reduced clarity on total annual compensation. Returning to a single, standard annual equity grant cycle for our NEOs and other associates will result in a more predictable income event and allow the Compensation Committee to maintain a more direct view of total pay, facilitating alignment of compensation with market competitiveness, individual contributions and Company performance.

2025 Non-Qualified Stock Option Grants: In total, the 2025 NSO grants made in November 2024 and January 2025 had a grant date value that equaled 50% of the applicable 2025 Target Annual LTI Value determined for each NEO. The Compensation Committee believes that NSOs align the interests of our NEOs’ with those of our shareholders because the value of the NSOs depends on future sustained share price appreciation. The NSOs are subject to three-year time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability.

2025 Performance Unit Awards: The Compensation Committee selected the following three key performance metrics for the 2025 Performance Unit Awards:

•Cumulative POS Unit Growth % — a measure of sustained growth in our core consumer business across our retail channels. Calculated as the cumulative three-year growth of point of sale units (excluding mulch) across a defined representation of retail partners over the performance period.

•Cumulative Non-GAAP Adjusted EBITDA — a measure of enterprise profitability that drives both the numerator (EBITDA) and denominator (Free Cash Flow/Net Debt) of the leverage calculation and reinforces alignment with our objectives for maintaining strong financial stability. Calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items, such as non-recurring or non-cash items affecting net income (loss), subject to further plus or minus adjustments at the discretion of the Compensation Committee based on facts and circumstances.

•Absolute Total Shareholder Return (“aTSR”) — a measure that aligns management’s focus with shareholder returns by linking incentives to share price appreciation and dividend yield over the three-year performance period. Measures share price appreciation and dividend yield over the FY25-FY27 Performance Period, calculated as the 20-day average closing price as of December 1, 2024 divided by the 20-day average closing price as of December 1, 2027 (with an adjustment to reflect the fair market value of cumulative dividend shares over the FY25-FY27 Performance Period), minus one.

The Compensation Committee established rigorous performance goals for each performance metric taking into account internal operational improvements and external market expectations that it believes will help drive shareholder value creation. For example, the threshold performance goal for Cumulative Non-GAAP Adjusted EBITDA reflects certain expected operational benefits, including $29 million in non-recurring inventory write-offs during fiscal 2024 and other planned savings, while the maximum aTSR performance target is linked to achieving aggressive financial and performance targets and nearly doubling our share price over the performance period. The maximum payout for the aTSR performance metric is 300% of target compared to 250% for the other performance metrics as a result of the extremely demanding shareholder return required to achieve the maximum aTSR performance goal. The maximum weighted payout for the 2025 Performance Unit Awards is equal to 270% of target.

The 2025 PUs are structured to reward our NEOs for achieving predefined performance criteria over the three-year performance period from October 1, 2024, through September 30, 2027 (the “FY25-FY27 Performance Period”). All PUs granted to the NEOs in fiscal 2025 are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability provided the Company achieves the pre-defined performance criteria for the FY25-

FY27 Performance Period. Each PU also includes a dividend equivalent right, entitling the NEO to receive an amount in cash equal to the dividends declared and paid by the Company during the period beginning on the grant date and ending on the settlement date. The dividend equivalents on PUs are only payable if and when the underlying PUs vest.
The table below describes the payout opportunity for each performance metric; if our actual performance is below the minimum performance level for each metric, no PUs will be earned even if the service-based vesting requirements are ultimately satisfied:

	Metric Weighting	Payout Level
Metric		50%	100%	150%	200%	250%	300%
Cumulative POS Unit Growth % (excluding mulch)	20%	9%	12%	16%	19%	22%	n/a
Cumulative Non-GAAP Adjusted EBITDA	40%	$1,755	$1,811	$1,879	$1,950	$2,006	n/a
Absolute TSR (aTSR)	40%	20%	40%	59%	85%	—	105%

Information regarding our equity grant practices, including the determination of exercise price, can be found in the section captioned “Other Executive Compensation Policies, Practices and Guidelines — Practices Regarding Equity-Based Awards.”

Executive Perquisites and Other Benefits (short-term compensation element)

Our NEOs participate in the same traditional health and welfare plans and The Scotts Company LLC Retirement Savings Plan (the “RSP”), a qualified 401(k) plan, which are generally offered to all employees. Executive perquisites are limited to a Company-paid annual physical and the CEO’s defined personal use of Company aircraft. Family members of NEOs are occasionally accommodated on business flights at no incremental cost to the Company.

All of the NEOs are entitled to limited personal use of Company aircraft at their own expense. Specifically, Mr. J. Hagedorn has an option to purchase up to 150 flight hours per year for personal use at the Company’s incremental direct operating cost per flight hour. Mr. Baxter is entitled to purchase up to 100 flight hours per year, and all other NEOs are entitled to purchase up to 25 flight hours per year. There is no incremental cost to the Company for this perquisite other than the partial loss of a tax deduction of certain aircraft-related costs as a result of personal use of Company aircraft. Since Company aircraft are used primarily for business travel, the determination of the direct operating cost per flight hour excludes the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of Company aircraft and the cost of maintenance not related to personal trips.

Believing it is in the best interests of the Company and its stockholders — primarily serving the goals of security and time efficiency — the Compensation Committee approved a policy allowing Mr. J. Hagedorn to utilize the corporate aircraft for personal use, including commuting between his primary residence and Company headquarters.

Recognizing the unique demands and time constraints placed upon the CEO, this arrangement ensures that his travel is conducted with the highest possible security standards. Furthermore, utilizing corporate aircraft for commuting significantly enhances the CEO’s productivity, allowing him to manage time efficiently, conduct confidential business matters while in transit and maximize his focus on critical company matters by minimizing time lost to commercial travel logistics. Based on the Company’s internal risk assessment conducted by the Company’s Corporate Security function, it was recommended that the CEO utilize the corporate aircraft for personal use, specifically citing that utilizing corporate aircraft mitigates the risk of chance encounters in public settings and eliminates the need for the Company to deploy security detail. Based on these factors, the Company believes that the costs of this benefit are appropriate and necessary.

Under the terms of this policy, the Company bears the full aggregate incremental cost associated with the CEO’s personal use of the corporate aircraft, and the CEO is not required to provide reimbursement. The value of this perquisite is calculated based on the aggregate incremental cost to the Company — including items such as fuel, crew travel expenses, landing fees and catering specific to the flight — and is reported in the “All Other Compensation” column of the Summary Compensation Table. When Mr. J. Hagedorn chooses to use his personal plane for business or certain other travel, the Company reimburses him for the direct operating costs for his plane, which are generally lower than the direct operating costs of the Company aircraft. To the extent Mr. J. Hagedorn utilizes the Company’s aviation mechanics and pilots in connection with non-commuting flights on his personal aircraft, he reimburses the Company for a pro-rata portion of their salaries and fringe benefit costs.

Retirement Plans and Deferred Compensation Benefits (long-term compensation element)

Executive Retirement Plan

The Scotts Company LLC Executive Retirement Plan (the “ERP”) is a non-qualified deferred compensation plan that provides NEOs and other key executives the opportunity to: defer compensation, including salary and any Performance Award (as defined in the ERP). The ERP consists of the following five parts:

•Compensation Deferral: Allows continued deferral of up to 75% of salary and amounts received in lieu of salary;

•Performance Award Deferral: Allows the deferral of up to 100% of any cash incentive compensation earned under the EIP;

•Retention Awards: Company contributions to the ERP for retention purposes;

•SRA: Company-directed contributions, subject to Compensation Committee approval; and

•Company Match: Crediting of Company matching contributions on qualifying deferrals.

The SRAs provide a tax-deferred approach to award additional compensation to NEOs and key management. SRA contributions are fully vested immediately but cannot be distributed for a minimum of six months following employment termination. These contributions are discretionary and subject to Compensation Committee approval. Mr. J. Hagedorn was entitled to receive an annualized SRA contribution of $1.0 million (payable in monthly installments of $83,333), which was awarded in January 2014 in connection with his severance agreement. The SRA contribution is included in Mr. J. Hagedorn’s annual target total direct compensation when the Compensation Committee benchmarks his target pay relative to the Competitive Market Range. Mr. J. Hagedorn received $1.0M for during fiscal 2025. None of the other NEOs received any SRA contributions during fiscal 2025.

Company matching contributions to the ERP follow the same formula used for the RSP: 200% for the first 3% of eligible earnings contributed, and 50% for the next 3%. This results in a total Company match equal to 7.5% if a participant contributes at least 6%. Matches are funded in the first quarter of the subsequent calendar year, provided the employee is actively employed as of December 31.

All ERP accounts are bookkeeping accounts and do not represent claims against specific Company assets. Participants may benchmark their accounts against investment options substantially consistent with those offered under the RSP, including a Company stock fund. Accordingly, there were no above-market or preferential earnings on investments for any NEOs during fiscal 2025.

Other Retirement and Deferred Compensation Plans

The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates (the “Excess Pension Plan”) is an unfunded plan that provides benefits that cannot be provided under The Scotts Company LLC Associates’ Pension Plan (the “Associates’ Pension Plan”) due to specified statutory limits. The Associates’ Pension Plan and related Excess Pension Plan were frozen effective December 31, 1997 and, therefore, no additional benefits have accrued after that date under either plan. However, continued service taken into account for vesting purposes under the Associates’ Pension Plan is recognized with respect to the entitlement to, and the calculation of, subsidized early retirement benefits under the Excess Pension Plan. Based on his tenure, Mr. J. Hagedorn is the only NEO who participates in the Associates’ Pension Plan and the Excess Pension Plan. For further details regarding the Excess Pension Plan, see the section captioned “EXECUTIVE COMPENSATION TABLES — Pension Benefits Table.”

Our Compensation Practices

Determining Executive Officer Compensation

The Compensation Committee is responsible for determining all elements of compensation for our NEOs and other key executives and may consider a wide variety of factors in doing so. In reviewing compensation recommendations, the Compensation Committee strives to deliver a competitive level of total compensation by evaluating and balancing:

•The factors established under “Setting Pay Levels and Pay Mix,” specifically: Role-Based Pay, Capability and Contribution and an individual’s Performance and Potential.

•Company Performance (including performance against pre-determined goals and overall financial performance).

•The level of compensation when compared to the Competitive Market Range for the role, and industry practices.

•Internal Alignment (considerations of internal pay equity).

With respect to the annual incentive compensation plan, the Compensation Committee has responsibility for approving the overall plan design as well as the performance metrics, performance goals and payout levels.

The Compensation Committee is also responsible for administering or overseeing all equity-based incentive plans. Under the terms of these plans, the Compensation Committee has sole discretion and authority to determine the size and type of all equity-based awards, as well as the period of vesting and all other key terms and conditions of the awards.

Role of Outside Consultants

During fiscal 2025, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to advise the Compensation Committee with respect to best practices and competitive trends in the area of executive compensation, as well as on-going regulatory considerations. FW Cook provided guidance to assist the Compensation Committee in determining the compensation structure for our NEOs and other key management employees but did not provide any consulting services directly to management. The Compensation Committee assessed the independence of FW Cook as required by NYSE Rules and SEC Rules and concluded that FW Cook’s work for the Compensation Committee did not raise any conflict of interest.

During fiscal 2025, the Company engaged various compensation consultants, including Mercer Global, Willis Towers Watson and Aon Consulting, Inc. to work directly with management to advise the Company on best practices and competitive trends, as well as on-going regulatory considerations with respect to executive compensation. None of the consulting firms engaged by management provided consulting services directly to the Compensation Committee or the Board.

Compensation Peer Group

For the purpose of benchmarking our executive compensation practices and the total compensation packages of our NEOs, the Company utilizes a customized Compensation Peer Group, established by the Compensation Committee with its independent compensation consultant. The Compensation Committee believes this Compensation Peer Group — which consists of highly regarded consumer products-oriented companies — accurately reflects the pay practices, size and complexity of the Company and the market in which we compete for executive talent. At the time of selection for fiscal 2025, these companies ranged between $1.1 billion and $8.2 billion of annual revenues, with a median annual revenue of approximately $3.7 billion. The following Compensation Peer Group was utilized to benchmark our compensation practices for fiscal 2025:

Central Garden & Pet Company	Church & Dwight Co., Inc.	The Clorox Company
Edgewell Personal Care Company	Energizer Holdings, Inc.	FMC Corporation
Griffon Corporation	Helen of Troy Limited	Herbalife Nutrition Ltd.
Masco Corporation	Newell Brands, Inc.	Nu Skin Enterprises, Inc.
Prestige Consumer Healthcare Inc.	Reynolds Consumer Products	Rollins, Inc.
RPM International, Inc.	The J. M. Smucker Company	Spectrum Brands Holdings, Inc.
The Toro Company

Looking ahead to fiscal 2026, the Compensation Committee made no changes to the Compensation Peer Group and believes that the current compensation of this Compensation Peer Group continues to accurately reflect the Company’s size and business profile.

Role of Management in Compensation Decisions

The Compensation Committee is responsible for establishing performance objectives for our CEO and completing an annual assessment of his performance. Our CEO is responsible for establishing performance objectives and conducting annual performance reviews for all of the other NEOs. The Compensation Committee believes that performance evaluation and goal setting is critical to the overall compensation-setting process because the personal performance level of each NEO is one of the most heavily weighted factors considered by the Compensation Committee when making compensation decisions.

In conjunction with the Company’s outside consultants from Willis Towers Watson and Aon Consulting, Inc., management conducts annual market surveys of the base salary levels, short-term incentives and long-term incentives for each of our NEOs, with the goal of helping to ensure that executive compensation levels remain competitive with the benchmark compensation data, which facilitates our ability to retain and motivate key executive talent. The benchmark compensation data provided by Willis Towers Watson and Aon Consulting, Inc. reflects several hundred general industry companies, representing a wide range of annual revenue, who voluntarily participate in the surveys and are not selected by the Company. To account for the wide range of companies included in the surveys, the data is statistically adjusted by the Company’s compensation consultants to more closely reflect the relative size of the Company based on revenue.

Setting Compensation Levels for CEO and Other NEOs

As previously stated, the compensation structure for our CEO and our other NEOs is designed to deliver approximately 75% of the target annual compensation opportunity in the form of variable pay (i.e., annual incentive compensation and long-term equity-based compensation) and 25% in the form of fixed pay (i.e., base salary and SRA contributions). The Compensation Committee believes this mix of compensation elements and the overall pay levels are consistent with our Compensation Peer Group and our pay-for-performance philosophy as the ability for NEOs to realize their Annual Bonus and target LTI value depends on future business results and share price.

Annually, the Compensation Committee completes a thorough evaluation of the CEO’s performance against pre-established goals and objectives, reporting its findings to the Board. When considering changes to the CEO’s total compensation, the Compensation Committee applies the factors noted above, with particular emphasis on balancing personal performance, Company performance, relative shareholder return and external benchmark data. Mr. C. Hagedorn's compensation is also determined solely by the Compensation Committee.

Consistent with our role-based pay approach, the Compensation Committee utilizes a two-step process for other NEOs. The CEO and Chief Human Resources Officer make initial recommendations for each element of compensation. The final pay levels are determined by the Compensation Committee relative to the Competitive Market Range to reflect the organizational impact and influence each individual brings to the Company.

After applying the above guidelines, the Compensation Committee set the on-going annualized total direct compensation (“TDC”) structure for the NEOs as reflected in the table below. The amounts below reflect any increases provided in fiscal 2025 for promotions and alignment to the relative Competitive Market Range. The Compensation Committee believes each element of this annualized TDC, as well as the overall compensation level, suitably recognizes the NEOs’ personal performance and unique skill sets, and is appropriate relative to the Competitive Market Range for their respective roles.

		Fixed Elements of Compensation			Variable Elements of Compensation				Total Direct Compensation (TDC)
					Annual Bonus		Target Annual Long-Term Incentive Value
		Base Salary	Other Comp(1)	Fixed % of TDC	Target %	Target $		Variable % of TDC
Mr. J. Hagedorn	2025 TDC	$1,200,000	$1,000,000	21%	175%	$2,100,000	$6,000,000	79%	$10,300,000

Mr. Scheiwer	2025 TDC	$650,000	$—	29%	90%	$585,000	$1,000,000	71%	$2,235,000

Mr. Baxter	2025 TDC	$1,000,000	$—	20%	150%	$1,500,000	$2,500,000	80%	$5,000,000

Mr. C. Hagedorn	2025 TDC	$700,000	$—	27%	90%	$630,000	$1,250,000	73%	$2,580,000

Mr. Todorov	2025 TDC	$550,000	$—	31%	90%	$495,000	$750,000	69%	$1,795,000

________________________

(1)    Other Compensation reflects the annualized SRA contributions applicable only to Mr. J. Hagedorn, as noted in the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits (long-term compensation element).” The SRA contribution is considered as a portion of Mr. J. Hagedorn’s annual target compensation when the Compensation Committee annually reviews his pay relative to the Competitive Market Range.

Other Executive Compensation Policies, Practices and Guidelines

Practices Regarding Equity-Based Awards

In general, all employees are eligible to receive grants of equity-based awards; however, the Compensation Committee typically limits participation to the NEOs and other key management employees at the Director level and above (approximately 180 participants). The decision to grant equity-based awards to certain key management employees reflects competitive market practice and serves to reward those individuals for their past and anticipated future positive impact on our business results.

The Company typically approves equity-based awards at the Compensation Committee meeting in January and the grant date is the second or third trading day following the Company’s first quarter earnings release. The Compensation Committee does not consider material non-public information when setting the terms or timing of equity awards, and the Company has not timed the release of material non-public information to affect award values. However, as explained above in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards (long-term compensation element),” the Company granted NSOs in November 2024 as part of a strategy to pull forward a portion of the normal equity grants, a practice that will be discontinued in fiscal 2026. The Company's practice to determine the number of Common Shares subject to an NSO grant is to utilize the grant date fair value of the option estimated using a Black-Scholes model, and to establish the exercise price for each NSO as the closing price of a Common Share on NYSE on the grant date. If the grant date is not a trading day on NYSE, the exercise price is equal to the closing price on the next trading day. For full-value awards such as performance units or restricted stock units, the Company’s practice to determine the number of Common Shares subject to the grant is to utilize the closing price on the grant date. If the grant date is not a trading day on NYSE, the number of Common Shares subject to the grant is determined by the closing price on the next trading day.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines that each NEO must meet. The purpose of these guidelines is to align executive interests with the long-term shareholder value by ensuring that a material amount of each NEO’s accumulated wealth is maintained in the form of Common Shares. The minimum target levels are set as a multiple of base salary:

Position	Minimum Target Level
CEO	10 times base salary
Other NEOs	3 times base salary

These guidelines are consistent with, and for the CEO are more stringent than, the practices of our Compensation Peer Group. To determine compliance, the value of beneficially-owned Common Shares is calculated as follows, with a discounted value used for unexercised or unsettled awards to reflect approximate after-tax value:

•100% of the value of Common Shares directly registered, held in brokerage accounts, or held in retirement plans (RSP, Discounted Stock Purchase Plan or ERP);

•60% of the “in-the-money” portion of an NSO, whether vested or unvested; and

•60% of the value of unsettled full-value awards (e.g., RSUs, performance units, etc).

To facilitate achievement of the required ownership level, each NEO must retain 50% of the net Common Shares realized from equity-based awards (after covering any exercise cost and the required tax withholding obligations) until the applicable ownership guideline has been achieved.

Recoupment/Clawback Policies

To protect the interests of the Company and its shareholders, subject to applicable law, all equity-based awards and all amounts paid under the EIP contain recoupment provisions (known as clawback provisions). These provisions enable the Company to recoup amounts earned or received based on subsequent events, such as violation of non-compete covenants or engaging in conduct that is deemed to be detrimental to the Company, as outlined in the respective plan and award agreements.

These recoupment provisions are supplemented by our Executive Compensation Recovery Policy (the “Compensation Recovery Policy”), which was most recently updated effective October 2, 2023, to comply with the final rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), SEC Rules and NYSE Rules. The Compensation Recovery Policy requires the Company to recover any compensation made to covered executives that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure in the event of a required accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws. The Compensation Recovery Policy provides for the mandatory recovery of incentive amounts in excess of what would have been paid under the restated financial statements.

The Compensation Recovery Policy is applicable to all current and former executive officers, within a qualifying three-year look-back period.

Risk Assessment in Compensation Programs

The Company strives to ensure its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. To that end, management and the Compensation Committee evaluate the compensation plans and arrangements that represent material sources of variable pay.

•Annual cash incentive compensation plans: The Company’s annual incentive compensation program incorporates a funding trigger that conditions payout on meeting the leverage ratio covenants in the Company’s credit facility. This trigger is designed to mitigate the potential risks to the Company and its shareholders resulting from the short-term and long-term impacts of noncompliance.

•Equity-based compensation plans: The Company generally utilizes a mix of performance-based and service-based equity awards, which helps ensure that management maintains a responsible level of sensitivity to the impact of decision-making on share price. Since the equity-based awards are generally subject to three-year performance criteria, the Company believes the risks of focusing on short-term financial performance or share price increases rather than long-term value creation are mitigated.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Insider Trading Policy and Anti-Hedging Policy

The Company maintains a written Insider Trading Policy that governs purchases, sales and other dispositions of our securities by our directors, employees (including our officers), certain family members of our directors and employees and entities controlled by such persons. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations as well as NYSE Rules. The Insider Trading Policy sets forth rules governing transactions in Company securities and the securities of certain other companies and the handling of confidential information. The full text of our Insider Trading Policy was filed as an Exhibit 19 to our Annual Report on Form 10-K for fiscal 2025. Our Insider Trading Policy prohibits our officers, directors and employees from, among other things, engaging in certain transactions which we believe create a heightened risk and/or the appearance of inappropriate conduct, including (1) short sales of Company securities, (2) transactions in puts, calls or other derivatives that relate to or involve Company securities and (3) hedging transactions involving Company securities, such as forward sale or purchase contracts, equity swaps, collars and exchange funds.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of the Company:

Brian E. Sandoval, Chair
Stephen L. Johnson
Mark D. Kingdon
Peter E. Shumlin

EXECUTIVE COMPENSATION TABLES

The Company’s NEOs for fiscal 2025 are as follows:

•James Hagedorn, the Company’s Chairman & Chief Executive Officer (who also served as Chairman, Chief Executive Officer & President in fiscal 2025);

•Mark J. Scheiwer, the Company’s Executive Vice President, Chief Financial Officer & Chief Accounting Officer (who also served as Interim Chief Financial Officer & Chief Accounting Officer and Vice President, Corporate Treasurer & Assistant Secretary in fiscal 2025);

•Nathan E. Baxter, the Company’s President & Chief Operating Officer (who also served as Executive Vice President & Chief Operating Officer in fiscal 2025);

•Christopher J. Hagedorn, the Company’s Executive Vice President & Chief of Staff (who also served as Division President in fiscal 2025);

•Dimiter Todorov, the Company’s Executive Vice President, Chief Legal Officer & Corporate Secretary (who also served as Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer in fiscal 2025); and

•Matthew E. Garth, the Company’s former Executive Vice President, Chief Financial Officer & Chief Administrative Officer who departed the Company effective December 31, 2024.

The Executive Compensation Tables reflect each NEO’s current title.

Summary Compensation Table

The following table summarizes the total compensation paid to, awarded to or earned by each of the NEOs for the fiscal years shown. The amounts shown include all forms of compensation provided to the NEOs, including amounts that may have been deferred. Since the table includes equity-based compensation costs and changes in the actuarial present value of the NEOs’ accumulated pension benefits, the total compensation amounts may be greater than the compensation that was actually paid to the NEOs during each of the fiscal years reported.

Summary Compensation Table for Fiscal 2025

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(8)	Total ($)

James Hagedorn Chairman & Chief Executive Officer	2025	1,200,000	—	3,050,950	2,805,895	3,796,815	—	(7)	1,445,601	12,299,261
	2024	1,200,000	—	6,050,968	4,483,285	2,415,000	13,061	(7)	1,070,875	15,233,189
	2023	720,000	—	7,881,576	2,740,931	—	—	(7)	652,059	11,994,566

Mark J. Scheiwer Executive Vice President, Chief Financial Officer & Chief Accounting Officer	2025	558,333	—	508,545	467,747	1,057,698	—		41,518	2,633,841

Nathan E. Baxter President & Chief Operating Officer	2025	991,667	—	1,271,241	1,169,197	2,617,575	—		71,938	6,121,618
	2024	950,000	—	1,825,253	1,352,291	1,365,625	—		96,159	5,589,328
	2023	395,833	700,000	3,911,473	638,041	—	—		288,670	5,934,017

Christopher J. Hagedorn Executive Vice President & Chief of Staff	2025	691,667	—	635,621	584,620	1,125,443	—		27,750	3,065,101
	2024	650,000	—	1,241,634	919,942	672,750	—		24,750	3,509,076
	2023	549,667	—	1,792,830	456,824	—	—		24,375	2,823,696

Dimiter Todorov Executive Vice President, Chief Legal Officer & Corporate Secretary	2025	550,000	—	381,387	350,768	894,960	—		48,844	2,225,959
	2024	525,000	—	760,548	563,478	570,544	—		38,344	2,457,914

Matthew E. Garth Former, Executive Vice President, Chief Financial Officer & Chief Administrative Officer	2025	237,500	—	—	935,298	—	—		802,196	1,974,994
	2024	950,000	—	2,071,913	1,535,044	1,365,625	—		116,903	6,039,485
	2023	604,167	700,000	2,782,880	638,044	—	—		927,510	5,652,601
________________________

(1)    Reflects the amount of base salary received by each NEO for the applicable fiscal years. Mr. J. Hagedorn elected to voluntarily forego approximately 40% of his annual base salary for fiscal 2023 and he received his full base salary for fiscal 2024 and fiscal 2025. Due to the timing of pay changes, the amount reported for each NEO may be less than the base salary rate as of the end of each fiscal year.

(2)    For fiscal 2023, reflects the cash value of the sign-on bonuses paid to Mr. Garth and Mr. Baxter in connection with their respective hiring events in fiscal 2023. The sign-on bonuses were provided to mitigate value Mr. Garth and Mr. Baxter stood to lose by leaving their prior employers.

(3)    The grant date fair value of the PUs awarded during fiscal 2025 as reported was calculated pursuant to SEC Rules in accordance with equity compensation accounting provisions of FASB ASC Topic 718. Since the PUs contain a market-based performance condition (aTSR), the grant date fair value is determined using a Monte Carlo simulation model. This valuation results in an accounting value that differs from the target-based LTI value reflected in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards (long-term compensation element)” within the CD&A. For purposes of this table, the grant date fair value of the non-market-based conditions is calculated assuming target achievement and excludes the impact of estimated service-based forfeitures. Assumptions used for this calculation are detailed in Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2025.

(4)    Reflects the aggregate grant date fair value of NSOs granted to each NEO. The value of the NSOs is determined using a binomial option valuation on the date of the grant computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the amounts shown are included in Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2025.

(5)    Reflects the EIP payouts awarded to the NEOs by the Compensation Committee for fiscal 2025, calculated pursuant to the terms of the EIP. The amounts shown reflect the calculated annual cash-based incentive payout, a portion of which was subsequently converted to equity. Additional information regarding the EIP payouts for fiscal 2025 is reflected in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation (short-term compensation element) — Temporary Measure — Partial Payment of Annual Cash Incentive in Equity for Fiscal 2025” within the CD&A.

(6)    Participant account balances in the ERP are credited to one or more benchmark funds that are substantially consistent with the investment options available under the RSP. Accordingly, there are no above-market or preferential earnings on amounts deferred under the ERP. The Associates’ Pension Plan and the Excess Pension Plan were frozen as of December 31, 1997; therefore, no service credits have been earned since that date by Mr. J. Hagedorn, the only NEO eligible for either the Associates’ Pension Plan or the Excess Pension Plan. For additional information, see the table below captioned “Pension Benefits at Fiscal 2025 Year-End.”

(7)    Reflects the actuarial present value of accumulated benefit for the respective fiscal year under both the Associates’ Pension Plan and the Excess Pension Plan for Mr. J. Hagedorn. However, for fiscal 2025 and fiscal 2023, the accumulated benefit decreased for Mr. J. Hagedorn and, based on applicable SEC Rules, amounts reported in this table cannot be negative.

(8)    Please see the table below captioned “All Other Compensation Table” for information regarding the components of the “All Other Compensation” column.

All Other Compensation Table

The following table provides additional detail regarding the amounts included in the column captioned “All Other Compensation” of the Summary Compensation Table for Fiscal 2025:

All Other Compensation

Name	Defined Contribution Plans ($)(1)	Deferred Compensation Plans ($)(2)	Personal Use of Aircraft ($)(3)	Other ($)(4)	Total ($)
James Hagedorn	26,250	1,064,125	348,926	6,300	1,445,601
Mark J. Scheiwer	39,619	1,899	—	—	41,518
Nathan E. Baxter	26,250	45,688	—	—	71,938
Christopher J. Hagedorn	27,750	—	—	—	27,750
Dimiter Todorov	34,406	14,438	—	—	48,844
Matthew E. Garth	—	45,375	—	756,820	802,196
________________________

(1)    Reflects Company matching contributions made under the RSP at the applicable Company matching rate. Additional details about the Company matching formula can be found in the “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits (long-term compensation element) — Executive Retirement Plan” within the CD&A.

The RSP provides eligible associates, including the NEOs, the opportunity to contribute up to 75% of eligible earnings on a before-tax and/or after-tax basis through payroll deductions up to the specified statutory limits under the Internal Revenue Code of 1986, as amended (the “IRC”). The matching contributions, and any earnings on them, are immediately 100% vested. To ensure that the total Company matching contribution is based on a participant’s total deferrals and total eligible compensation for the calendar year, the RSP includes a “true-up” matching contribution. The

“true-up” matching contributions to the RSP for a particular calendar year are not funded until the first quarter of the subsequent calendar year. Each NEO has reached their maximum contribution match for fiscal 2025; therefore, no additional “true-up” matching contributions will be made in calendar year 2026.

(2)    Reflects Company matching contributions and discretionary SRA contributions made to the ERP with respect to each NEO during fiscal 2025 as follows:

	ERP Match	SRA Contribution	Total
James Hagedorn	$64,125	$1,000,000	$1,064,125
Mark J. Scheiwer	1,899	—	1,899
Nathan E. Baxter	45,688	—	45,688
Christopher J. Hagedorn	—	—	—
Dimiter Todorov	14,438	—	14,438
Matthew E. Garth	45,375	—	45,375

Company matching contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company matching contributions with respect to NEO contributions that were made to the ERP between January 1, 2025 and September 30, 2025: Mr. J. Hagedorn, $41,250; Mr. Scheiwer, $7,813; Mr. Baxter, $30,000; Mr. C. Hagedorn, $0; Mr. Todorov, $4,688; and Mr. Garth, $0. Additional details with respect to non-qualified deferred compensation provided for under the ERP are shown in the table captioned “Non-Qualified Deferred Compensation for Fiscal 2025” and the accompanying narrative.

A description of the SRA contributions is set forth in the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits (long-term compensation element) — Executive Retirement Plan” within the CD&A.

(3)     Amount reflects the aggregate incremental cost of the CEO’s personal use of the company aircraft as set forth in the section captioned “Elements of Executive Compensation — Executive Perquisites and Other Benefits (short-term compensation element)” within the CD&A. The incremental cost for use of corporate aircraft for commuting purposes was calculated based on the total commuting flight hours, including any deadheads, multiplied by the estimated hourly aircraft operating costs for fiscal 2025 (including fuel, maintenance, staff travel expenses and other variable costs, but excluding fixed capital costs for the aircraft, hangar facilities and salaries).

(4)    For Mr. J. Hagedorn, amounts reflect the cost associated with Company-paid annual physical examination ($6,300).

For Mr. Garth, amounts reflect: (a) severance pay; (b) a lump sum payment in lieu of outplacement services; and (c) benefits offset payments made to Mr. Garth within fiscal 2025 subsequent to his separation date and pursuant to the Garth Separation Agreement. A description of the Garth Separation Agreement is set forth in the section captioned “SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS — Garth Separation Agreement.”

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity-based awards made during fiscal 2025 as well as the range of potential payouts under the EIP, a non-equity incentive plan, with respect to performance goals for fiscal 2025. Based on the design of our EIP for fiscal 2025 and the tabular reporting requirements for grants of plan-based awards, the following table reflects the range of potential incentive payouts, within the “Payouts Under Non-Equity Incentive Plan Awards” columns. However, for purposes of delivering the payout under the EIP to each NEO, a portion of the final calculated annual cash-based incentive payout was subsequently converted to equity in the form of an immediately vested restricted stock unit award.

Grants of Plan-Based Awards for Fiscal 2025

Name	Grant Date(1)		Payouts Under Non-Equity Incentive Plan Awards (2)			Payouts Under Equity Incentive Plan Awards (Common Shares)			Stock Awards: Number of Shares of Stock or Units (#)	Number of Shares Underlying Stock Options (#)	Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (#)(3)
		Approval Date	Min. ($)	Target ($)	Max. ($)	Min.	Target	Max.

James Hagedorn
NSOs	11/8/2024	10/31/2024								126,051	72.60	2,805,895
PUs	1/31/2025	1/30/2025				21,139	42,278	114,151				3,050,950
EIP			1,050,000	2,100,000	5,250,000

Mark J. Scheiwer
NSOs	11/8/2024	10/31/2025								5,253	72.60	116,932
NSOs	1/31/2025	1/30/2025								7,524	70.96	163,722
NSOs	5/1/2025	4/17/2025								11,436	53.36	187,093
PUs	1/31/2025	1/30/2025				2,114	4,228	11,416				305,109
PUs	5/1/2025	4/17/2025				1,875	3,749	10,123				203,436
EIP			292,500	585,000	1,462,500

Nathan E. Baxter
NSOs	11/8/2024	10/31/2024								42,017	72.60	935,298
NSOs	1/31/2025	1/30/2025								10,749	70.96	233,898
PUs	1/31/2025	1/30/2025				8,808	17,616	47,564				1,271,241
EIP			723,887	1,447,774	3,619,435

Christopher J. Hagedorn
NSOs	11/8/2024	10/31/2024								21,009	72.60	467,660
NSOs	1/31/2025	1/30/2025								5,375	70.96	116,960
PUs	1/31/2025	1/30/2025				4,404	8,808	23,782				635,621
EIP			311,240	622,479	1,556,197.5

Dimiter Todorov
NSOs	11/8/2024	10/31/2025								14,181	72.60	315,669
NSOs	1/31/2025	1/30/2025								1,613	70.96	35,099
PUs	1/31/2025	1/30/2025				2,643	5,285	14,270				381,387
EIP			247,500	495,000	1,237,500

Matthew E. Garth
NSOs	11/8/2024	10/31/2024								42,017	72.60	935,298
EIP			593,750	1,187,500	2,968,750

________________________

(1)    In general, grant dates are established in accordance with the Company’s grant date protocol, which generally establishes an effective date for all annual long-term incentives as the second or third trading day following the first quarter earnings release, however, the grant dates for NSO awards made during fiscal 2025 were established during an open trading window on the day of or the day after the applicable Compensation Committee approval.

(2)    The value listed reflects the amount each NEO was eligible to receive based on performance goals set for the EIP Business Performance Factors pursuant to the EIP for fiscal 2025. EIP payouts (up to 100%) were converted to equity in the form of an immediately vested restricted stock unit award on November 13, 2025. A detailed description of the performance goals for the EIP Business Performance Factors, and potential incentive award payouts under the EIP is provided in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation (short-term compensation element)” within the CD&A.

(3)    The grant date fair value of each PU award, and the binomial value for each NSO award, was determined using the value of the underlying Common Shares on the date of grant listed, and was calculated in accordance with the equity compensation accounting provisions of FASB ASC Topic 718, without respect to forfeiture assumptions. Awards are subject to the following vesting provisions:

Award	Vesting Provision
NSOs
Generally, three-year cliff vesting requirement; NSOs granted to Mr. Scheiwer on May 1, 2025 in connection with his promotion, will vest on January 31, 2028, so that they are aligned to the vesting schedule of the annual grant for fiscal 2025.

PUs
Three-year cliff vesting requirement and achievement of the pre-defined performance goals for the applicable three-year performance period. PUs granted to Mr. Scheiwer on May 1, 2025 in connection with his promotion, will vest on January 31, 2028, so that they are aligned to the vesting schedule of the annual grant for fiscal 2025.

Outstanding Equity Awards Table

The following table provides information regarding outstanding equity-based awards as of September 30, 2025.

Outstanding Equity Awards at Fiscal 2025 Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares or Units That Have Not Vested ($)(6)
James Hagedorn	1/29/2016	143,079		64.55	1/29/2026
	2/5/2021	39,263		236.53	2/5/2031
	11/4/2022	200,507		50.40	11/4/2032
	2/3/2023							43,759	2,492,075
	11/16/2023		277,947	56.87	11/16/2033
	2/16/2024							79,139	4,506,966
	11/8/2024		126,051	72.60	11/8/2034
	1/31/2025							42,278	2,407,732

Mark J. Scheiwer	2/5/2021	1,964		236.53	2/5/2031
	11/4/2022		8,355	50.40	11/4/2032
	2/3/2023					1,824	103,877
	10/2/2023		49,116	47.62	10/2/2033	4,106	233,837
	11/16/2023		7,595	56.87	11/16/2033
	2/16/2024							2,163	123,183
	11/8/2024		5,253	72.60	11/8/2034
	1/31/2025		7,524	70.96	1/31/2035			4,228	240,785
	5/1/2025		11,436	53.36	5/1/2035			3,749	213,506

Nathan E. Baxter	4/28/2023		35,212	66.81	4/28/2033			13,472	767,230
	9/5/2023					27,448	1,563,164
	11/16/2023		68,652	56.87	11/16/2033
	2/16/2024		14,935	57.81	2/16/2034			23,872	1,359,510
	11/8/2024		42,017	72.60	11/8/2034
	1/31/2025		10,749	70.96	1/31/2035			17,616	1,003,231

Christopher J. Hagedorn	1/29/2016	5,857		64.55	1/29/2026
	2/5/2021	7,853		236.53	2/5/2031
	11/4/2022		33,418	50.40	11/4/2032
	2/3/2023							7,294	415,393
	11/16/2023		57,033	56.87	11/16/2033
	2/16/2024							16,239	924,811
	11/8/2024		21,009	72.60	11/8/2034
	1/31/2025		5,375	70.96	1/31/2035			8,808	501,616

Dimiter Todorov	2/5/2021	1,571		236.53	2/5/2031
	11/4/2022		6,684	50.40	11/4/2032
	2/3/2023							5,106	290,787
	11/16/2023		29,618	56.87	11/16/2033
	2/16/2024		5,228	57.81	2/16/2034			9,947	566,482
	11/8/2024		14,181	72.60	11/8/2034
	1/31/2025		1,613	70.96	1/31/2035			5,285	300,981

________________________

(1)    All of the NSOs shown in these two columns have a normal vesting date that is the third anniversary of the grant date shown in the column captioned “Grant Date,” with the exception of Mr. Scheiwer’s NSOs granted on May 1, 2025 in connection with his promotion, which will vest on January 31, 2028, so that they are aligned with the vesting schedule of the annual grant for fiscal 2025.

(2)    Each NSO was granted with an exercise price equal to the closing price of one Common Share on NYSE on the date of grant.

(3)    This column shows the aggregate number of RSUs outstanding as of September 30, 2025. The normal vesting date for each award based on the listed grant date is as follows:

Award Type	Grant Date	Normal Vesting Date	Vesting Schedule Notes
RSUs	2/3/2023	2/3/2026	Vests on the third anniversary of the grant date
RSUs	10/2/2023	10/2/2026	Vests on the third anniversary of the grant date
RSUs	9/5/2023	9/5/2026	Vests on the third anniversary of the grant date

(4)    Reflects the market value of unvested RSUs, computed by multiplying the closing price of our Common Shares on September 30, 2025 of $56.95 by the number of Common Shares underlying such unvested RSUs.

(5)    This column shows the aggregate number of Common Shares underlying the PUs outstanding as of September 30, 2025. In each case, the number of Common Shares reported reflects actual certified achievement or probable payout based on accounting assumptions as of September 30, 2025 as indicated below:

Award Type	Grant Date	Payout %	Notes
PUs	2/3/2023	100.0%	Actual performance certified for the 2024 calendar year performance period
PUs	4/28/2023	100.0%	Actual performance certified for the 2024 calendar year performance period
PUs	2/16/2024	100.0%	Probable performance for the FY24-FY26 performance period based on year-end results as of fiscal 2025 year-end
PUs	1/31/2025 5/01/2025	100.0%	Probable performance for the FY25-FY27 performance period based on year-end results as of fiscal 2025 year-end

(6)    Reflects the market value of unvested shares as of September 30, 2025 based on the closing stock price of our Common Shares on September 30, 2025 of $56.95. Value reflects actual or probable payout based on accounting assumptions as of September 30, 2025 as indicated in footnote (5).

Option Exercises and Stock Vested Table

The following table provides information concerning the aggregate amounts realized or received in connection with the exercise or vesting of equity-based awards for each NEO during fiscal 2025.

Option Exercises and Stock Vested for Fiscal 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
James Hagedorn	142,733	1,703,650	55,004	3,987,416
Mark J. Scheiwer	—	—	6,603	541,246
Nathan E. Baxter	—	—	23,949	1,667,196
Christopher J. Hagedorn	3,568	42,391	12,797	934,903
Dimiter Todorov	—	—	11,434	899,511
Matthew E. Garth	—	—	25,126	1,888,292

________________________

(1)    The value realized on exercise of NSOs is calculated based on the excess of the closing price of our Common Shares on the date of exercise over the exercise price of the NSO, multiplied by the number of Common Shares acquired upon exercise.

(2)    Reflects the number of Common Shares received in connection with the RSUs for each respective NEO granted and settled in fiscal 2025 as listed below:

NEO	RSU Grant Date	RSU Vest / Settlement Date
James Hagedorn	2/4/2022	2/4/2025
	11/14/2024	11/14/2024
Mark J. Scheiwer	2/4/2022	2/4/2025
	11/4/2022	11/4/2024
	11/14/2024	11/14/2024
Nathan E. Baxter	4/28/2023	4/28/2025
	11/14/2024	11/14/2024
Christopher J. Hagedorn	2/4/2022	2/4/2025
	11/14/2024	11/14/2024
Dimiter Todorov	2/4/2022	2/4/2025
	11/4/2022	11/4/2024
	11/14/2024	11/14/2024
Matthew E. Garth	12/1/2022	12/1/2024
	11/14/2024	11/14/2024

(3)    The value realized on the settlement of RSUs described above is calculated by multiplying the number of Common Shares underlying the vested shares or units by the closing price of our Common Shares on the applicable settlement date.

Pension Benefits Table

The Scotts Company LLC (“Scotts LLC”) maintains the Associates’ Pension Plan, a tax-qualified, non-contributory defined benefit pension plan. Eligibility for and accruals under the Associates’ Pension Plan were frozen as of December 31, 1997. Monthly benefits under the Associates’ Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a)(i) 1.5% of the individual’s highest average annual compensation for 60 consecutive months during the 10-year period ending December 31, 1997; times

(ii) Years of benefit service through December 31, 1997; reduced by

(b)(i) 1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii) Years of benefit service through December 31, 1997.

Compensation includes all gross earnings plus 401(k) contributions and salary reduction contributions for welfare benefits (such as medical, dental, vision and flexible spending accounts), but does not include earnings in connection with foreign service, the value of a Company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account.

For Mr. J. Hagedorn, benefits under the Associates’ Pension Plan are supplemented by benefits under the Excess Pension Plan. The Excess Pension Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Pension Plan provides additional benefits to participants in the Associates’ Pension Plan whose benefits are reduced by limitations imposed under IRC § 415 and § 401(a)(17). Executive officers and certain key employees participating in the Excess Pension Plan will receive, at the time and in the same form as benefits are paid under the Associates’ Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Associates’ Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the IRC.

The following table shows information related to the Associates’ Pension Plan and the Excess Pension Plan for Mr. J. Hagedorn, the only NEO who participates in either plan. Since both the Associates’ Pension Plan and the Excess Pension Plan were frozen as of December 31, 1997, no further years of credited service have been or may be earned after that date.

Pension Benefits at Fiscal 2025 Year-End

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
James Hagedorn	The Scotts Company LLC Associates’ Pension Plan	9.917	224,864
	The Scotts Company LLC Excess Benefit Plan For Non Grandfathered Associates	2.000	43,347
	Total		268,211
________________________

(1)    The number of years of credited service shown is the applicable service earned under each respective plan as of December 31, 1997, the date each of the plans were frozen. As a result, no additional benefits will be attributed to years of service after such date.

(2)    Assumptions used in the calculation of these amounts are included in Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2025.

Non-Qualified Deferred Compensation Table

The ERP is a non-qualified deferred compensation plan that provides key executives, including the NEOs, the opportunity to: (1) defer compensation with respect to salary and amounts received in lieu of salary; and (2) defer compensation with respect to any Performance Award (as defined in the ERP). The ERP also includes Company SRA contributions which may be awarded to the NEOs at the discretion of the Compensation Committee. The ERP is an unfunded plan and is subject to the claims of the Company’s general creditors. For additional discussion, see the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits (long-term compensation element) — Executive Retirement Plan” within the CD&A.

Non-Qualified Deferred Compensation for Fiscal 2025

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
James Hagedorn	56,000	1,064,125	(5,526,828)	(112,029)	14,662,371
Mark J. Scheiwer	37,278	1,899	61,302	—	661,357
Nathan E. Baxter	54,283	45,688	17,144	—	153,517
Christopher J. Hagedorn	—	—	—	—	—
Dimiter Todorov	52,417	14,438	141,126	—	1,133,030
Matthew E. Garth	14,250	45,375	52,572	(34,992)	335,215
________________________

(1)    These amounts reflect each NEO’s contributions to the ERP during fiscal 2025 which are also included in base salary amounts reported in the Summary Compensation Table.

(2)    Reflects Company matching contributions and discretionary SRA contributions made to the ERP with respect to each NEO during fiscal 2025; however, only Mr. J. Hagedorn received a discretionary SRA contribution during fiscal 2025, which totaled $1,000,000. The contributions for all other NEOs were Company matching contributions only.

Company matching contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company matching contributions with respect to NEO contributions that were made to the ERP between January 1, 2025 and September 30, 2025: Mr. J. Hagedorn, $41,250; Mr. Scheiwer, $7,812; Mr. Baxter, $30,000; Mr. C. Hagedorn, $0; Mr. Todorov, $4,687; and Mr. Garth, $0.

(3)    Represents aggregate earnings for fiscal 2025 allocated to each NEO’s account in accordance with the ERP. Under the terms of the ERP, each participant has the right to elect investment funds against which amounts allocated to such participant’s account under the ERP will be benchmarked. The investment funds include a Company stock fund and mutual funds that are substantially consistent with the investment options available under the RSP. Because there are no preferential earnings, these amounts are not reflected in the Summary Compensation Table.

(4)    Includes amounts previously reported as compensation to the NEOs in the Summary Compensation Table for fiscal 2024 and fiscal 2023 as follows: Mr. J. Hagedorn, $1,672,309; Mr. Scheiwer, n/a; Mr. Baxter, $0; Mr. C. Hagedorn, $0; Mr. Todorov, $12,750; and Mr. Garth, $0. The aggregate balances shown for each of the NEOs is fully vested.

CEO PAY RATIO DISCLOSURE

We are providing the following information regarding the relationship of the annual total compensation of our CEO and that of our “median employee,” as required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K.

Utilizing our defined methodology, we have identified our median employee for fiscal 2025 based on our employee population (including full-time, part-time, temporary and seasonal employees located within or outside of the United States, other than the CEO) as of September 30, 2025.

For fiscal 2025, our median employee is a machine operator located in the United States:

•The annual total compensation of our median employee, excluding the CEO, was $66,696;

•The annual total compensation of our CEO, as reported in the Summary Compensation Table on page 43 of this Proxy Statement, was $12,299,261; and

•The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, excluding the CEO, was 184 to 1.

The annual total compensation for our median employee during fiscal 2025 was calculated using the same methodology we use for our NEOs, as reported in the Summary Compensation Table on page 43 of this Proxy Statement. We identified our median employee based on our employee population as of September 30, 2025 that consisted of 5,192 employees. In accordance with the SEC’s de minimis exemption, we excluded all of our employees in China (13), Mexico (35) and the Netherlands (21). Our median employee was identified utilizing calendar year-to-date gross wages (annualized for our full-time and part-time employees) plus target cash incentive. For employees working outside of the United States, we converted wages to U.S. dollars using budgeted exchange rates.

Note that the SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry. This information is being provided for compliance purposes. Neither the Compensation Committee nor our management used the CEO pay ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our CEO and all other NEOs (“Other NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

									Value of Initial Fixed $100 Investment based on:(4)
Year	SCT Total for CEO(1) $		CAP to CEO (1)(2)(3) $		Avg. SCT Total for Other NEOs (1) $		Avg. CAP Paid to Other NEOs (1)(2)(3) $		TSR $	S&P 500 Household Products Index TSR $	Net Income (Loss) ($M)	Non-GAAP Adj. EBITDA as set forth in our credit facility (5) ($M)
2025	12,299,261		(9,267,076)		3,511,630		265,382		43.9	117.4	145.2	584.3
2024	15,233,189		35,810,891		4,398,951		8,951,295		64.1	132.8	(34.9)	544.1
2023	11,994,566		6,794,634		3,983,355		2,698,654		36.6	106.1	(380.1)	485.5
2022	8,169,861		(3,411,145)		1,949,940		(949,567)		29.0	91.6	(437.5)	567.1
2021	10,713,912	8,226,342	8,226,342	2,761,516	2,761,516	2,446,250	2,446,250	100	97.0	99.9	513.4	916.5
________________________

(1)    James Hagedorn was our CEO for each year presented. The individuals comprising the Other NEOs for each year presented are listed below.

2025	2024	2023	2022	2021
Mark J. Scheiwer	Matthew E. Garth	Matthew E. Garth	David C. Evans	Cory J. Miller
Nathan E. Baxter	Nathan E. Baxter	Nathan E. Baxter	Michael C. Lukemire	Michael C. Lukemire
Christopher J. Hagedorn	Christopher J. Hagedorn	Michael C. Lukemire	Christopher J. Hagedorn	Christopher J. Hagedorn
Dimiter Todorov	Dimiter Todorov	Denise S. Stump	Denise S. Stump	Denise S. Stump
		David C. Evans	Cory J. Miller	Thomas R. Coleman

(2)    The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (3) below.

(3)    Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the CEO and the Other NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in row (A) below reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in row (B) below are based on the service cost for services rendered during the listed year. Amounts in row (C) below are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

2025
Summary Compensation Table Total for CEO	$12,299,261
- Aggregate change in actuarial present value of pension benefits (A)	—
+ Service cost of pension benefits (B)	—
- SCT Stock Awards / SCT Option Awards (C)	(5,856,845)
+ Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	3,831,394
-/+ Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	(19,170,590)
-/+ Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	—
+ Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	(370,296)
- Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year	—
+ Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included	—
Compensation Actually Paid to CEO	$(9,267,076)

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

2025
Average Summary Compensation Table Total for all Other NEOs	$3,511,630
- Aggregate change in actuarial present value of pension benefits (A)	—
+ Service cost of pension benefits (B)	—
- SCT Stock Awards / SCT Option Awards (C)	(1,342,282)
+ Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	914,988
-/+ Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	(2,779,680)
-/+ Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	—
+ Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	(39,274)
- Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year	—
+ Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included	—
Average Compensation Actually Paid to all Other NEOs	$265,382

(4)    The Peer Group TSR set forth in this table utilizes the S&P 500 Household Products Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in the Company’s Annual Report on Form 10-K for fiscal 2025. The comparison assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the S&P 500 Household Products Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)    For fiscal 2025 , we determined Non-GAAP Adjusted EBITDA (as set forth in our credit facility) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our CEO and Other NEOs. Non-GAAP Adjusted EBITDA, as set forth in our credit facility, is a non-GAAP financial performance measure and is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items, such as non-recurring or non-cash items affecting net income (loss). This calculation is intended to be consistent with the calculation of that measure as required by the Company's borrowing arrangements. See the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation (short-term compensation element)” within the CD&A, for additional information regarding Non-GAAP Adjusted EBITDA.

Relationship Between CEO and Other NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Other NEOs and the Company’s cumulative TSR over the five most recently completed fiscal years to that of the S&P 500 Household Products Index over the same period.

CEO and Average Other NEO Compensation Actually Paid Versus TSR
40
30
20
10
0
-10
-20
Compensation Actually Paid ($ Millions)
150
120
90
60
30
0
TSR (9/30/2020 Indexed to $100)
100.0
100.0
99.9
97.0
91.6
106.1
132.8
117.4
8.2
2.4
-3.4
-0.9
29.0
6.8
2.7
36.6
35.8
9.0
64.1
43.9
0.3
-9.3
2020
2021
2022
2023
2024
2025
Fiscal Year
CEO Compensation Actually Paid
Average Other NEO Compensation Actually Paid
Scotts Miracle-Gro Company TSR
S&P 500 Household Products Index TSR

Relationship Between CEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Other NEOs and our Net Income during the five most recently completed fiscal years.

Relationship Between CEO and Other NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Other NEOs and our Company-Selected Measure (Non-GAAP Adjusted EBITDA as set forth in our credit facility) during the five most recently completed fiscal years.

CEO and Average Other NEO Compensation Actually Paid
Versus Non-GAAP Adjusted EBITDA, as set forth in our credit facility
40
30
20
10
0
-10
-20
Compensation Actually Paid ($ Millions)
1,200
900
600
300
0
Non-GAAP Adjusted EBITDA, as set forth in our credit facility ($ Millions)
916.5
567.1
485.5
544.1
584.3
8.2
2.4
-3.4
-0.9
6.8
2.7
35.8
9.0
-9.3
0.3
2021
2022
2023
2024
2025
Fiscal Year
CEO Compensation Actually Paid
Average Other NEO Compensation Actually Paid
Non-GAAP Adjusted EBITDA, as set forth in our credit facility

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs

The financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our CEO and other NEOs for fiscal 2025 to Company performance are Non-GAAP Adjusted EBITDA as set forth in our credit facility, Non-GAAP Free Cash Flow, Net Leverage Improvement and Total Shareholder Return (these measures are not ranked). See the CD&A for a further description of the metrics used in the Company’s executive compensation program.

SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS

Introduction

None of our NEOs has an employment agreement with the Company. Mr. J. Hagedorn, our CEO, has an executive severance agreement (“Hagedorn Severance Agreement”), which provides for certain compensation and benefits upon termination. Each of the NEOs currently employed by the Company other than Mr. J. Hagedorn is a participant in the Company’s Executive Severance Plan. The Hagedorn Severance Agreement and the Executive Severance Plan are described more fully below. Matthew E. Garth departed the Company effective December 31, 2024, and is a party to a separation agreement with the Company that addresses the payments and benefits to which he is entitled in connection with his departure, the terms of which are summarized below.

Hagedorn Severance Agreement

On December 11, 2013, Scotts LLC entered into the Hagedorn Severance Agreement with Mr. J. Hagedorn that superseded and terminated his then-effective employment agreement. Under the Hagedorn Severance Agreement, in the event of termination by the Company without Cause (as defined below) or by Mr. J. Hagedorn for Good Reason (as defined below), his severance payments (“Severance Payments”) will equal the sum of (i) a lump sum cash amount equal to three multiplied by the sum of (A) his base salary in effect immediately prior to the circumstances giving rise to the notice of termination, and (B) the highest annual bonus award paid to him in respect of the three completed plan years preceding the termination date, (ii) to the extent permitted under each applicable plan or arrangement, a lump sum cash payment equal to Mr. J. Hagedorn’s accrued benefits as of the termination date under the Company’s pension plans and (iii) a lump sum cash payment equal to the monthly premiums for a period of three years following the termination date that he would incur if he continued coverage under applicable medical, disability and life insurance plans.

The Hagedorn Severance Agreement incorporates restrictive covenants in the form of an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement (the “Hagedorn Noncompetition Agreement”), which is substantially similar to the agreements with the Company’s other executive officers and is broader in scope and applicability than the noncompetition covenant in his former employment agreement. As additional consideration to Mr. J. Hagedorn for expanding the conditions under which restrictive covenants will be enforceable, and subject to repayment upon certain defined circumstances, in the event of termination by the Company without Cause or by Mr. J. Hagedorn for Good Reason, the Hagedorn Severance Agreement provides that he shall be entitled to a payment of $100,000 per month over 36 months (the “Noncompetition Payments”). Mr. J. Hagedorn would also be entitled to the Noncompetition Payments if he terminates his employment other than for Good Reason, and the Board, in its sole discretion, notifies him that it intends to enforce the noncompetition restrictions set forth in the Hagedorn Noncompetition Agreement.

If Mr. J. Hagedorn is terminated for Cause, all restrictions in the Hagedorn Noncompetition Agreement will apply and no Severance Payments or Noncompetition Payments will be made.

Mr. J. Hagedorn will be ineligible for any Severance Payments or Noncompetition Payments if he does not execute, or he revokes, a release substantially in the form attached to the Hagedorn Severance Agreement.

In the event of any termination of his employment, Mr. J. Hagedorn must immediately resign from any director or employee or officer positions that he holds with the Company Group (as defined below) other than his position as a member of the Board. In addition, if Mr. J. Hagedorn and his affiliates cease to own in the aggregate at least 5% of the voting power of the Company’s outstanding securities, he must also immediately resign from the Board, if requested by the Board, upon a termination of his employment by the Company for Cause.

The Hagedorn Severance Agreement includes a recovery right for incentive-based compensation. To the extent required by applicable law and whether or not then employed, any incentive-based compensation, whether cash or equity, received within the three-year period preceding the event giving rise to a repayment requirement will be repaid or returned by Mr. J. Hagedorn, or the after tax value (to the extent permissible under applicable law) repaid in the event that any equity has then been sold. This repayment/return obligation applies only to cash compensation received or equity awards granted after the effective date of the Hagedorn Severance Agreement, except as otherwise required by applicable law.

The term “Cause” is defined in the Hagedorn Severance Agreement to mean that Mr. J. Hagedorn has: (i) willfully and materially breached the terms of the Hagedorn Noncompetition Agreement; (ii) engaged in willful misconduct that has materially injured the business of the Company, Scotts LLC or any of their subsidiaries or any affiliates of those entities, on a consolidated basis, with the Company or Scotts LLC (collectively, the “Company Group”); (iii) willfully committed a material act of fraud or material breach of his duty of loyalty to the Company Group; (iv) willfully and continually failed to attempt in good faith to perform his duties under the Hagedorn Severance Agreement (other than any such failure resulting from his incapacity due to physical or mental illness); or (v) been convicted, or pled guilty or nolo contendere for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof.

The term “Good Reason” is defined in the Hagedorn Severance Agreement to mean, without Mr. J. Hagedorn’s consent, the existence of one or more of the following conditions: (i) the assignment to Mr. J. Hagedorn of any duties inconsistent with his status as CEO of the Company or a substantial adverse alteration in the nature or status of his responsibilities; (ii) a reduction by the Company of his total direct compensation at target for a fiscal year (which equals the sum of his base salary, target bonus opportunity and the grant date value of any long-term awards for such year), based on the standard grant practices of the Compensation Committee for such year, to an amount less than $5,328,000; (iii) the requirement by the Company that Mr. J. Hagedorn relocate his primary personal residence; (iv) the failure by the Company, without his consent, to pay to him any portion of his current compensation, or to pay him any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due; (v) the failure by the Company to continue in effect any compensation or benefit plan in which Mr. J. Hagedorn is entitled to participate as of the effective date of the Hagedorn Severance Agreement or thereafter which is material to his total compensation, unless an equitable arrangement has been made with respect to such plan, or the failure by the Company to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable; (vi) the failure by the Company to continue to provide Mr. J. Hagedorn with benefits substantially similar to those enjoyed by him as of the effective date of the Hagedorn Severance Agreement or thereafter under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which he is entitled to participate, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit or perquisite that he enjoys, or the failure by the Company to provide him with the number of paid vacation days to which he is entitled on an annual basis as of the effective date of the Hagedorn Severance Agreement; or (vii) any purported termination of his employment without Cause that is not effected pursuant to a notice of termination. Mr. J. Hagedorn must provide written notice within 90 days of an event he believes to be Good Reason and the Company is entitled to 30 days to cure after receipt of the Notice.

Executive Severance Plan

The Executive Severance Plan was amended and restated effective April 25, 2017. Under the terms of the Executive Severance Plan, each participant will be eligible to receive severance benefits in the event his or her employment is terminated involuntarily by the Company without Cause (as defined below), or by the participant for Good Reason (as defined below), provided certain conditions are satisfied. Subject to the terms of the Executive Severance Plan, the Compensation Committee designated each of Mr. Scheiwer, Mr. Baxter, Mr. C. Hagedorn and Mr. Todorov as eligible participants (each a “Participant” and collectively the “Participants”).

The term “Cause” is defined in the Executive Severance Plan as: (a) willful and material breach of the terms of any agreement with the Company; (b) willful misconduct that materially injures the business of the Company or any affiliate; (c) the willful commission of a material act of fraud or a material breach of the duty of loyalty to the Company and its affiliates; (d) the willful failure to substantially perform one’s duties as an employee (for reasons other than physical or mental illness) after reasonable notice of that failure; or (e) conviction or entering into a plea of guilty or nolo contendere for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof.

In order to receive benefits under the Executive Severance Plan as amended, each Participant executed a Tier 1 participation agreement (the “Participation Agreement”) that reflects the terms of the amended plan, the form of which was approved by the Compensation Committee. Mr. C. Hagedorn executed his Participation Agreement in 2021. Mr. Baxter and Mr. Todorov executed their Participation Agreements in 2023. Mr. Scheiwer executed his Participation Agreement in 2025. As a condition to receiving benefits under the Executive Severance Plan, each Participant must also execute a release agreement in favor of the Company upon termination of employment and comply with applicable post-employment obligations.

The Participation Agreement provides for the following severance benefits in the event a Participant’s employment is terminated involuntarily without Cause or the Participant resigns for Good Reason:

•a continuation of base salary, in accordance with the Company’s normal payroll practices, for a period of 24 months after the date of termination (the “Severance Period”);

•a bonus amount equal to two times the target bonus opportunity for the year in which the termination occurs that is payable in two equal installments on the first and second anniversary of termination, subject to the Participant’s continued compliance with any post-employment obligations to the Company; and

•for a period of 24 months, an amount equal to the excess of the then-COBRA premium charged by the Company to terminated employees, over the premium charged to participants for the benefits in which they were enrolled at the effective date of termination (the “Benefits Offset Payment”).

All other benefits to which the Participant has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits. In addition to the foregoing, in the event termination occurs within two years following a Change in Control (as defined in the Executive Severance Plan), the Participant will also receive a payment equal to the prorated annual bonus for the year in which termination occurs.

The Participation Agreement defines “Good Reason” as the existence of one or more of the following conditions without the Participant’s consent: (a) a material diminution in total direct compensation at target (which equals the sum of base salary, target bonus opportunity and grant date value of any long-term awards for a fiscal year/performance period, based on the standard grant practices of the Compensation Committee), other than as a result of (i) an across-the-board reduction for executives at the Participant’s level, (ii) a reduction in total direct compensation at target as a result of the Participant being on a performance improvement or disciplinary plan or (iii) a reduction in total direct compensation at target by reason of unique, supplemental, additional or other one-time incentive compensation grants made in a prior year; or (b) a material diminution in authority, duties or responsibilities which shall not include (i) a change in position to another position which is at the same, or higher, officer level, and for which the participant is reasonably qualified by education, skills or experience or (ii) a requirement to be based at a different office of the Company from that to which the Participant was assigned prior to that required move; except in the instance that the Participant terminates service within two years after a Change in Control because of a requirement to perform services at a location that is more than 50 miles away from the location in which services were performed before the Change in Control, such termination shall constitute termination for Good Reason. Under the terms of the Participation Agreement, Good Reason exists only if the Company fails to cure the event giving rise to Good Reason within 30 days after receiving notice thereof from the Participant.

Garth Separation Agreement

Matthew E. Garth departed the Company effective December 31, 2024 (the “Termination Date”), having served as the Company’s Executive Vice President and Chief Financial Officer. In connection with his departure, the Company entered into a Separation Agreement and Release of All Claims (the “Garth Separation Agreement”) with Mr. Garth on November 25, 2024. The Garth Separation Agreement addressed the payments and benefits to which Mr. Garth was entitled in connection with his departure.

The Company made the following benefits available to Mr. Garth in connection with his departure that are generally consistent with the “Severance Benefits” provided under his Participation Agreement under the Company’s Executive Severance Plan pursuant to a termination without Cause: (a) pay equal to 24 months of salary, at Mr. Garth’s regular monthly base pay, payable in accordance with Scotts LLC’s standard payroll procedures; (b) in lieu of outplacement services, a lump sum payment of $30,000; (c) for a period of 24 months, a benefits offset payment in an amount equal to the excess of the COBRA premium charged by the Company to terminated employees over the premium Mr. Garth paid as an active employee; and (d) an amount equal to two times Mr. Garth’s Target Bonus Opportunity at fiscal 2025 year-end, 50% of which is payable on the first scheduled pay date following the first anniversary of Mr. Garth’s Termination Date and 50% of which is payable on the first scheduled pay date following the second anniversary of Mr. Garth’s Termination Date, subject to Mr. Garth’s continued compliance as of the payment date with all of his post-employment obligations to the Company.

The Compensation Committee elected to provide partial vesting for certain equity-based awards, as follows:

•The 28,599 non-qualified stock options granted on February 3, 2023, the 79,982 non-qualified stock options granted on November 16, 2023 and the 14,935 non-qualified stock options granted on February 16, 2024, vested on a prorated basis on the Termination Date based on the number of days of active service between the grant date and the Termination Date over 1,097 days and will expire on the second anniversary of the Termination Date;

•The 10,940 performance units and related dividend equivalents granted on February 3, 2023 will vest on a prorated basis on February 3, 2026 based on the number of days of active service between the grant date and the Termination Date over 1,097 days with the Company confirming that the performance criteria for this award was satisfied as of the Termination Date; and

•The 27,098 performance units and related dividend equivalents granted on February 16, 2024 will vest on a prorated basis on February 16, 2027, to the extent that the underlying performance criteria have been satisfied as of that date, based on the number of days of active service between the grant date and the Termination Date over 1,097 days.

Pursuant to the terms of the applicable award agreements entered into between the Company and Mr. Garth at the time of grant, the following equity-based awards vested and settled or were forfeited based on the applicable terms and conditions, without modification:

•The 13,580 restricted stock units and related dividend equivalents granted on December 1, 2022 fully vested and settled on December 1, 2024; and

•The 42,017 unvested non-qualified stock options granted on November 8, 2024, were cancelled as of the Termination Date.

All amounts payable to Mr. Garth under the Garth Separation Agreement and the applicable award agreements will be subject to all withholdings and deductions required by federal, state and local taxing authorities.

The payments and benefits described above are the only amounts to which Mr. Garth is entitled under the Garth Separation Agreement (or any other agreement). He also remains entitled to any vested benefits he had as of his Termination Date under other benefit plans or programs maintained by the Company or its subsidiaries, including The Scotts Company LLC Retirement Savings Plan and The Scotts Company LLC Executive Retirement Plan.

The Garth Separation Agreement, together with the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement previously executed by Mr. Garth on April 12, 2023 which continues in effect following his departure, also contains various restrictive covenants, including covenants relating to noncompetition, confidentiality, cooperation and nonsolicitation.

PAYMENTS ON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL

The Company and its subsidiaries have entered into certain agreements and maintain certain plans that may provide compensation to the NEOs employed by the Company and its subsidiaries in the event of a termination of employment and/or a change in control of the Company and that would provide compensation to the NEOs no longer employed by the Company or its subsidiaries upon termination of employment.

Severance Arrangements: None of our NEOs has an employment agreement with the Company. Effective December 11, 2013, Mr. J. Hagedorn entered into the Hagedorn Severance Agreement, which superseded and terminated his then-effective employment agreement. Each of the NEOs currently employed by the Company other than Mr. J. Hagedorn is a participant in the Company’s Executive Severance Plan.

The Hagedorn Severance Agreement and the Executive Severance Plan provide for severance and continued compensation and benefit eligibility as summarized in the table below:

	Prior to CIC		Within 2 Years Following CIC
	Involuntary Without Cause or Voluntary With Good Reason	Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason
Salary Continuation:
CEO	3x base salary (lump sum)	None	3x base salary (lump sum)
All Other NEOs	2x base salary	None	2x base salary (lump sum)
Annual Incentive:
CEO	3x highest bonus paid in prior 3 years (lump sum)	None	3x highest bonus paid in prior 3 years (lump sum)
All Other NEOs	2x target bonus	None	2x target bonus plus prorated annual bonus (lump sum)
Welfare Benefits:
CEO	Coverage ends and CEO receives lump sum payment equal to the equivalent monthly premiums to continue medical, disability and life insurance for a period of 3 years	None	Coverage ends and CEO receives lump sum payment equal to the equivalent monthly premiums to continue medical, disability and life insurance for a period of 3 years
All Other NEOs	Coverage ends and NEO receives Benefits Offset Payment for 24 months	None	Coverage ends and NEO receives lump sum payment equal to Benefits Offset Payment for 24 months
Non-Compete Payments:
CEO	$3.6 million, payable in $100,000 monthly installments	None	$3.6 million, payable in $100,000 monthly installments
All Other NEOs	No additional compensation provided	None	No additional compensation provided

Under the Executive Severance Plan, if an NEO terminates their employment voluntarily without Good Reason, other than for retirement, or such NEO’s employment is terminated for Cause, the NEO is not entitled to receive any additional base salary continuation or any other benefits under the Executive Severance Plan. The Company’s specific obligations to each of the NEOs are detailed in the separate tables that follow.

Equity-Based Compensation Plans: Grants of NSOs, RSUs and PUs are typically subject to three-year, time-based vesting. However, our equity-based compensation plans generally provide for accelerated vesting (either full or partial) or forfeiture in certain situations, as indicated in the following table. These acceleration and forfeiture provisions apply to all Participants in our equity-based compensation plans.

Termination Due to:	Treatment of Unvested NSOs, RSUs and PUs
Retirement	NSOs and RSUs vest on date of termination. PUs generally vest on the third anniversary of the grant date and remain subject to the achievement of performance criteria

Death or Disability	Vest on date of termination

For Cause	Forfeited on date of termination

Any Other Reason	Forfeited on date of termination

Subsequent to Change in Control	Generally vest on date of termination within 24-months following a CIC (“double-trigger”) if the unvested awards are assumed, substituted or continued, as described below
________________________

Retirement: A voluntary termination after a participant reaches age 55 with 10 years of service. As of September 30, 2025, Mr. J. Hagedorn is the only NEO that satisfies the requirements for retirement eligibility.

Disability: Impairment that qualifies a participant for benefits under the Company’s long-term disability plan or any other long-term disability plan sponsored by the Company.

Treatment of Equity Awards Following a Change in Control: Upon a change in control, our Long-Term Incentive Plan generally imposes a “double-trigger” vesting provision, which provides for vesting upon involuntary termination of employment within 24 months after a change in control if (1) equity-based awards are assumed, continued or substituted in the transaction or (2) equity-based awards otherwise continue in effect after the transaction. On the other hand, if the Compensation Committee, after evaluating the facts and circumstances of a change in control event, reasonably concludes that equity-based awards will not be assumed, substituted or continued by the resulting entity, our “responsive” single trigger will take effect and the awards will generally cancel or vest in exchange for a lump sum cash payment. These vesting and forfeiture provisions generally apply to all participants in our Long-Term Incentive Plan.

Based on the vesting and forfeiture provisions, the following treatment applies to each equity-based award type subsequent to a CIC:

•If awards are assumed, substituted or continued: Following an involuntary termination, without Cause, within 24 months after a change in control of the Company, any conditions on the employee’s rights under, or any restrictions on transfer or exercisability applicable to each replaced or continued award, will be waived or lapse as of the date of termination (i.e., “double-trigger”),

•If awards are not substituted or continued:

◦NSOs: Subsequent to a change in control, and only if the unvested NSOs are not substituted or continued, (a) outstanding NSOs will be cancelled and the applicable NEO will receive cash in the amount of, or Common Shares having a fair value equal to, the difference between the change in control price per Common Share and the exercise price per Common Share associated with the cancelled NSO, or (b) the NEO exercises, with the permission of the Compensation Committee, the NEO’s outstanding NSOs within 15 days of the date of the change in control.

◦RSUs: Subsequent to a change in control, and only if the unvested RSUs are not substituted or continued, RSUs will vest in full and all restrictions relating to such awards will lapse. The vested awards will be distributed in (i) a single lump sum cash payment within 30 days following such change in control based on the change in control price or (ii) at the Compensation Committee’s discretion, in the form of whole Common Shares of the Company or shares of any successor company.

◦PUs: Subsequent to a change in control, and only if the unvested PUs are not substituted or continued, all service-based vesting criteria will be deemed to be satisfied and performance goals associated with outstanding awards will be deemed to have been met on the date of the change in control (as specified in the applicable award agreement), all performance periods will be accelerated to the date of the change in control and all outstanding awards will be distributed in a single lump sum cash payment within 30 days following such change in control based on the change in control price.

Termination of Employment and Change in Control — James Hagedorn

The following table describes the approximate payments that would be made to Mr. J. Hagedorn pursuant to the Hagedorn Severance Agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2025, the last day of fiscal 2025. Amounts below exclude accrued benefits, which are fully vested as of September 30, 2025 (and are not further enhanced or accelerated as a result of the potential termination event) and further detailed in the “Pension Benefits at Fiscal 2025 Year-End” or the “Non-Qualified Deferred Compensation for Fiscal 2025” compensation tables as applicable. For further information concerning the outstanding equity-based awards held by Mr. J. Hagedorn as of September 30, 2025, see the table captioned “Outstanding Equity Awards at Fiscal 2025 Year-End.”

	Termination Prior to CIC		Following CIC(1)
Executive Benefits and Payments Upon Termination	Involuntary Without Cause or Voluntary With Good Reason	Termination Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason	CIC Only
Compensation(2):
Base Salary (3x annual base salary)	$3,600,000	$—	$3,600,000	$—
Bonus Amount(3)	10,445,400	—	10,445,400	—
EIP — Pro Rata Payout(4)	2,100,000	2,100,000	2,100,000	—
Equity-Based Compensation:	—	—	—
Stock Options:
Unvested and Accelerated(5)	1,335,557	1,335,557	1,335,557	—
Restricted Stock Units:
Unvested and Accelerated(6)	—	—	—	—
Performance Units:
Unvested and Accelerated(7)	9,406,773	9,406,773	9,406,773	—
Benefits and Perquisites:
Health & Welfare Benefits(8)	74,448	—	74,448	—
Other Payments:
Non-Compete Payments(9)	3,600,000	—	3,600,000	—
Total:	$30,562,178	$12,842,330	$30,562,178	$—
________________________

(1)    Assumes all unvested NSOs, RSUs and PUs will be assumed or substituted in connection with the change in control.

(2)    Equity valuations are based on the $56.95 closing price of our Common Shares on September 30, 2025.

(3)    Bonus amount reflects lump sum payment pursuant to the Hagedorn Severance Agreement of cash severance benefit in an amount equal to three times the EIP payout for fiscal 2025 (without respect to the enhancement for converting the payout to equity), the highest annual bonus paid in any of the three preceding years.

(4)    Since Mr. J. Hagedorn is retirement eligible, he is entitled to a lump sum pro-rata payout of the annual bonus under the EIP for the year of termination. This is in addition to any bonus amount payable under the Hagedorn Severance Agreement. The amount shown assumes that the EIP paid out at 100% of target, in cash.

(5)    Since Mr. J. Hagedorn is retirement eligible, all NSOs are subject to immediate vesting upon termination for any reason other than for Cause. Amount reported reflects the in-the-money value of the unvested NSOs as of September 30, 2025.

(6)    Since Mr. J. Hagedorn is retirement eligible, all RSUs and related deferred dividend equivalents associated with the unvested RSUs are subject to immediate vesting upon termination for any reason other than for Cause. The vested RSUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(7)    Since Mr. J. Hagedorn is retirement eligible, all PUs and related deferred dividend equivalents associated with the unvested PUs are deemed to vest in full on the third anniversary of the grant date upon termination for any reason other than for Cause (subject to the achievement of the underlying performance criteria which is assumed based on accounting assumptions as of September 30, 2025). The vested PUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(8)    Reflects lump sum payment equal to the equivalent monthly premiums to continue medical, disability and life insurance for a period of three years.

(9)    Per the Hagedorn Severance Agreement, Mr. J. Hagedorn will receive non-compete payments totaling $3.6 million, payable in $100,000 monthly installments over the three-year period following an involuntary termination by the Company without Cause, or a voluntary termination by Mr. J. Hagedorn for Good Reason (subject to Mr. J. Hagedorn executing a Release Agreement as prescribed by the Company).

Termination of Employment and Change in Control — Mr. Scheiwer, Mr. Baxter, Mr. C. Hagedorn and Mr. Todorov

The following tables describe the approximate payments that would be made to each of the above-named NEOs pursuant to the Executive Severance Plan or individual award agreements in the event of termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2025, the last day of fiscal 2025. Amounts reflected in the following tables exclude accrued benefits, which are fully vested as of September 30, 2025 (and are not further enhanced or accelerated as a result of the potential termination event) and further detailed in the “Pension Benefits at Fiscal 2025 Year-End” or the “Non-Qualified Deferred Compensation for Fiscal 2025” compensation tables as applicable. For further information concerning the outstanding equity-based awards held by each of the above-named NEOs as of September 30, 2025, see the table captioned “Outstanding Equity Awards at Fiscal 2025 Year-End.”

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason:

Executive Benefits and Payments Upon Termination	Mr. Scheiwer	Mr. Baxter	Mr. C. Hagedorn	Mr. Todorov
Compensation(1):
Base Salary (2x annual base salary)(2)	$1,300,000	$2,000,000	$1,400,000	$1,100,000
EIP — Pro Rata Actual Payout(3)	—	—	—	—
ESP Bonus Amount (4)	1,170,000	3,000,000	1,260,000	990,000
Equity-Based Compensation(5):	—	—	—	—
Stock Options:
Unvested and Accelerated	54,725	—	218,888	43,780
Restricted Stock Units:
Unvested and Accelerated(6)	103,877	—	—	—
Performance Units:
Unvested and Accelerated	—	—	415,393	290,787
Benefits and Perquisites:
Benefits Offset Payment(7)	42,450	42,029	44,019	31,170
Total:	$2,671,052	$5,042,029	$3,338,300	$2,455,737
________________________

(1)    Equity valuations are based on the $56.95 closing price of our Common Shares on September 30, 2025.

(2)    Reflects two times the annual base salary rate in effect as of September 30, 2025 for each NEO.

(3)    Since none of the NEOs are retirement eligible, no payout of the annual bonus would be received under the EIP for the year of termination.

(4)    Pursuant to the Executive Severance Plan, reflects a lump sum payment in an amount equal to two times the cash-based target annual bonus opportunity as of September 30, 2025, which would be payable to the NEO in two equal installments, on the first and second anniversary of the termination effective date, subject to the NEO’s continued compliance with any post-employment obligations to the Company.

(5)    Unless otherwise noted, all unvested NSOs, RSUs and PUs that would vest within 180 days following an Involuntary Termination will continue their vesting schedule; all other unvested awards are forfeited as of the Termination Date.

(6)    The vested RSUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(7)    Reflects an amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2025; calculated for a period of 24 months and payable on a monthly basis.

Termination Due to Death or Disability:

Executive Benefits and Payments Upon Termination	Mr. Scheiwer	Mr. Baxter	Mr. C. Hagedorn	Mr. Todorov
Compensation(1):
Base Salary	$1,300,000	$—	$—	$—
EIP — Pro Rata Actual Payout(2)	585,000	1,447,917	622,500	495,000
ESP Bonus Amount	—	—	—	—
Equity-Based Compensation:
Stock Options:
Unvested and Accelerated(3)	89,279	5,492	223,451	46,150
Restricted Stock Units:
Unvested and Accelerated(4)	337,714	1,563,164	—	—
Performance Units:
Unvested and Accelerated(5)	577,473	3,129,972	1,841,820	1,158,249
Benefits and Perquisites:
Benefits Offset Payment(6)	—	—		—
Total:	$2,889,466	$6,146,545	$2,687,771	$1,699,399
________________________

(1)    Equity valuations are based on the $56.95 closing price of our Common Shares on September 30, 2025.

(2)    Reflects a lump sum payment in an amount equal to a prorated annual bonus award under the EIP for the year of termination, assuming the EIP paid out at 100% of target, in cash for all NEOs.

(3)    For each NEO, all unvested NSOs immediately vest in the event of termination due to death or disability. Amount reported reflects the in-the-money value of the unvested NSOs as of September 30, 2025.

(4)    Reflects immediate vesting and settlement of all unvested RSUs and related deferred dividend equivalents associated with unvested RSUs.

(5)    All unvested PUs and related deferred dividend equivalents associated with unvested PUs are deemed to vest in full on the third anniversary of the grant date upon termination due to death or disability (subject to the achievement of the underlying performance criteria, which is assumed based on accounting assumptions as of September 30, 2025). The vested PUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(6)    Reflects an amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2025; calculated for a period of 24 months and payable on a monthly basis.

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason (within 2 years following CIC assuming awards are assumed, substituted or continued):

Executive Benefits and Payments Upon Termination	Mr. Scheiwer	Mr. Baxter	Mr. C. Hagedorn	Mr. Todorov
Compensation(1):
Base Salary (2x annual base salary)(2)	$1,300,000	$2,000,000	$1,400,000	$1,100,000
EIP — Pro Rata Actual Payout(3)	585,000	1,447,917	622,500	495,000
ESP Bonus Amount (4)	1,170,000	2,895,833	1,245,000	990,000
Equity-Based Compensation:	0	0	0	0
Stock Options:
Unvested and Accelerated(5)	89,279	5,492	223,451	46,150
Restricted Stock Units:
Unvested and Accelerated(6)	337,714	1,563,164	—	—
Performance Units:
Unvested and Accelerated(7)	577,473	3,129,972	1,841,820	1,158,249
Benefits and Perquisites:
Benefits Offset Payment(8)	42,450	42,029	44,019	31,170
Total:	$4,101,916	$11,084,407	$5,376,790	$3,820,569
________________________

(1)    Equity valuations are based on the $56.95 closing price of our Common Shares on September 30, 2025.

(2)    Reflects two times the annual base salary rate in effect as of September 30, 2025 for each NEO.

(3)    Reflects a lump-sum pro-rata payout of the annual bonus under the EIP, assuming the EIP paid out at 100% of target, in cash for all NEOs. The prorated bonus is in addition to any bonus amount payable under the Executive Severance Plan.

(4)    Pursuant to the Executive Severance Plan, reflects a lump sum payment in an amount equal to two times the target annual bonus opportunity as of September 30, 2025, which would be payable to the NEO in two equal installments on the first and second anniversary of the termination effective date, subject to the NEO’s continued compliance with any post-employment obligations to the Company.

(5)    Reflects immediate vesting of all outstanding and unvested NSOs upon termination for any reason other than for Cause. Amount reported reflects the in-the-money value of the unvested NSOs as of September 30, 2025.

(6)    All unvested RSUs and related deferred dividend equivalents are subject to immediate vesting upon termination for any reason other than for Cause. The vested RSUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(7)    All unvested PUs and related deferred dividend equivalents associated with unvested PUs are deemed to vest in full, at target level performance, upon termination for any reason other than for Cause. The vested PUs and related dividend equivalents are generally settled on the third anniversary of the grant date.

(8)    Reflects an amount equal to the excess of the current COBRA premium charged to terminated employees over the premium charged to active employees as of September 30, 2025; calculated for a period of 24 months and payable in a single lump sum.

Change in Control Only — No termination (assuming awards are assumed, substituted or continued):

Executive Benefits and Payments Upon Termination	Mr. Scheiwer	Mr. Baxter	Mr. C. Hagedorn	Mr. Todorov
Compensation(1):
Base Salary (2x annual base salary)	$—	$—	$—	$—
EIP — Pro Rata Actual Payout	—	—	—	—
ESP Bonus Amount	—	—	—	—
Equity-Based Compensation:
Stock Options:
Unvested and Accelerated(2)	—	—	—	—
Restricted Stock Units:
Unvested and Accelerated(2)	—	—	—	—
Performance Units:
Unvested and Accelerated(2)	—	—	—	—
Benefits and Perquisites:
Benefits Offset Payment	—	—	—	—
Total:	$—	$—	$—	$—
________________________

(1)    Equity valuations are based on the $56.95 closing price of our Common Shares on September 30, 2025.

(2)    Assumes unvested NSOs, as well as unvested PUs and RSUs and related dividend equivalents will be assumed or substituted in connection with the change in control.

Employee Confidentiality, Noncompetition, Nonsolicitation Agreements

In connection with executing the Hagedorn Severance Agreement on December 11, 2013, Mr. J. Hagedorn became a party to the Hagedorn Noncompetition Agreement, pursuant to which Mr. J. Hagedorn has agreed to maintain the confidentiality of any “confidential information” (as that term is defined in the Hagedorn Noncompetition Agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for Mr. J. Hagedorn’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The Hagedorn Noncompetition Agreement also contains provisions that prevent Mr. J. Hagedorn from engaging in specified competitive and solicitation activities during his employment with Scotts LLC and its affiliates, and for an additional three years thereafter. As additional consideration for entering into the Hagedorn Severance Agreement, which incorporates the Hagedorn Noncompetition Agreement, Mr. J. Hagedorn is entitled to receive non-compete payments totaling $3.6 million, payable in $100,000 monthly installments over the three-year restrictive period. However, the non-compete payments are only payable in the following situations: (1) in the event Mr. J. Hagedorn’s employment is terminated involuntarily without Cause; (2) in the event Mr. J. Hagedorn voluntarily terminates his employment with Good Reason; or (3) in the event Mr. J. Hagedorn voluntarily terminates his employment without Good Reason, provided the Board notifies Mr. J. Hagedorn that it intends to enforce the restrictive covenants. Failure to abide by the terms of the Hagedorn Noncompetition Agreement will result in forfeiture of any remaining non-compete payments, if applicable, and the repayment of any prior non-compete payments received by Mr. J. Hagedorn pursuant to the terms of the Hagedorn Severance Agreement. Failure to abide by the terms of the Hagedorn Noncompetition Agreement will also result in forfeiture of any future payment under the EIP and will require Mr. J. Hagedorn to return to Scotts LLC any monies paid to him under the EIP within the three years prior to breach.

Mr. Scheiwer, Mr. Baxter, Mr. C. Hagedorn and Mr. Todorov are each parties to an employee confidentiality, noncompetition, nonsolicitation agreement with Scotts LLC (the “Noncompetition Agreement”), pursuant to which each executive officer has agreed to maintain the confidentiality of any “confidential information” (as that term is defined in the Noncompetition Agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for the individual’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The Noncompetition Agreement also contains provisions that, to the extent permitted by applicable law and/or rules of professional conduct for attorneys, prevent the individual party to it from engaging in specified competitive and solicitation activities during his or her employment with Scotts LLC and its affiliates, and for an additional two years thereafter. Failure to abide by the terms of the Noncompetition Agreement will result in forfeiture of any future payment under the EIP and will require the individual to return to Scotts LLC any monies paid to him or her under the EIP within the three years prior to breach.

PROPOSAL NUMBER 2

ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement. This proposal is commonly referred to as the “Say-on-Pay” vote.

Linking executive pay to shareholder value creation and attracting and retaining top performers are central objectives of our executive compensation programs. The Compensation Committee strives to achieve these goals over both the short-term and long-term by establishing plan goals tied to shareholder value creation, that, when achieved or exceeded, reward our NEOs relative to the shareholder value they help create. Conversely, our NEOs receive lower compensation when financial targets and leadership objectives are not met. Our short- and long-term incentive plans incorporate performance metrics that we believe drive shareholder value. Our NEOs are directly aligned with, and invested in the success of our business because the majority of their compensation is impacted positively or negatively by our business results and share price. Our CD&A, which begins on page 26 of this Proxy Statement, provides a detailed description of our compensation philosophy and objectives, the elements of executive compensation we offer and our compensation practices. We encourage you to review the CD&A before voting on this proposal.

As explained in the CD&A, the Company continued its priority focus in fiscal 2025 to reduce costs, improve processes and deploy technology for immediate and multi-year efficiencies. Our compensation programs for fiscal 2025 are designed to maintain this priority focus while generally returning to standard, sustainable compensation design that focuses on motivating and retaining our NEOs long-term. The Company delivered strong financial results for fiscal 2025, and our NEOs received incentive payouts at 165.8% of target, as determined by our business results and achieved metrics under the incentive plan.

Highlights of our compensation philosophy and program for fiscal 2025 include the following:

•Performance-Based Pay: Performance should be the primary driver of compensation decisions. Consistent with this pay-for-performance philosophy, approximately 75%, on average, of the annual total direct compensation opportunity at target for our NEOs, including our CEO, was delivered in the form of variable pay tied to financial and/or share price performance.

•No Employment Agreements: The Company does not maintain employment agreements with any of the NEOs. Severance benefits for our CEO are provided under a separate severance agreement, and severance benefits for all other NEOs are generally provided under an executive severance plan. The Company has entered into arbitration agreements with our NEOs and certain other associates as a means to address certain potential employment issues that may arise.

•Double-Trigger Change in Control Provisions: Our plans include “double-trigger” change in control provisions for equity-based awards that are assumed or substituted in a change in control transaction or that continue in effect after the transaction if there is an involuntary termination of employment within 24 months after a change in control. We believe that a double-trigger provision is appropriate because it provides protection for our impacted executives while protecting the interests of shareholders.

•Clawback Provisions: All of our equity-based awards and annual incentive awards include provisions designed to recoup such awards for violation of post-employment covenants or other post-employment obligations to the Company, or otherwise engaging in certain conduct that is detrimental to the Company. In addition, our Dodd-Frank-compliant executive compensation clawback policy requires the Company to recover any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure in the event of a required accounting restatement due to material non-compliance with any applicable financial reporting requirement.

•Significant Stock Ownership: Each of our NEOs is expected to maintain a significant amount of his or her accumulated wealth in the form of Common Shares. The ownership guidelines are 10 times base salary for our CEO and 3 times base salary for all other NEOs.

•No Repricing or Backdating: We do not reprice underwater stock options or backdate options.

•No Excess Benefit Retirement Plan: Our excess benefit plan was frozen effective December 31, 1997 and the only NEO who was enrolled in this plan before it was frozen is our CEO.

•Independent Consultants: Our Compensation Committee engages independent consultants to advise it with respect to executive compensation levels and practices. The consultants provide no services to management and had no prior relationship with any of our NEOs.

•Compensation Risk Assessment: Management and our Compensation Committee evaluate our compensation plans and arrangements that represent material sources of variable pay, and have concluded for fiscal 2025 that the compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•Independent Compensation Committee: Each member of our Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10C-1 promulgated by the SEC under the Exchange Act. Each member of our Compensation Committee also qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

•Anti-Hedging Policy: Our Insider Trading Policy prohibits all Company employees, including our NEOs, and members of the Board, from engaging in certain hedging transactions relating to Company securities held by them, including short sales, the purchase of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds.

The Say-on-Pay vote is not intended to address any specific element of compensation, but rather provides shareholders an opportunity to express their views regarding the overall compensation of our NEOs and our executive compensation philosophy and objectives, guiding principles, policies and practices.

Recommendation and Vote

For the reasons set forth above, the Company is asking its shareholders to consider the financial performance of the Company for fiscal 2025 and support the compensation of the NEOs as set forth in this Proxy Statement by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnote and narrative disclosures accompanying the tables.”

To be approved, this proposal requires the affirmative vote of the holders of a majority of the Company’s Common Shares present in person or by proxy and entitled to vote on the proposal, which means the votes cast “For” the proposal must exceed the votes cast “Against” the proposal. Abstentions will be treated as votes cast “Against” the proposal. Broker non-votes will not be counted in determining the required vote on the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We highly value the opinions of our shareholders, and conduct on-going outreach with our shareholders to better understand their perspectives on our executive compensation program. Accordingly, although the vote is advisory only and not binding on the Company or the Board, the Compensation Committee will consider the outcome of the Say-on-Pay vote in connection with future executive compensation decisions.

PROPOSAL NUMBER 3

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the selection of the Company’s independent registered public accounting firm and has selected Deloitte & Touche LLP (“Deloitte”) to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2026. Deloitte has served as the Company’s independent registered public accounting firm since 2005 and audited the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2025, and the Company’s internal control over financial reporting as of September 30, 2025. Although it is not required to do so, the Board has determined to submit the Audit Committee’s selection of the independent registered public accounting firm to the Company’s shareholders for ratification as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 is not ratified by the holders of a majority of the Common Shares represented at the Annual Meeting (with an abstention being treated the same as a vote “Against”), the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm for the fiscal year ending September 30, 2027. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, could decide to terminate the engagement of Deloitte and engage another independent registered public accounting firm if the Audit Committee determines such action is necessary or desirable.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

YOUR BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2026.

PROPOSAL NUMBER 4

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN

Proposal

We seek shareholder approval of the amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “Plan”), which was adopted, subject to shareholder approval, by the Compensation and Organization Committee of the Board of Directors (“Compensation Committee”) of The Scotts Miracle-Gro Company (“Company”). The amendment and restatement of the Plan includes the following changes to the Plan:

•Increase in Aggregate Share Limit: The amendment and restatement increases the maximum number of Common Shares available for grant to participants under the Plan by 2,750,000 Common Shares.

•Removal of Fungible Share Ratio: To simplify plan administration, we are eliminating the fungible share ratio (currently 2:1 for full-value awards). Going forward, all awards, regardless of type, will be counted against the share reserve on a strict one-for-one basis. This change will result in a more efficient utilization of the authorized shares.

We refer to the Plan as modified by the proposed amendment and restatement as the “Amended Plan.” A copy of the Amended Plan is attached to this Proxy Statement as Annex A. Capitalized terms that are used but not defined in this proposal are defined in the Amended Plan. The Amended Plan will become effective only if it is approved by our shareholders.

Background

The Company’s shareholders originally approved the Plan at the 2006 Annual Meeting of Shareholders, effective January 26, 2006. The Plan was amended and restated effective as of October 30, 2007 to reflect administrative changes and compliance with IRC § 409A. Subsequently, on January 20, 2010, the Plan was amended to allow award agreements for Plan awards granted on or after January 20, 2010 to specify different termination of service provisions than those set forth in the Plan. On January 20, 2011, the Company’s shareholders re-approved the material terms of the performance criteria under the Plan. The Plan was subsequently amended and restated effective January 17, 2013 to increase the aggregate and individual share and cash limits, create a fungible share pool, among other changes. The January 27, 2017 amendment and restatement revised the aggregate and individual limits for share-based and cash-based awards under the Plan, modified the change in control definition, expanded the performance measures that were able to be considered by the Compensation Committee and increased the number of Common Shares available for awards under the Plan, among other changes. The plan was amended and restated, effective January 24, 2022, to change the aggregate and individual limits for share-based awards under the Plan, expanded the performance measures that could be considered by the Compensation Committee and increased the number of Common Shares available for awards under the Plan, among other changes. The amendment and restatement, effective January 23, 2023, expanded the performance goals that could be considered by the Compensation Committee when setting Performance Goals for performance-based awards, and increased the number of Common Shares available for awards under the Plan, among other changes. The most recent amendment and restatement, effective January 22, 2024, increased the number of Common Shares available for awards under the Plan.

Purpose of this Request for Additional Shares

The Compensation Committee believes it will benefit the Company and its shareholders to continue to have equity-based awards available under the Amended Plan to be used to recruit new employees, directors or third-party service providers and for incentive purposes, where necessary or appropriate. The Amended Plan will continue to make Common Shares available for a variety of awards, allowing the Company to choose the form of award most appropriate to individual circumstances.

The Amended Plan and the requested share increase are vital to supporting the Company's strategic goals and transitioning our compensation program back to a long-term, sustainable model. The Amended Plan is specifically designed to pay for performance by aligning our NEOs and key employees with shareholder interests, linking incentive payouts directly to the achievement of rigorous, multi-year performance goals. These goals underpin our strategy to drive long-term value creation, focusing on key financial and strategic measures aligned with our mid-term plan through fiscal 2027. Furthermore, the availability of a competitive share reserve is necessary to offer compelling equity incentives required to recruit new critical employees and retain the existing high-performing talent responsible for delivering our strategic plan and navigating the on-going financial transition.

This proposal is a crucial step in transitioning to a sustainable equity model. While the Company successfully utilized equity compensation in fiscal 2025 as a temporary measure to assist in maximizing cash flow for accelerated debt paydown — a measure that required higher near-term share utilization — the requested share increase ensures we have the necessary “runway” to continue our LTI program as we transition back to paying the annual cash incentive entirely in cash in future years.

The Amended Plan includes the removal of the fungible share ratio. This change will simplify administration and provide shareholders with a clearer picture of overall dilution as all awards (full-value awards and options) count against the reserve on a strict one-for-one basis, demonstrating a commitment to more straightforward share governance. The Amended Plan will continue to maintain flexibility and enable the Compensation Committee to select the appropriate mix of equity vehicles to meet specific strategic and individual circumstances. The Compensation Committee carefully considered the need for new shares against the potential dilutive impact on shareholders and believes this request is reasonable, necessary, and vital to driving the execution of our mid-term strategy.

Determination of Shares to be Available for Issuance

The Compensation Committee approved the additional share authorization requested under the proposed Amended Plan based, in part, on a belief that approval is crucial to ensure the Company can maintain a competitive and robust long-term incentive program vital for securing the long-term retention of key leaders and adequately incentivizing management to execute our strategic plan. Should shareholders not approve this proposal, the Company will still be authorized to grant awards under the Plan, within the existing share limits. However, the Compensation Committee anticipates that the existing reserve will be exhausted quickly, which would significantly restrict our flexibility to award appropriate levels of equity-based compensation going forward.

If this Proposal Number 4 is approved by our shareholders at the Annual Meeting, the maximum aggregate number of Common Shares that may be issued with respect to grants made on and after January 26, 2026 will be equal to the sum of (i) 2,750,000 new Common Shares, plus (ii) 1,473,914 Common Shares, which is the number of Common Shares that remained available for awards under the Plan as of December 1, 2025 (per the supplemental disclosures outlined below), plus (iii) the number of Common Shares subject to outstanding awards under the Plan as of December 1, 2025 that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised (3,925,104), vested or paid under the Plan. The share reserve is subject to adjustment as described under “Adjustments” below.

The number of Common Shares reserved for issuance under the Plan will be reduced on a one-for-one basis for each Common Share issued under the Amended Plan pursuant to any award type, including stock options, stock appreciation rights and full-value awards.

When deciding on the number of Common Shares to be available for awards under the Amended Plan, the Compensation Committee considered a number of factors, including the number of Common Shares currently available under the Plan, our past share usage (run rate), the number of Common Shares needed for future awards, a dilution analysis, competitive data from relevant peer companies and the current and future accounting expenses associated with our equity award practices. We note that the Company’s run rate has increased significantly between fiscal 2023 and fiscal 2025 due to the strategic, but temporary, decision to convert certain cash-based incentive compensation to equity to prioritize debt reduction and maximize cash flow. This strategic conversion, however, required increased share utilization and contributed to the Company’s higher-than-typical dilution percentage. As we continue our disciplined approach of returning back to our historic leverage ratios, the Company is committed to returning to sustainable compensation practices, including the payment of the annual incentive entirely in cash in future years. We anticipate that this higher utilization will continue on a near-term basis to support this transition and our on-going efforts to focus on retention of our key next-generation leaders below the executive officer level. Shareholder support of our request for additional shares under the Amended Plan is instrumental to preserving the Company’s ability to achieve those critical financial and talent objectives.

Dilution Analysis

As of December 1, 2025, our capital structure consisted of 58,007,149 Common Shares outstanding. In addition, 1,473,914 Common Shares remained available for the grant of future awards under the Plan as of December 1, 2025 (per the supplemental disclosures outlined below). No awards have been granted after December 1, 2025, and prior to the date of this Proxy Statement. As of December 1, 2025, 3,925,104 total equity awards remain outstanding (per the supplemental disclosures outlined below). The proposed share authorization is a request for 2,750,000 new Common Shares to be available for awards under the Amended Plan.

Dilution Analysis — Supplemental Disclosures

The Company is providing the following supplemental disclosures to provide current information on the status of the outstanding equity awards and the shares that remain available to grant in the future as of the date of this Proxy Statement. The supplemental disclosures reconcile the differences between the outstanding equity awards and Common Shares available for future grant as reported in the Company’s Annual Report on Form 10-K for fiscal 2025, with the share data used for purposes of presenting the dilution analysis of the proposed share request. Both the Company and the Compensation Committee urge our shareholders to carefully consider these supplemental disclosures when evaluating the potential cost and dilutive impact of the Company’s share request.

Outstanding Equity Awards as of December 1, 2025: Changes that have occurred subsequent to fiscal 2025 year-end reflect general exercise, settlement and cancellation activity, as well as additional grants that have been made pursuant to the Plan. The Company has provided the following supplemental disclosures table to provide a current view of the outstanding equity awards that should be considered in an analysis of the potential dilutive impact of the new share request:

Shares Underlying Outstanding Equity Awards as of December 1, 2025:

Shares Underlying Outstanding Equity Awards as reported on Form 10-K as of September 30, 2025	3,451,340
Awards settled between October 1, 2025 and December 1, 2025	(386,981)
Awards cancelled between October 1, 2025 and December 1, 2025	(9,383)
Awards granted between October 1, 2025 and December 1, 2025 (Full-value awards)	374,091
Shares reserved for incremental performance above target outstanding PU Awards, where applicable	496,037
Actual equity awards outstanding as of December 1, 2025	3,925,104

Shares Available to Grant as of December 1, 2025: When evaluating the potential dilutive impact of the new share request, it is necessary to adjust the Common Shares available to grant to reflect: (i) activity between October 1, 2025 and December 1, 2025; (ii) Common Shares reserved for potential future payouts above target, if applicable, for PUs outstanding as of December 1, 2025; and (iii) the corresponding 2:1 full value factor adjustment prescribed in the Plan. This adjustment to the number of Common Shares available for grant as of December 1, 2025, is reflected in the table below.

Shares Available for Future Grants as of December 1, 2025:

Shares available to underlie future grants as reported on Form 10-K as of September 30, 2025	2,915,535
Awards cancelled or settled without issuance of shares between October 1, 2025 and December 1, 2025(1) (returned to share pool)	298,634
Options granted between October 1, 2025 and December 1, 2025	—
Full-value awards granted between October 1, 2025 and December 1, 2025(1)	(748,182)
Shares reserved for performance above target for outstanding PU Awards, where applicable(1)	(992,073)
Actual shares available for future grant under the Plan as of December 1, 2025	1,473,914
________________________

(1)    Full value awards have been adjusted to reflect the 2:1 full value adjustment factor prescribed in the Plan. With respect to awards granted after January 26, 2026, the full value adjustment factor is being eliminated in the Amended Plan.

Potential Overhang Calculation Based on Supplemental Disclosures: The supplemental disclosures provided above and below are an accurate reflection of the Common Shares available for future grants and Common Shares outstanding as of December 1, 2025 and provide a basis to evaluate the potential dilutive impact of the Company’s share request.

Potential Overhang with 2,750,000 New Common Shares:

Stock Options Outstanding as of December 1, 2025	2,514,792
Weighted Average Exercise Price of Stock Options Outstanding as of December 1, 2025	$66.48
Weighted Average Remaining Term of Stock Options Outstanding as of December 1, 2025	7.17
Outstanding Full Value Awards under the Plan as of December 1, 2025	906,559
Common Shares Available for Grant under the Plan as of December 1, 2025	1,473,914
Common Shares Requested	2,750,000

The table below shows our potential dilution levels (referred to as overhang) based on our fully diluted Common Shares and our request for 2,750,000 new Common Shares to be available for awards under the Amended Plan. The share authorization after adding the 2,750,000 new Common Shares represents, on a pro forma basis, approximately 12.32% of fully diluted Common Shares of the Company, including all Common Shares that will be authorized under the Amended Plan, as described in the table below. The Compensation Committee believes equity awards are an important component of our equity compensation program, and that this number of Common Shares available under the Amended Plan will allow us to continue awarding equity awards, including the continued use of equity in lieu of cash compensation to help the Company maximize earnings and cash flow available to pay down debt, reach the other financial goals in our operating plan and provide continued focus on retention of key next generation leaders, without an unreasonable amount of potential equity dilution.

	Before Share Authorization	After Share Authorization
Total Equity Awards Outstanding + Shares Available for Grant (A)	5,399,018	8,149,018
Common Shares Outstanding as of December 1, 2025 (B)	58,007,149	58,007,149
Fully Diluted Common Shares (C )	63,406,167	66,156,167
Simple Overhang (A ÷ B)	9.31%	14.05%
Fully Diluted Overhang (A ÷ C)	8.51%	12.32%

The Fully Diluted Common Shares in the foregoing table consists of the Common Shares Outstanding as of December 1, 2025 (on a pro forma basis) plus the Total Equity Awards Outstanding and Shares Available for Grant under the Plan as described in the foregoing table. Based on our current equity award practices and share price, the Compensation Committee estimates that the authorized Common Shares under the Plan may be sufficient to provide us with an opportunity to grant equity awards for two to three years, in amounts determined appropriate by the Compensation Committee. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our Common Shares, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity and promotions during the next few years.

The following table illustrates our traditional run rate for full value awards, which includes the number of time-vested full value awards granted and the number of performance-based awards granted during each fiscal year under the Plan. In addition, this illustrates the run rate analysis that is generally conducted by certain shareholder services firms that includes the number of time-vested full value awards granted and the number of performance-based awards earned during the fiscal year.

						Run Rate
Fiscal Year	Stock Options(1)	Full Value Awards(1)	Performance-Based Awards Granted(1)	Performance-Based Awards Earned	Weighted Average Common Shares Outstanding as of September 30	Traditional Run Rate (Using Performance Awards Granted)	Run Rate (Using Performance Awards Earned)
2025	498,810	392,164	147,787	—	58,700,000	1.77%	1.52%
2024	1,356,698	363,264	240,677	181,791	56,800,000	3.45%	3.35%
2023	696,268	479,787	707,665	250,586	56,000,000	3.36%	2.55%
3-Year Average						2.86%	2.47%

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(1)    Reflects Stock Option and Full Value Awards granted made under the LTIP to employees, non-employee directors and third-party service providers.

The Compensation Committee believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of officers and other employees who are selected to receive awards with those of our shareholders. The Amended Plan is designed to formulate a compensation program that will attract, motivate and retain officers and other employees who we expect will contribute to our financial success, as well as, on a near-term basis, help the Company maximize earnings and cash flow available to pay down debt and maintain compliance with the financial covenants under our credit facility. The Compensation Committee believes that awards granted pursuant to the Amended Plan are a key component of our compensation program. Accordingly, it is vital that an appropriate number of Common Shares be authorized for issuance under the Amended Plan.

Purpose

The purpose of the Amended Plan is to provide a means whereby employees, directors and third-party service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. In addition, the purpose of the Amended Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors or third-party service providers and to provide a means whereby those individuals, upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain ownership of the Common Shares, thereby strengthening their concern for the welfare of the Company.

The following is a brief summary of the material features of the Amended Plan. This summary is qualified in its entirety by reference to the full text of the Amended Plan.

Summary of Operation of the Amended Plan

Share Authorization under the Amended Plan and Limitations on Plan Awards

The Plan currently authorizes 5,399,018 Common Shares as the maximum aggregate number of Common Shares that may be issued to employees, non-employee directors and third-party service providers of the Company. Based on the number of Common Shares subject to outstanding awards under the Plan, 1,473,914 Common Shares remain available for issuance as of December 1, 2025, the Compensation Committee is requesting an additional 2,750,000 Common Shares to be available for awards under the Amended Plan. If this Proposal Number 4 is approved by our shareholders at the Annual Meeting of Shareholders, the maximum aggregate number of Common Shares that may be issued with respect to grants made on and after January 26, 2026, will be equal to the sum of (i) 2,750,000 Common Shares, plus (ii) 1,473,914 Common Shares, which is the number of Common Shares that remained available for awards under the Plan as of December 1, 2025, plus (iii) the number of Common Shares subject to outstanding awards under the Plan as of December 1, 2025 that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the Plan. The share reserve is subject to adjustment as described under “Adjustments” below.

Common Shares available for issuance under the Amended Plan may be authorized and unissued Common Shares or treasury shares. The share authorization will be reduced by one share for each share covered by awards granted on or after January 26, 2026. The full number of Common Shares covered by a stock appreciation right that is to be settled by the issuance of Common Shares will be counted against the number of Common Shares available under the Amended Plan, regardless of the number of Common Shares actually issued on the settlement of such stock appreciation right.

Within the overall share authorization under the Amended Plan, for Plan awards granted on and after January 26, 2026, no more than 4,223,914 Common Shares may be issued pursuant to incentive stock options granted under the Plan, subject to adjustment as described under “Adjustments” below.

The maximum grant date value of Common Shares subject to Plan awards granted to a non-employee director during any fiscal year, in the capacity as a non-employee director, will not exceed $500,000 in total value. For this purpose, the value shall be calculated based on the grant date fair value for such Plan awards for financial reporting purposes. The Company’s fiscal year is currently October 1 through September 30.

Any Common Shares related to awards under the Plan which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Common Shares, are settled in cash in lieu of Common Shares, or are exchanged with the Compensation Committee’s permission, prior to the issuance of Common Shares, for Plan awards not involving Common Shares, shall be available again for grant under the Amended Plan; provided, however, that the number of Common Shares that shall again be available shall be based on the number of shares that were originally debited from the share authorization with respect to such award. If any Common Shares are withheld by the Company or are tendered (either actually or by attestation) by a participant to satisfy any tax withholding obligation with respect to a Plan award (other than an option or stock appreciation right), then the Common Shares so tendered or withheld shall again be available for issuance under the Amended Plan, and shall correspondingly increase the total number of Common Shares available for issuance under the Amended Plan, based on the number of shares that were originally debited from the share authorization with respect to such award.

Notwithstanding anything to the contrary in the prior paragraph, the following Common Shares will not again become available for issuance under the Amended Plan: (i) any Common Shares which would have been issued upon any exercise of an option award but for the fact that the exercise price was paid by a “net exercise” or any Common Shares tendered (either actually or by attestation) by a participant in payment of the exercise price of an option award; (ii) any Common Shares withheld by the Company or Common Shares tendered (either actually or by attestation) by a participant to satisfy any tax withholding obligation with respect to an option award or a stock appreciation right award (but not other Plan awards); (iii) Common Shares covered by a stock appreciation right award that are not issued in connection with the stock settlement upon its exercise; or (iv) Common Shares that are repurchased by the Company using option exercise proceeds.

Eligibility and Participation

As under the current Plan, all employees, directors and third-party service providers of the Company are eligible to participate in the Amended Plan. For purposes of the Amended Plan, an “employee” means any individual who performs services for and is designated as an employee of the Company, an affiliate of the Company or a subsidiary of the Company on the payroll records of the relevant entity; a “director” means any individual who is a member of the Board of the Company; and a “third-party service provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a subsidiary of the Company or an affiliate of the Company, other than a person who (a) provides services in connection with the offer or sale of the Company’s securities in a capital raising transaction or (b) directly or indirectly promotes or maintains a market for the Company’s securities.

Based on current grant practices, the Company estimates there are approximately 200 employees of the Company and its current affiliates and subsidiaries currently eligible to receive Plan awards, including the executive officers of the Company named in the Summary Compensation Table within this Proxy Statement. In addition, following the election of four directors at the Annual Meeting of Shareholders, there will be twelve directors (including Mr. J. Hagedorn in his capacity as CEO) of the Company eligible to receive Plan awards. Mr. J. Hagedorn does not receive additional compensation, including Plan awards, for his services as a director, and the Company does not intend to make any grants to Mr. J. Hagedorn under the Amended Plan for his services as a director. Currently, there is only one third-party service provider that has outstanding Plan awards, and the Company does not anticipate the number of third-party service providers receiving Plan awards in the future to increase significantly.

Performance Goals

Performance Goals shall be established by the Compensation Committee based on one or more of the following criteria or derivations of such criteria or other such criteria as determined by the Compensation Committee, including but not limited to the following: (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales or revenue growth; (d) net operating profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, revenue or dividend yield); (f) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (g) earnings before or after taxes, interest, depreciation and/or amortization; (h) gross or operating margins; (i) productivity ratios; (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense targets; (l) margins; (m) operating efficiency; (n) market share; (o) customer satisfaction; (p) working capital targets; (q) economic value added or EVA(R) (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (r) developing new products and lines of revenue; (s) reducing operating expenses; (t) developing new markets; (u) meeting completion schedules; (v) developing and managing relationships with regulatory and other governmental agencies; (w) managing cash; (x) managing claims against the Company, including litigation; (y) identifying and completing strategic acquisitions or joint ventures; and (z) debt leverage and/or any other bank covenant ratio. Any Performance Goal(s) may be used to measure the performance of the Company, a subsidiary and/or an affiliate as a whole, or any business unit or joint venture of the Company, a subsidiary, and/or an affiliate or any combination thereof, as the Compensation Committee may deem appropriate. Any of the above Performance Goals may be applied as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate.

In addition, the Compensation Committee may provide in any award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and infrequently occurring items as described in applicable Accounting Principles Board opinions and in Management’s Discussion and Analysis of Financial Conditions and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) other appropriate events.

The Compensation Committee may provide for accelerated vesting of any Award based on the achievement of Performance Goals.

Administration

As under the current Plan, the Amended Plan is administered by the Compensation Committee (in the case of awards other than those granted to non-employee directors) or the Board of the Company (in the case of awards granted to non-employee directors). The term “Administrator” means the Compensation Committee or the Board, as applicable.

The Compensation Committee consists of, unless otherwise determined by the Board, not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended, and (ii) “independent directors” as determined in accordance with the independence standards established by the stock exchange on which Common Shares are at the time primarily traded.

The Compensation Committee has the full and exclusive discretionary power to: (i) interpret the terms and the intent of the Amended Plan and any award agreement or other agreement or document ancillary to, or in connection with, the Plan; (ii) determine eligibility for Plan awards granted to participants other than non-employee directors of the Company (which determination will be made by the Board); and (iii) adopt such rules, regulations, forms, instruments and guidelines for administering the Plan as the Compensation Committee deems necessary or proper. The Administrator has the authority to: (i) select Plan award recipients; (ii) establish all terms and conditions of Plan awards and award agreements, including the treatment of Plan awards following a change in control, and whether the terms of any exercise, vesting or restriction periods will be based upon the achievement of specific Performance Goals; (iii) grant Plan awards as an alternative to, or as the form of payment for, grants or rights earned or due under compensation plans or arrangements of the Company; and (iv) construe any provision of the Plan or any award agreement.

The Compensation Committee may delegate to one or more of its members or to one or more officers of the Company, its subsidiaries or affiliates, or to one or more agents or advisors, such administrative duties or powers as the Compensation Committee may deem advisable to the extent permitted or required by law or governing document. In addition, the Compensation Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Compensation Committee: (i) designate employees who are to receive Plan awards; and (ii) determine the size of any such Plan awards. However, the Compensation Committee may not delegate such responsibilities to any such officer for Plan awards granted to an employee who is, on the relevant date, an officer or director of the Company, or a more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as determined by the Board or Compensation Committee in accordance with Section 16 of the Securities Exchange Act of 1934, as amended; the resolution providing such authorization must set forth the total number of Plan awards such officer(s) may grant; and the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the Plan awards granted pursuant to the authority delegated.

Description of Plan Awards

As under the current Plan, the Amended Plan authorizes the grant or award of (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units; (vi) performance shares; (vii) performance units; and (viii) other equity-based awards not described by one of the foregoing awards (collectively, the “Plan awards”).

Only employees of the Company and its subsidiaries may be granted incentive stock options. Employees, directors and third-party service providers may be granted or awarded non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or other equity-based awards.

Pursuant to the Amended Plan, each participant’s award agreement will set forth the extent to which the participant will have the right to exercise, retain or receive, as applicable, the Plan awards subject to such agreement following the termination of the participant’s employment with or provision of services to the Company, its affiliates and/or its subsidiaries, as the case may be. Such provisions are to be determined in the sole discretion of the Administrator, need not be uniform among all Plan awards, may differ from the termination provisions of the Amended Plan and may reflect distinctions based on the reason for termination.

Options

As under the current Plan, non-qualified stock options may be granted to any participant under the Amended Plan. However, incentive stock options may be granted only to eligible employees of the Company or of any parent or subsidiary corporation as permitted under the applicable provisions of the IRC. Options may be granted for terms of up to, but not exceeding, ten years from the date of grant. Further, no incentive stock option granted to a 10% shareholder (as described below) can be exercisable later than the day before the fifth anniversary of its grant date. Each option grant is to be evidenced by an award agreement that specifies the exercise price of the option, the maximum duration of the option, the number of Common Shares to which the option pertains, the conditions upon which the option will vest and become exercisable, including, without limitation, whether Options will vest based upon the achievement of specific Performance Goals and such other provisions as the Administrator may determine.

The exercise price of each option granted to a participant will be specified in the award agreement by the Administrator. The exercise price must be at least 100% of the fair market value of the underlying Common Shares on the grant date; provided, however, that the option price must be at least 110% of the fair market value of a share on the grant date with respect to any incentive stock option issued to a participant who on the grant date owns more than 10% of the total combined voting power of the Company (as determined in accordance with the IRC) (a “10% Shareholder”). For purposes of the Amended Plan, the fair market value of a Common Share on a particular date will generally be the closing price of a Common Share on the relevant trading day or, if such day is not a trading day, on the next trading day on which Common Shares were publicly traded on the New York Stock Exchange (“NYSE”) (the “fair market value”). On December 1, 2025, the fair market value of the Company’s Common Shares was $56.99.

The exercise price of any option must be paid in full at the time of exercise (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Common Shares having a fair market value equal to the exercise price; (iii) by a cashless broker-assisted exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) by any other method approved or accepted by the Compensation Committee in its sole discretion. If the exercise price is paid through the tender of previously acquired Common Shares, those Common Shares must have either been purchased on the open market or been held by the participant for at least six months (or such other period as the Compensation Committee permits) prior to their tender if acquired under the Amended Plan or any other compensation plan maintained by the Company.

Stock Appreciation Rights

The Administrator may, in its discretion, grant stock appreciation rights. The award agreement will specify the grant price, the term of the stock appreciation right and such other provisions as the Administrator determines, including, without limitation, whether a stock appreciation right will vest based upon the achievement of specific Performance Goals. The grant price of each stock appreciation right granted to a participant will be specified by the Administrator in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of the underlying Common Shares as determined on the grant date. No stock appreciation right will be exercisable later than the tenth anniversary of its grant date.

Upon the exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess of the fair market value of a Common Share on the exercise date over the grant price by (ii) the number of Common Shares with respect to which the stock appreciation right is exercised. At the discretion of the Administrator, the payment upon stock appreciation right exercise may be made in cash, Common Shares or a combination thereof, or in any other manner approved by the Administrator. The Administrator’s determination regarding the form of stock appreciation right payout may be set forth in the award agreement pertaining to the grant of the stock appreciation right.

Restricted Stock and Restricted Stock Units

The Administrator may, in its discretion, grant restricted stock and/or restricted stock units to participants. The award agreement will specify the period(s) of restriction, the number of Common Shares covered by the restricted stock or restricted stock unit award, and such other provisions as the Administrator determines. Among other things, the Administrator may impose any conditions and/or restrictions it deems advisable including, without limitation: (i) a requirement that the participant pay a stipulated purchase price for each share of restricted stock or each restricted stock unit; (ii) whether shares of restricted stock and/or restricted stock units vest based upon the achievement of specified Performance Goals; (iii) time-based restrictions on vesting following the attainment of the Performance Goals; (iv) time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Company’s Common Shares are listed or traded; (v) holding requirements or sales restrictions placed on the Common Shares upon vesting of such restricted stock or restricted stock units; and (vi) whether or not a participant may make or refrain from making an election under IRC § 83(b).

Except as provided under the Amended Plan and in a participant’s award agreement, Common Shares subject to a restricted stock award will become freely transferable by the participant after all the conditions and restrictions applicable to such Common Shares have been satisfied or lapse, and restricted stock units will be paid in cash, Common Shares or a combination of cash and Common Shares, as the Administrator determines. Unless otherwise determined by the Administrator and set forth in a participant’s award agreement, participants holding restricted stock may be granted the right to exercise full voting rights with respect to the underlying Common Shares during any period of restriction to the extent permitted or required by law. A participant will have no voting rights with respect to any restricted stock units granted under the Amended Plan.

Performance Units and Performance Shares

The Administrator may, in its discretion, grant performance units and/or performance shares to participants, as evidenced by an award agreement. The Administrator may establish Performance Goals for a participant for a particular performance period based upon various Performance Goals as described above under “Summary of Operation of the Amended Plan — Performance Goals.” Each performance unit will have an initial value that is established by the Administrator at the time of the grant. Each performance share will have an initial value equal to the fair market value of a Common Share on the grant date. The Administrator will set Performance Goals in its discretion which will, depending on the extent to which they are met, determine the value and/or number of performance units or performance shares that may be paid out to the participant. After the applicable performance period has ended, the holder of performance units or performance shares will be entitled to receive payout on the value and number of performance units or performance shares earned during such performance period to the extent Performance Goals have been met. The Administrator may pay earned performance units or performance shares in cash, in Common Shares or a combination of both, equal to the value of the earned performance units or performance shares at the close of the applicable performance period.

Other Equity-Based Awards

The Administrator may, in its discretion, grant equity-based or equity-related awards not otherwise described in the Amended Plan (including the grant or offer for sale of unrestricted Common Shares) to participants, in such amounts and subject to such terms and conditions as the Administrator may determine. Each other equity-based award will be expressed in terms of Common Shares or units based on Common Shares, as determined by the Administrator. The Administrator may also establish Performance Goals in its discretion, and the value and/or number of other equity-based awards that may be paid out to a participant will depend on the extent to which such Performance Goals have been met. Payment, if any, other equity-based awards may be made in cash or Common Shares as the Administrator determines.

Dividends and Dividend Equivalents

Any participant may be granted dividends or dividend equivalents based on the dividends declared on the Common Shares underlying a Plan award (other than options or stock appreciation rights), to be credited as of the dividend payment dates, during the period between the grant date of the Plan award and the date the Plan award vests or expires, as determined by the Administrator; provided, however, that dividends or dividend equivalents shall be payable only when and to the extent the underlying Plan awards vest and become payable. Any such dividend equivalents will be converted to cash or additional Common Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

Tax Withholding

Consistent with the Financial Accounting Standards Board’s Accounting Standards Update No. 2016-09 as released in March 2016, the Amended Plan provides that the Company has the right to withhold from any payment of cash or Common Shares to a participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including a participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“taxes”) with respect to a Plan award. The Company may require the payment of any taxes before issuing any Common Shares pursuant to a Plan award. The Compensation Committee may, if it deems appropriate in the case of a participant, withhold such taxes through a reduction of the number of Common Shares delivered to such participant, or allow the participant to elect to cover all or any part of such withholding for taxes, through a reduction of the number of Common Shares delivered to the participant or a subsequent return to the Company of Common Shares held by the participant, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

Participants Based Outside the United States

In order to comply with the laws in other countries in which the Company, its affiliates and/or its subsidiaries operate or have employees, directors or third-party service providers, the Compensation Committee has the power and authority to: (i) determine which affiliates and subsidiaries are covered by the Amended Plan; (ii) determine which employees, directors and/or third-party service providers outside the United States are eligible to participate in the Amended Plan; (iii) modify the terms and conditions of any Plan award granted to employees and/or third-party service providers outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after a Plan award is made, that the Compensation Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Change in Control

A “change in control” will be deemed to occur upon the occurrence of any of the following:

•a change in the majority of the members of the Board, from those in office on the date the Amended Plan is approved by the Company’s shareholders (“incumbent directors”), for any reason other than death (provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors then in office will be counted as an incumbent director in determining if there has been a change in a majority of the Board);

•any person (other than the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or any of the Company’s subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Compensation Committee) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

•the consummation of (i) the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such transaction will own less than 50% of the voting power of such entity or (ii) the sale or other disposition of all or substantially all of the assets of the Company;

•the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

•for any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P., as determined by the Compensation Committee, becomes the beneficial owner, directly or indirectly, of securities representing more than 49% of the combined voting power of the Company’s then outstanding securities.

The Compensation Committee may provide for a more restrictive definition of change in control in an award agreement if necessary or appropriate to comply with IRC § 409A or as the Compensation Committee deems appropriate.

In the event of a change in control, provided the outstanding awards are not assumed or substituted as provided below, outstanding awards shall be treated as follows. Each option and stock appreciation right (other than options and stock appreciation rights of non-employee directors of the Company) outstanding on the date of the change of control may be cancelled in exchange either for cash equal to the excess of the change in control price, as defined below, over the exercise price or grant price, as applicable, of the cancelled option or stock appreciation right or, in the discretion of the Compensation Committee, for whole Common Shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or stock appreciation right plus cash equal to the value of any fractional common share. The Compensation Committee may allow participants to exercise any outstanding options or stock appreciation rights that are to be cancelled by following the normal procedures for exercising options and stock appreciation rights within 15 days of the date of the change in control. All Performance Goals will be deemed to have been met on the date of the change in control, all performance periods will be accelerated and all Plan awards for which Performance Goals have been established will be distributed in a single lump sum cash payment within 30 days following the change in control. All other then-outstanding Plan awards whose exercisability or vesting depends merely on the satisfaction of a service obligation by a participant to the Company, a subsidiary or an affiliate will vest in full and will be distributed, if not already held by the participant and to the extent applicable, in a single lump-sum cash payment within 30 days following the change in control based on the change in control price or, at the discretion of the Compensation Committee, in the form of whole Common Shares based on the change in control price.

The foregoing accelerated payments will not be made to a participant if the Compensation Committee determines, prior to the change in control and subject to requirements contained in the Amended Plan, that immediately after the change in control, the Amended Plan awards will be honored or assumed, or new rights with substantially equivalent economic value will be substituted therefor, by the employee’s employer, or (if the Company is the surviving company) that the Plan awards in effect immediately prior to the change in control will continue without change following the change in control. In that event, accelerated payments will be made in limited circumstances upon involuntary or constructive termination within 24 months immediately following the change in control.

The “change in control price” will be (i) the price per Common Share paid in connection with the transaction resulting in the change in control or (ii) in the event of a change in control not related to a transfer of Common Shares, the highest fair market value of a Common Share on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs.

Upon a change in control, outstanding non-qualified stock options or stock appreciation rights issued to non-employee directors of the Company will be cancelled unless (i) the Common Shares remain publicly traded or (ii) the non-employee director remains a director of the Company immediately following the change in control. Each non-qualified stock option or stock appreciation right issued to a non-employee director that is cancelled will be exchanged either for cash equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled non-qualified stock option or stock appreciation right or, in the discretion of the Board, for whole Common Shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled non-qualified stock option or stock appreciation right plus cash equal to the value of any fractional common share. The Board also may allow non-employee directors to exercise any outstanding non-qualified stock options or stock appreciation rights that are to be cancelled by following the normal procedures for exercising non-qualified stock options and stock appreciation rights within 15 days of the date of the change in control. Restricted stock or restricted stock units held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price within 30 days following such change in control. All other types of Plan awards held by non-employee directors will be settled within 30 days following such change in control for a lump sum cash payment equal to the change in control price less any amount a non-employee director would be required to pay in order for the Plan award to be exercised or settled, other than any such amount related to taxes.

Notwithstanding the foregoing, the Plan awards subject to IRC § 409A will not be paid or settled upon change in control unless the change in control under the Amended Plan constitutes a “change in control event” under IRC § 409A and Treasury Regulation Section 1.409A-3(i)(5).

Forfeiture Events

The Administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to a Plan award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or Performance Goals of the Plan award. These events may include, but will not be limited to: (i) termination of employment for cause; (ii) termination of the participant’s provision of services to the Company, an affiliate and/or a subsidiary; (iii) violation of material policies of the Company, an affiliate and/or a subsidiary; (iv) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant; or (v) other conduct by the participant that is detrimental to the business or reputation of the Company, its affiliates and/or its subsidiaries.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant must reimburse the Company the amount of any payment in settlement of a Plan award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement. All Plan awards are subject to any Company clawback or recoupment policies, share trading policies and other policies that the Company may implement. See the Compensation Discussion and Analysis for a description of the Company’s clawback policy.

Transferability of Plan Awards

During a participant’s lifetime, the participant’s Plan awards are exercisable only by the participant or the participant’s legal representative. Plan awards are not transferable other than by will or the laws of descent and distribution. No Plan awards may be subject to attachment, execution or levy of any kind, and any purported transfer in violation of the Amended Plan will be null and void. Notwithstanding the foregoing and subject to certain exceptions, the Administrator may, in its discretion, permit any or all Plan awards (other than incentive stock options) to be transferred (without value) by a participant.

Adjustments

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Common Shares, exchange of Common Shares, dividend in kind or other similar change in capital structure, number of outstanding Common Shares or distribution to shareholders of the Company, the Compensation Committee, in its sole discretion, shall, as required to prevent dilution or enlargement of participants’ rights under the Amended Plan, substitute or adjust, as applicable: (i) the number and kind of Common Shares that may be issued under the Amended Plan or under particular forms of Plan awards; (ii) the number and kind of Common Shares subject to outstanding Plan awards; (iii) the exercise price or grant price applicable to outstanding Plan awards; and (iv) other value determinations applicable to outstanding Plan awards.

The Compensation Committee, in its sole discretion, shall also make adjustments in the terms of any Plan award to reflect such changes or distributions and to modify any other terms of outstanding Plan awards, including modifications of Performance Goals and changes in the length of performance periods. Subject to certain provisos as set forth in the Amended Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the Amended Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as the Compensation Committee may deem appropriate, subject to compliance with the applicable rules, if any, under the IRC.

The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, Plan awards in recognition of unusual and infrequently occurring items affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, as the Compensation Committee determines appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made under the Amended Plan. Notwithstanding anything to the contrary, an adjustment to an option or to a stock appreciation right can be made only to the extent such adjustment complies with the requirement of IRC § 409A.

Amendment, Modification, Suspension and Termination; Repricing Requires Shareholder Approval

As under the current Plan, the Compensation Committee may alter, amend, modify, suspend or terminate the Amended Plan, at any time and from time to time, or any award agreement under the Amended Plan in whole or in part; provided, however, that the Amended Plan provides that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Common Shares), the Compensation Committee shall not, without prior shareholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights, (ii) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original option or stock appreciation rights, or (iii) cancel outstanding options or stock appreciation rights with an exercise price above the current share price in exchange for cash or other securities. No material amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rules.

The Amended Plan will terminate on January 23, 2032, unless terminated earlier as provided above.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the Amended Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income or employment tax laws.

Incentive Stock Options

Incentive stock options are intended to qualify for special treatment available under IRC § 422. A participant will not recognize any income when an incentive stock option is granted. No income is recognized upon the exercise of an incentive stock option (although the exercise of an incentive stock option may result in or increase alternative minimum tax liability). The Company will not receive a deduction at either the grant or exercise of an incentive stock option. Also, incentive stock options are not subject to employment taxes.

If a participant acquires Common Shares by exercising an incentive stock option and continues to hold those Common Shares for one year or, if longer, until the second anniversary of the grant date (each of these periods is called an “incentive stock option holding period”), the amount the participant receives when the participant disposes of the Common Shares, minus the exercise price, will be taxable as long-term capital gain or loss (this is referred to as a “qualifying disposition”). Upon a qualifying disposition, the Company is not entitled to a deduction.

If a participant disposes of the Common Shares before the end of either incentive stock option holding period (this is referred to as a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess, if any, of (i) the fair market value of the Common Shares on the date the incentive stock option was exercised, or, if less, the amount received on the disposition, over (ii) the exercise price. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. The participant’s additional gain will be taxable as long-term or short-term capital gain (depending on whether the participant held the Common Shares for more than one year).

If a participant uses Common Shares received in the prior exercise of an incentive stock option (“delivered shares”) to pay the exercise price of an incentive stock option, the participant’s payment will be treated as a disqualifying disposition of the delivered shares if the delivered shares are used to exercise an incentive stock option before the end of their incentive stock option holding periods. This type of disposition generally will cause the participant to recognize ordinary income on the delivered shares equal to the ordinary difference between the exercise price of the delivered shares and the fair market value of the delivered shares at exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. If a participant exercises an incentive stock option using (i) Common Shares that were not purchased pursuant to an incentive stock option or (ii) delivered shares that were purchased by exercising an incentive stock option that satisfied the incentive stock option holding periods, the participant generally will not recognize income, gain or loss in connection with the exercise.

If a participant exercises an incentive stock option using only delivered shares to pay the exercise price, the participant’s basis in the same number of new Common Shares will be the same as the participant’s basis in the delivered shares plus the taxable income, if any, that the participant recognized on the delivery of the delivered shares. Any additional new Common Shares will have a zero basis.

The rules that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. When an incentive stock option is exercised, a participant must treat the excess, if any, of the fair market value of the Common Shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. The rules affecting the application of the alternative minimum tax are complex and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.

Non-Qualified Stock Options

Non-qualified stock options do not receive the special tax treatment afforded to incentive stock options under the IRC. A participant will not recognize any income when a non-qualified stock option is granted and the Company will not receive a deduction at that time. However, unlike an incentive stock option, when a non-qualified stock option is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. Also, unlike an incentive stock option, this same amount will be subject to employment taxes. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of an non-qualified stock option, he or she will have ordinary income equal to the value of the number of Common Shares that the participant purchases over the value of the number of Common Shares the participant surrenders, less any cash the participant uses to pay the exercise price. This same amount will be subject to employment taxes. When a non-qualified stock option is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives when the participant disposes of the Common Shares that the participant acquired by exercising a non-qualified stock option is larger than the exercise price the participant paid plus the amount of ordinary income recognized in the non-qualified stock option exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the exercise of the non-qualified stock option. But, if the amount a participant receives when the participant disposes of the Common Shares that the participant acquired by exercising a non-qualified stock option is less than the exercise price the participant paid plus the amount of ordinary income recognized in the non-qualified stock option exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the exercise of the non-qualified stock option.

Restricted Stock

Unless a participant makes an election under IRC § 83(b), the participant will not recognize taxable income when restricted stock is granted and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock vests (i.e., when the participant can no longer lose them or is transferable) equal to the fair market value of the Common Shares the participant receives when the restrictions lapse, less any amount paid for the restricted stock, and the Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes. Also, the same amount will be subject to employment taxes.

If the amount a participant receives when the participant disposes of these Common Shares is larger than the value of the Common Shares when the restricted stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the restricted stock vested. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when the restricted stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the restricted stock vested.

If a participant makes a Section 83(b) election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares of restricted stock on the grant date, less any amount paid for the restricted stock, and the Company will be entitled to a deduction equal to the income that the participant recognizes at that time. Also, the same amount will be subject to employment taxes. However, the participant will not recognize income when (and if) the restrictions lapse. If a participant earns the Common Shares, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits the participant’s restricted stock, the participant’s tax deduction in connection with that forfeiture is limited to the amount, if any, paid for the restricted stock.

Stock Appreciation Rights

A participant will not recognize any income when a stock appreciation right is granted and the Company will not receive a deduction at that time. When a stock appreciation right is exercised, a participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares the participant receives upon exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. Also, the same amount will be subject to employment taxes. If the amount a participant receives when the participant disposes of any Common Shares acquired upon the exercise of a stock appreciation right is larger than the value of the Common Shares when the stock appreciation right was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the stock appreciation right was exercised. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when the stock appreciation right was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the stock appreciation right was exercised.

Restricted Stock Units, Performance Units and Performance Shares

A participant will not recognize taxable income when the Company grants the participant restricted stock units, performance units or performance shares and the Company will not receive a deduction at that time. However, if the participant earns the Plan award, the participant will recognize ordinary income equal to the cash and/or the fair market value of the Common Shares the participant receives at the time of delivery. Also, the same amount will be subject to employment taxes. The Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives when the participant disposes of the Common Shares acquired upon the settlement of a restricted stock unit, performance unit or performance share is larger than the value of the Common Shares when the participant received them, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Section 409A of the IRC

The Amended Plan provides that the Plan is intended to comply with the requirements of IRC § 409A to the extent applicable. All Plan awards shall be construed and administered such that the Plan award either (i) qualifies for an exemption from the requirements of IRC § 409A or (ii) satisfies the requirements of IRC § 409A. If a Plan award is subject to IRC § 409A, unless the award agreement provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under IRC § 409A; (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under IRC § 409A; (iii) payments to be made upon a change in control shall only be made upon a “change of control event” under IRC § 409A; (iv) each payment shall be treated as a separate payment for purposes of IRC § 409A; and (v) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with IRC § 409A.

Any Plan award granted under the Plan that is subject to IRC § 409A, and that is to be distributed to a “specified employee” (as defined under IRC § 409A) upon a termination of employment shall be administered so that any distribution with respect to such Plan award shall be postponed for six months following the date of the participant’s termination of employment, if required by IRC § 409A. If a distribution is delayed pursuant to IRC § 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the participant’s death.

Although the Company intends to administer the Plan to prevent taxation under IRC § 409A, the Company does not represent or warrant that the Plan or any Plan award complies with any provision of federal, state, local or other tax law.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. In some instances, participants may be subject to tax in jurisdictions other than the United States and may result in tax consequences that differ from those described above.

New Plan Benefits Under the Amended Plan

The Compensation Committee has not granted any awards under the Amended Plan subject to stockholder approval of the Amended Plan. Participation and the types of awards under the Amended Plan are subject to the discretion of the Compensation Committee, consistent with the terms and limitations of the Amended Plan, and as a result, the benefits or amounts that will be received by any participant or groups of participants under the Amended Plan are not currently determinable. For information on awards granted between October 1, 2024 and September 30, 2025 under the Plan to our named executive officers, see the sections captioned “EXECUTIVE COMPENSATION TABLES — Summary Compensation Table” and “EXECUTIVE COMPENSATION TABLES — Grants of Plan-Based Awards Table” in this Proxy Statement.

Recommendation and Vote

The affirmative vote of holders of a majority of the Company’s Common Shares that are voted on the proposal is necessary to approve this proposal. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “against” this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY LONG-TERM INCENTIVE PLAN.

AUDIT COMMITTEE MATTERS

In accordance with applicable SEC Rules, the Audit Committee issued the following report on December 1, 2025. The Audit Committee consisted of the following members as of such date: Edith Avilés; Roberto Candelino; David C. Evans, Chair; and Mark D. Kingdon.

Report of the Audit Committee for Fiscal 2025

Role of the Audit Committee, Independent Registered Public Accounting Firm and Management

The Audit Committee consists of four directors, each of whom satisfies the applicable independence requirements set forth in the NYSE Rules and under SEC Rule 10A-3, and operates under a written charter adopted by the Board. A copy of the Audit Committee charter is posted under the “Corporate Governance” heading on the Company’s website at https://investor.scotts.com.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the U.S. Public Company Accounting Oversight Board or the PCAOB.

In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm their independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Chief Internal Auditor, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Financial Officer and other executive officers of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Recommendation

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2025 Annual Report to Shareholders and Annual Report on Form 10-K for fiscal 2025 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors of the Company:

David C. Evans, Chair
Edith Avilés
Roberto Candelino
Mark D. Kingdon

Fees of the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed by Deloitte, including expenses, for fiscal 2025 and fiscal 2024 were $2,438,179 and $2,448,351, respectively. These amounts included fees for professional services rendered by Deloitte in connection with (1) its audit of the Company’s consolidated financial statements, (2) its audit of the effectiveness of the Company’s internal control over financial reporting and (3) its review of the unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as fees for services performed in connection with consents related to SEC registration statements and reports related to statutory audits.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Deloitte, including expenses, for fiscal 2025 and fiscal 2024 were $139,262 and $1,393,778, respectively. Audit-related fees include fees for services related to (i) acquisitions and divestitures, (ii) audit-related research and assistance and (iii) internal control reviews.

Tax Fees

The aggregate fees for tax services rendered by Deloitte, including expenses, for fiscal 2025 and fiscal 2024 were $51,548 and $206,929, respectively. Tax fees are related to tax compliance and advisory services and assistance with tax audits.

All Other Fees

The aggregate fees for non-audit services rendered by Deloitte for fiscal 2025 and fiscal 2024 were $3,790 and $3,790, respectively. The fees under this category are related to technical subscriptions.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

None of the services described under the headings “Audit-Related Fees,” “Tax Fees” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 C.F.R. § 210.2-01(c)(7)(i).

The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and PCAOB, the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

The Audit Committee may delegate to a Designated Member (as defined in the policy), who must satisfy the applicable independence requirements set forth in the NYSE Rules, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. Any decision by a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at its next regularly scheduled meeting.

All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm are disclosed in accordance with applicable SEC Rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since the beginning of fiscal 2025, the Company is not aware of any transactions in which it or any of its subsidiaries was or will be a participant and in which any persons deemed to be “related persons” for purposes of Item 404(a) of SEC Regulation S-K had or will have a direct or indirect material interest that required disclosure pursuant to Item 404(a) of SEC Regulation S-K. Each of the transactions described below were reviewed and approved (or ratified) by the Governance Committee or Compensation Committee, as applicable, pursuant to the Company’s Related Person Transaction Policy:

Scotts LLC maintains a “time sharing agreement,” as that term is defined in the provisions of 14 C.F.R. § 91.501(b)(6) and (c)(1), as amended, with the Company’s: Chairman & Chief Executive Officer, Mr. J. Hagedorn; and President & Chief Operating Officer, Mr. Baxter. The agreement permits Messrs. J. Hagedorn and Baxter to purchase flight hours on Company aircraft for personal use at a cost that is calculated as the lesser of the Company’s incremental direct operating cost per flight hour or the maximum charge allowed for such flight as set forth in 14 C.F.R. § 91.501(d), as amended. During fiscal 2025, Mr. J. Hagedorn purchased 188.2 flight hours and Mr. Baxter purchased 71.8 flight hours under their time sharing agreements at a cost of $468,342 and $168,274, respectively, plus applicable federal excise taxes. Under the terms of the time sharing agreement, which is governed by the rules of the Federal Aviation Administration, the Company remains responsible for providing licensed and qualified pilots, maintaining the aircraft in airworthy operating condition and carrying in full force and effect public liability, property damage, “all-risk” hull and any other necessary policies of insurance in respect of the aircraft, naming Messrs. J. Hagedorn and Baxter as additional insureds.

From time to time, Scotts LLC leases aircraft for business use from Hagedorn Aviation, Inc. (“Hagedorn Aviation”), an aircraft operating company of which Mr. J. Hagedorn is the majority shareholder. During fiscal 2025, the Company leased Hagedorn Aviation aircraft at a cost of $486,362. Because fuel that has been purchased on a Company account is sometimes used in Hagedorn Aviation aircraft, Hagedorn Aviation is obligated to reimburse the Company for fuel used during fiscal 2025 in the amount of $571,406.

The Farms For City Kids Foundation, Inc. (“Farms”) is a 501(c)(3) nonprofit organization that, per its website, annually hosts more than 750 students each year in an all-expense paid one-week residential educational program at Spring Brook Farm in Reading, Vermont, a working farmstead that Farms owns and operates. Modeled on a similar program in the United Kingdom, Farms provides school-aged children from less-advantaged backgrounds in areas including metropolitan New York, Boston and Vermont with educational opportunities they would not otherwise have. By engaging in hands-on learning in outdoor classrooms, these young people connect with the natural world and explore new dimensions of learning as academics integrate with everyday farm activities and sustainable agricultural practices. Mr. J. Hagedorn and his wife, Karli Hagedorn, founded Farms in 1992, and they currently serve as board members as well as Vice President and President, respectively. During fiscal 2025, Farms received $923,044 in support that the Company either directly provided or helped generate.

The Hagedorn Legacy Foundation (“HLF”) is a private charitable foundation with 501(c)(3) status. HLF’s directors and officers include Mr. J. Hagedorn, other members of the Hagedorn family and certain Company employees. The Scotts Miracle-Gro Foundation (“SMGF”) is a 501(c)(3) established in 2016 to promote the Company’s support of efforts to address environmental and social issues that impact the community. SMGF focuses its work in four areas: community enhancement; environmental improvement; youth empowerment; and social justice. HLF and SMGF have partnered over the years to fund an endowment at The Ohio State University that provides direct scholarship support for entrepreneurially minded students who have a financial need. SMGF also collaborates with HLF on its Legacy Project, a unique jointly funded coaching program that gives motivated students personal one-on-one coaching to help them successfully move through their high school years and into a post-secondary learning experience. Students get opportunities to interact with entrepreneurial thinkers, learn more about their own character strengths, develop and work toward their own goals and develop inquiry, problem-solving and other skills for success in the professional world. The students receive financial support for college or other post-secondary training. During fiscal 2025, HLF received an aggregate of $229,982 comprised of direct financial support from SMGF and/or indirect administrative support from Scotts LLC.

Nicholas Hagedorn is the son of Mr. J. Hagedorn and brother of Mr. C. Hagedorn. Mr. N. Hagedorn is currently employed by The Hawthorne Gardening Company LLC, a subsidiary of the Company, as Chief Genetics Officer. During fiscal 2025, Mr. N. Hagedorn received salary, bonus and other payments in the amount of $219,787. Mr. N. Hagedorn is also eligible to participate in the incentive plans, retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Jordan Littlefield, Ms. Littlefield’s son, is currently employed by Scotts LLC as Director, Strategy. During fiscal 2025, Mr. Littlefield received salary, bonus and other payments in the amount of $233,963. Mr. Littlefield is also eligible to participate in the incentive plans, retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Adam Hanft, a current non-employee director, is the principal and Chief Executive Officer of Hanft Ideas LLC. Hanft Ideas LLC and the Company were parties to a letter agreement that terminated on September 30, 2025 pursuant to which Hanft Ideas LLC provided strategic consulting services to the Company on marketing matters, including (i) providing insights and expertise to help inspire and develop a culture of creativity, (ii) providing recommendations to our CEO on marketing strategy issues, (iii) periodically participating in marketing meetings to support the execution of marketing initiatives and (iv) providing support on other marketing issues as requested by the Company. During fiscal 2025, in exchange for consulting services, the Company paid Hanft Ideas LLC $250,000. The amounts paid by the Company for consulting services are in addition to the cash, equity or other compensation Mr. Hanft receives for his services as a director on our Board.

Policies and Procedures with Respect to Related Person Transactions

The Board has adopted a written Related Person Transaction Policy (the “Related Person Policy”) to assist it in reviewing and approving or ratifying transactions with persons who are deemed “related persons” for purposes of Item 404(a) of SEC Regulation S-K (collectively, “related persons”), and to assist the Company in the preparation of the related person transaction disclosures required by the SEC. The Related Person Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics. Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) the Company or one of its subsidiaries is a participant; and (iii) any related person has or will have a direct or indirect interest, is within the scope of the Related Person Policy.

The Company’s directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the Related Person Policy) to the Chair of the Governance Committee. If a Related Person Transaction is related to the employment, compensation or benefits of any person, the Compensation Committee shall exercise the authority of the Governance Committee with respect to such transaction. For purposes of this discussion, the Governance Committee or the Compensation Committee, when exercising its authority pursuant to the Related Person Policy, shall be referred to as the RPT Approving Committee.

The Chair of the RPT Approving Committee will analyze the particular transaction and determine whether the transaction constitutes a Related Person Transaction requiring compliance with the Related Person Policy. The RPT Approving Committee shall conduct a reasonable prior review of the material facts of all Related Person Transactions that require the RPT Approving Committee’s approval and either approve or prohibit the transaction if it determines it to be inconsistent with the interests of the Company and its shareholders.

In determining whether to approve or prohibit a Related Person Transaction, the RPT Approving Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable to the Company or the applicable subsidiary than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in the discussion or approval of any Related Person Transaction in which such director has a direct or indirect interest, other than to provide material information about the Related Person Transaction to the RPT Approving Committee.

If a Related Person Transaction is on-going, the RPT Approving Committee may establish guidelines for the Company’s management to follow in the on-going dealings of the Company or the applicable subsidiary with the related person. Further, on at least an annual basis, the RPT Approving Committee will review and assess each on-going Related Person Transaction to ensure that such Related Person Transaction remains appropriate and any established guidelines for the Related Person Transaction are being complied with.

The following transactions have been deemed to be pre-approved for purposes of the Related Person Policy:

•ordinary course transactions not exceeding $120,000;

•executive officer compensation arrangements, provided that (a) the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC if the executive officer was an “NEO,” and the Compensation Committee approved the compensation;

•director compensation arrangements approved by the Board, provided that the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC;

•transactions with other companies where the related person’s interest is solely as an employee (other than an executive officer), a director or less than 10% owner of the other company, if the aggregate amount is less than $1.0 million or 2% of the other company’s total annual revenues;

•charitable contributions where the related person’s only relationship to the charitable organization, foundation or university is as an employee (other than an executive officer) or a director, if the aggregate amount is less than $1.0 million or 2% of the charitable organization’s total annual receipts;

•transactions where the related person’s interest arises solely from the ownership of Common Shares and all shareholders receive a proportional benefit (e.g., dividends);

•transactions involving competitive bids;

•regulated transactions; and

•certain banking-related services.

The RPT Approving Committee reviewed each of the Related Person Transactions discussed above and, after considering all of their relevant facts and circumstances, approved them for fiscal 2025.

EQUITY COMPENSATION PLAN INFORMATION

There are three equity compensation plans under which the Common Shares are authorized for issuance to eligible directors, officers, employees or third-party service providers:

•the Long-Term Incentive Plan;

•the Discounted Stock Purchase Plan; and

•the ERP.

The following table summarizes equity compensation plan information for the Long-Term Incentive Plan and the Discounted Stock Purchase Plan as a group, both of which are shareholder approved, and for the ERP, which is not subject to shareholder approval, in each case as of September 30, 2025. No disclosure is included in respect of the RSP as it is intended to meet the qualification requirements of IRC § 401(a).

The information included below reflects the equity compensation plan information as of September 30, 2025 and therefore does not correspond to the disclosure included in “PROPOSAL NUMBER 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY LONG-TERM INCENTIVE PLAN” which reflects our Common Shares remaining available for issuance under the Long-Term Incentive Plan as of December 1, 2025.

Plan Category	(a) Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected In Column(a))
Equity compensation plans approved by shareholders	3,451,340	(1)	$66.43	(2)	3,248,590	(3)
Equity compensation plans not approved by shareholders	n/a	(4)	n/a		n/a	(5)
Total	3,451,340		$66.43	(2)	3,248,590
________________________

(1)    Includes 2,527,668 Common Shares issuable upon exercise of NSOs granted under the Long-Term Incentive Plan, of which 491,392 are fully vested as of September 30, 2025; 478,924 Common Shares issuable upon vesting or settlement of RSUs and DSUs granted under the Long-Term Incentive Plan (115,606 of which are fully vested as of September 30, 2025); and 444,748 Common Shares representing the target number of PUs granted under the Long-Term Incentive Plan (assuming the underlying performance criteria applicable to the PUs achieve a target level of performance for the applicable performance periods).

The number of Common Shares reported in column (a) does not reflect up to an additional 499,082 Common Shares that may pay out if the outstanding PUs granted in fiscal 2024 and fiscal 2025 achieve the maximum payout level.

(2)    Represents the weighted-average exercise price of outstanding NSOs granted under the Long-Term Incentive Plan.

(3)    Includes 333,055 Common Shares remaining available for issuance under the Discounted Stock Purchase Plan and 2,915,535 Common Shares authorized and remaining available for issuance under the Long-Term Incentive Plan. This amount of Common Shares remaining available for issuance under the Long-Term Incentive Plan may be reduced in proportion to the maximum amount of Common Shares that may be paid out if the PUs achieve a payout above target level as discussed in footnote (1) above, and further reduced by the 2:1 full value adjustment factor pursuant to the terms of the Long-Term Incentive Plan.

(4)    As of September 30, 2025, the Company is holding 239,881 Common Shares which were credited to the respective bookkeeping accounts of participants in the ERP. This number has been rounded to the nearest whole Common Share. Such Common Shares were acquired by the Company at fair value in the open market, based on a participant directed election to designate a portion of the participant’s respective salary and bonus deferrals as Supplemental Retirement Account contributions to be invested in Common Shares and distributed to the participant at the applicable distribution date(s). The Common Shares, which are held in a trust account for the benefit of the participant, are included as part of the Company’s issued and outstanding share balance as of September 30, 2025.

(5)    Since the Common Shares held in the ERP are acquired by the plan as market shares, the ERP does not provide for a specified limit on the number of Common Shares that may be credited to participants’ bookkeeping accounts. Please see the description of the ERP in the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits (long-term compensation element)” within the CD&A. Participant account balances in the ERP may be credited to one or more benchmark investment funds, including a Company stock fund and mutual fund investments, which are substantially consistent with the investment options permitted under the RSP. The amount credited to the benchmark Company stock fund is recorded as Common Shares. The amount credited to one of the benchmark mutual fund investments is recorded as mutual fund shares.

Discounted Stock Purchase Plan

The Company currently maintains a Discounted Stock Purchase Plan, which provides a means for eligible associates to purchase Common Shares at a price equal to at least 85% of the fair value of the Common Shares on the applicable Purchase Date (as defined in the Discounted Stock Purchase Plan). Participants in the Discounted Stock Purchase Plan may elect to purchase Common Shares either via payroll deductions each pay period or via lump contributions to the plan. Both methods are subject to an aggregate purchase limit of $36,000 per plan year.

Any U.S.-based full-time or permanent part-time employee of the Company (or a designated subsidiary of the Company) who has reached age 18 and has been an employee for at least 15 days before the applicable Purchase Date is eligible to participate in the Discounted Stock Purchase Plan. Any employee of the Company (or a designated subsidiary of the Company) based in Canada or the Netherlands who meets certain eligibility criteria is also eligible to participate in the Discounted Stock Purchase Plan.

Common Shares acquired through the Discounted Stock Purchase Plan are held in an individual brokerage account established for and maintained by the participant, and may not be sold until the earliest of: (1) the date the participant terminates employment; (2) 12 months after a Purchase Date; or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole Common Shares and cash held in a participant’s brokerage account will be made available to the participant under procedures developed by the Third-Party Administrator for the Discounted Stock Purchase Plan and the committee appointed by the Board to administer the Discounted Stock Purchase Plan. Any fractional Common Shares that are to be withdrawn from a brokerage account will be distributed in cash equal to the fair value of the fractional Common Share on the termination date.

Participants are entitled to vote the number of whole and fractional Common Shares credited to their respective brokerage accounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Common Shares are the only outstanding class of voting securities of the Company. The following table furnishes certain information regarding the beneficial ownership of the Common Shares as of December 1, 2025 by each of the current directors of the Company, each nominee for election as a director, each NEO listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons known to the Company to beneficially own more than 5% of the outstanding Common Shares. With respect to the 5% holders, the reported Common Shares are as of the date described in the applicable footnote. As of December 1, 2025, there were 58,007,149 Common Shares issued and outstanding.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Share Equivalents Presently Held(2)	Options(3)	Total	Percent of Class
Edith Avilés	1,419	6,887(4)	—	8,306(5)	*
Nathan E. Baxter (6)	13,243,258(7)	—	—	13,243,258(8)	22.83%
Roberto Candelino	—	398(9)	—	398(10)	*
David C. Evans	15,175	4,033(11)	—	19,208(12)	*
Matthew E. Garth (6)(13)	18,239(14)	—	52,596(15)	70,835(16)	*
Christopher J. Hagedorn(6)	52,813(17)	—	47,128(18)	99,941(19)	*
James Hagedorn (6)	13,308,552(20)	929(21)	786,847(22)	14,096,328(23)	23.98%
Adam Hanft	32,133	6,887(24)	—	39,020(25)	*
Stephen L. Johnson	15,245	7,045(26)	—	22,290(27)	*
Mark D. Kingdon	—	5,675(28)	—	5,675(29)	*
Katherine Hagedorn Littlefield	13,224,581(30)	—	—	13,224,581	22.80%
Nick Miaritis	—	—	—	—(31)	*
A. Scott Miller	—	—	—	—(32)	*
Brian E. Sandoval	—	6,103(33)	—	6,103(34)	*
Mark J. Scheiwer(6)	10,159(35)	—	10,319(36)	20,478(37)	*
Peter E. Shumlin	12,044	9,917(38)	—	21,961(39)	*
Dimiter Todorov(6)	16,162	—	8,255(40)	24,417(41)	*
All current directors and executive officers as a group (16 individuals)	13,496,259	47,874	852,549	14,396,682(42)	24.44%
Hagedorn Partnership, L.P. (43)	13,217,641(44)	—	—	13,217,641	22.79%
44 South Bayles Ave., Suite 218, Port Washington, NY 11050
EARNEST Partners, LLC (45)	3,756,898(46)	—	—	3,756,898	6.48%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
________________________
* Less than 1%

(1)Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole Common Share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)Common Share Equivalents Presently Held amounts include (in each case to the extent such Common Shares may be acquired within 60 days of December 1, 2025): (a) Common Shares represented by amounts credited to the benchmark Company stock fund within the executive officer’s bookkeeping account under the ERP; (b) Common Shares subject to RSUs or PUs granted to executive officers under the Long-Term Incentive Plan; and (c) Common Shares subject to DSUs and/or RSUs granted to non-employee directors (together with related dividend equivalents) under the Long-Term Incentive Plan. The individual has no voting or dispositive power with respect to the Common Shares attributable to the individual’s bookkeeping account under the ERP or the Common Shares subject to RSUs, PUs or DSUs.

Amounts credited to the benchmark Company stock fund under the ERP are to be distributed in Common Shares.

Each whole RSU or PU (to the extent the underlying performance criteria are achieved) granted to an executive officer represents a contingent right to receive one Common Share. In general, RSUs and PUs granted to an executive officer vest on the third anniversary of the grant date, and are subject to earlier vesting in the event of retirement, death or disability of the individual or a change in control of the Company in certain circumstances, but otherwise will be forfeited in the event of termination prior to the third anniversary of the grant date. Subject to the terms of the Long-Term Incentive Plan, whole vested RSUs or PUs granted to an executive officer will be settled in a lump sum as soon as administratively practicable, following the earliest to occur of: (i) termination due to death or disability; or (ii) the third anniversary of the grant date.

Each whole RSU granted to a non-employee director represents a contingent right to receive one Common Share. In general, RSUs granted to non-employee directors vest on the first anniversary of the grant date and the vested RSUs are settled on the third anniversary of the grant date. Each dividend equivalent represents the right to receive additional RSUs in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the Common Share represented by the related RSU. Additional details about the vesting and settlement schedule associated with RSUs granted to non-employee directors is discussed in the section captioned “NON-EMPLOYEE DIRECTOR COMPENSATION.”

Each whole DSU granted to a non-employee director, which is fully vested at the date of grant, represents a contingent right to receive one Common Share on a pre-defined future date. Each dividend equivalent represents the right to receive additional DSUs in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the Common Share represented by the related DSU. With respect to Mr. Johnson, Mr. Sandoval and Mr. Shumlin, amounts include fully vested DSUs granted in connection with their elections to defer a portion of the cash retainer received for services as a director in one or more prior years.

(3)     Amounts represent Common Shares that can be acquired upon the exercise of options that are currently exercisable or will first become exercisable within 60 days of December 1, 2025.

(4)    Represents Common Shares that are the subject of RSUs granted to Ms. Avilés, which remain subject to settlement provisions.

(5)    Does not include 3,053 Common Shares that are the subject of RSUs granted to Ms. Avilés, which remain subject to vesting and/or settlement provisions.

(6)    Individual named in the Summary Compensation Table.

(7)    Mr. Baxter is a general partner of Hagedorn Partnership, L.P. (the “Hagedorn Partnership”), and has shared voting power with respect to the Common Shares held by the Hagedorn Partnership and sole investment power with respect to 36,993 of such Common Shares. See footnote (44) below for additional information regarding the Hagedorn Partnership. Includes, in addition to those Common Shares described in footnote (44) below: (a) 23,722 Common Shares held by Mr. Baxter directly; and (b) 1,895 Common Shares held in his brokerage account under the Discounted Stock Purchase Plan.

(8)    Does not include the aggregate of: (a) 171,565 Common Shares that are the subject of NSOs granted to Mr. Baxter; (b) 54,960 Common Shares that are the subject of PUs granted to Mr. Baxter; and (c) 27,448 Common Shares that are the subject of RSUs granted to Mr. Baxter, all of which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(9)    Represents Common Shares that are the subject of RSUs granted to Mr. Candelino, which remain subject to settlement provisions.

(10)    Does not include 3,053 Common Shares that are the subject of RSUs granted to Mr. Candelino, which remain subject to vesting and/or settlement provisions.

(11)    Represents Common Shares that are the subject of RSUs granted to Mr. Evans, which remain subject to settlement provisions.

(12)    Does not include 5,907 Common Shares that are the subject of RSUs granted to Mr. Evans, which remain subject to vesting and/or settlement provisions.

(13)    Mr. Garth’s holdings are as of December 31, 2024, the date he departed from the Company.

(14)    Represents the aggregate of: (a) 17,617 Common Shares held by Mr. Garth directly; and (b) 622 Common Shares held in his brokerage account under the Discounted Stock Purchase Plan.

(15)    Represents Common Shares that are the subject of NSOs granted to Mr. Garth, which remain subject to settlement provisions.

(16)    Does not include 14,865 Common Shares that are the subject of PUs granted to Mr. Garth, all of which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(17)    Represents the aggregate of: (a) 52,541 Common Shares held by Mr. C. Hagedorn directly; and (b) 272 Common Shares held in his brokerage account under the Discounted Stock Purchase Plan.

(18)    Represents Common Shares that are the subject of fully vested NSOs granted to Mr. C. Hagedorn.

(19)    Does not include the aggregate of: (a) 83,417 Common Shares that are the subject of NSOs granted to Mr. C. Hagedorn; and (b) 32,341 Common Shares that are the subject of PUs granted to Mr. C. Hagedorn, all of which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(20)    Mr. J. Hagedorn is a general partner of the Hagedorn Partnership and has shared voting power with respect to the Common Shares held by the Hagedorn Partnership and sole investment power with respect to 997,910 of such Common Shares. See footnote (44) below for additional information regarding the Hagedorn Partnership. Includes, in addition to those Common Shares described in footnote (44) below: (a) 46,196 Common Shares held by Mr. J. Hagedorn directly; (b) 31,534 Common Shares that are allocated to Mr. J. Hagedorn’s account and held by the trustee under the RSP; and (c) 13,181 Common Shares held in his brokerage account under the Discounted Stock Purchase Plan.

(21)     Represents Common Shares credited to the benchmark Company stock fund within Mr. J. Hagedorn’s bookkeeping account under the ERP.

(22)    Represents Common Shares that are the subject of NSOs granted to Mr. J. Hagedorn that are either fully vested or subject to retirement provisions.

(23)    Does not include the aggregate of: (a) 228,170 Common Shares credited to the benchmark Company stock fund within Mr. J. Hagedorn’s bookkeeping account under the ERP; and (b) 165,176 Common Shares that are the subject of PUs granted to Mr. J. Hagedorn, which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(24)    Represents Common Shares that are the subject of RSUs granted to Mr. Hanft, which remain subject to settlement provisions.

(25)    Does not include 3,053 Common Shares that are the subject of RSUs granted to Mr. Hanft, which remain subject to vesting and/or settlement provisions.

(26)    Represents the aggregate of: (a) 4,033 Common Shares that are the subject of RSUs granted to Mr. Johnson; and (b) 3,012 Common Shares that are the subject of DSUs granted to Mr. Johnson in connection with his election to defer a portion of his cash retainer for services as a director, all of which remain subject to settlement provisions.

(27)    Does not include 5,907 Common Shares that are the subject of RSUs granted to Mr. Johnson, which remain subject to vesting and/or settlement provisions.

(28)    Represents Common Shares that are the subject of RSUs granted to Mr. Kingdon, which remain subject to settlement provisions.

(29)    Does not include 3,053 Common Shares that are the subject of RSUs granted to Mr. Kingdon, which remain subject to vesting and/or settlement provisions.

(30)    Ms. Littlefield is a general partner of the Hagedorn Partnership and has shared voting power with respect to the Common Shares held by the Hagedorn Partnership and sole investment power with respect to 2,774,291 of such Common Shares. See footnote (44) below for additional information regarding the Hagedorn Partnership. Includes, in addition to those Common Shares described in footnote (44) below, 6,940 Common Shares held by Ms. Littlefield directly.

(31)    Does not include 3,053 Common Shares that are the subject of RSUs granted to Mr. Miaritis, which remain subject to vesting and/or settlement provisions.

(32)    Does not include 1,430 Common Shares that are the subject of RSUs granted to Mr. Miller, which remain subject to vesting and/or settlement provisions.

(33)    Represents the aggregate of: (a) 4,033 Common Shares that are the subject of RSUs granted to Mr. Sandoval; and (b) 2,070 Common Shares that are the subject of DSUs granted to Mr. Sandoval in connection with his election to defer a portion of his cash retainer for services as a director, all of which remain subject to settlement provisions.

(34)    Does not include the aggregate of: (a) 7,468 Common Shares that are the subject of RSUs granted to Mr. Sandoval; and (b) 1,880 Common Shares that are the subject of DSUs granted to Mr. Sandoval in connection with his election to defer a portion of his cash retainer for services as a director, all of which remain subject to vesting and/or settlement provisions.

(35)    Represents the aggregate of: (a) 9,319 Common Shares held by Mr. Scheiwer directly; (b) 493 Common Shares that are allocated to Mr. Scheiwer’s account and held by the trustee under the RSP; and (c) 347 Common Shares held in his brokerage account under the Discounted Stock Purchase Plan.

(36)    Represents Common Shares that are the subject of fully vested NSOs granted to Mr. Scheiwer.

(37)    Does not include the aggregate of: (a) 80,924 Common Shares that are the subject of NSOs granted to Mr. Scheiwer; (b) 10,140 Common Shares that are the subject of PUs granted to Mr. Scheiwer; (c) 5,930 Common Shares that are the subject of RSUs granted to Mr. Scheiwer, all of which remain subject to the underlying performance criteria, vesting and/or settlement provisions; and (d) 1,173 Common Shares credited to the benchmark Company stock fund within Mr. Scheiwer’s bookkeeping account under the ERP.

(38)    Represents the aggregate of: (a) 7,847 Common Shares that are the subject of RSUs granted to Mr. Shumlin; and (b) 2,070 Common Shares that are the subject of DSUs granted to Mr. Shumlin in connection with his election to defer a portion of his cash retainer for services as a director, all of which remain subject to settlement provisions.

(39)    Does not include 5,341 Common Shares that are the subject of RSUs granted to Mr. Shumlin, which remain subject to vesting and/or settlement provisions.

(40)    Represents Common Shares that are the subject of fully vested NSOs granted to Mr. Todorov.

(41)    Does not include the aggregate of: (a) 50,640 Common Shares that are the subject of NSOs granted to Mr. Todorov; and (b) 20,338 Common Shares that are the subject of PUs granted to Mr. Todorov, all of which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(42)    Does not include 990,285 Common Shares which remain subject to the underlying performance criteria, vesting and/or settlement provisions.

(43)    All information presented in this table regarding Hagedorn Partnership was derived from the Schedule 13D (the “Hagedorn Partnership Schedule 13D”), filed by Hagedorn Partnership with the SEC on December 11, 2025 to report beneficial ownership of the Company’s Common Shares as of December 9, 2025.

(44)    The Hagedorn Partnership is the record owner of 13,217,641 Common Shares. Of those Common Shares, 3,000,000 are pledged as security for a line of credit with a bank. James Hagedorn, Katherine Hagedorn Littlefield, Robert Hagedorn, Susan Hagedorn and Nathan E. Baxter are general partners of the Hagedorn Partnership. All but Mr. Baxter are siblings. The general partners (a) share voting power with respect to the Common Shares held by the Hagedorn Partnership and (b) sole investment power with respect to the Common Shares held in the applicable general partner’s account at the Hagedorn Partnership. James Hagedorn and Katherine Hagedorn Littlefield are directors of the Company. James Hagedorn and Nathan E. Baxter are executive officers of the Company.

(45)    All information presented in this table regarding EARNEST Partners, LLC (“EARNEST”) was derived from the Schedule 13G/A (the “EARNEST Schedule 13G”), filed by EARNEST with the SEC on August 14, 2025 to report beneficial ownership of the Company’s Common Shares as of June 30, 2025.

(46)    In the EARNEST Schedule 13G, EARNEST reported sole voting power with respect to 2,235,337 Common Shares, shared voting power with respect to 508,050 Common Shares, sole dispositive power with respect to 3,756,898 Common Shares and shared dispositive power with respect to 0 Common Shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons beneficially holding more than 10% of the Company’s outstanding Common Shares to file statements reporting their initial beneficial ownership of Common Shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their respective transactions during the Company’s fiscal 2025 and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for their respective transactions during the Company’s fiscal 2025, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10% of the Company’s outstanding Common Shares were complied with during the Company’s fiscal 2025, except each of Edith Avilés, Roberto Candelino, David C. Evans, Adam Hanft, Mark D. Kingdon, Nick Miaritis, Peter E. Shumlin and John R. Vines filed one report late and Stephen L. Johnson and Brian E. Sandoval filed two reports late.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals must be received by the Corporate Secretary of the Company no later than August 19, 2026 to be eligible for inclusion in the Company’s form of proxy, notice of meeting and proxy statement relating to the 2027 Annual Meeting of Shareholders. The Company will not be required to include in its proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC Rules. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies for the 2027 Annual Meeting of Shareholders in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 of the Exchange Act no later than November 27, 2026.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. If a shareholder intends to present a proposal at the 2027 Annual Meeting of Shareholders without including that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Corporate Secretary of the Company by November 2, 2026, or if the Company meets other requirements of the applicable SEC Rules, then the proxies solicited by the Board for use at the 2027 Annual Meeting of Shareholders will confer discretionary authority to the individuals acting under the proxies to vote on the proposal at the 2027 Annual Meeting of Shareholders.

In each case, written notice must be given to the Company’s Corporate Secretary at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

The Company’s 2027 Annual Meeting of Shareholders is currently scheduled to be held on January 25, 2027.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matter that will be properly presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for fiscal 2025 are included in the Company’s 2025 Annual Report. Copies of the Company’s 2025 Annual Report and the Company’s Annual Report on Form 10-K for fiscal 2025 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Company’s Annual Report on Form 10-K for fiscal 2025 is also available on the Company’s website located at https://investor.scotts.com and on the SEC’s website located at www.sec.gov.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save the Company expense by consenting to receive all future proxy statements, forms of proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please access the website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless and until you revoke it.

To revoke your decision to receive or access shareholder communications electronically, access the website www.proxyvote.com, enter your current PIN, select “Cancel my Enrollment” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may at any time reactivate your enrollment. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials) to two or more registered shareholders sharing the same household. This method of delivery, often referred to as “householding,” permits the Company to send: (a) a single annual report and/or a single proxy statement; or (b) a single Notice of Internet Availability of Proxy Materials to multiple registered shareholders who share an address. In each case, each registered shareholder at the shared address must consent to the householding process in accordance with applicable SEC Rules. Each registered shareholder would continue to receive a separate form of proxy with proxy materials delivered by mail or e-mail.

Only one copy of this Proxy Statement and the Company’s 2025 Annual Report or one copy of the Notice of Internet Availability of Proxy Materials is being delivered to multiple registered shareholders at a shared address who have affirmatively consented, in writing, to the householding process, unless the Company has subsequently received contrary instructions from one or more of such registered shareholders. A separate form of proxy is being included for each account at the shared address to which paper copies of this Proxy Statement and the Company’s 2025 Annual Report have been delivered. The Company will promptly, and at no charge, deliver, upon written or oral request, a separate copy of this Proxy Statement and the Company’s 2025 Annual Report or a separate copy of the Notice of Internet Availability of Proxy Materials to a registered shareholder at a shared address to which a single copy of these documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011, to: (a) request additional copies of this Proxy Statement and the Company’s 2025 Annual Report or the Notice of Internet Availability of Proxy Materials; or (b) notify the Company that such registered shareholder wishes to receive a separate annual report to shareholders, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future.

Registered shareholders who share an address may request delivery of a single copy of annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future, if they are currently receiving multiple copies, by contacting the Company as described in the preceding paragraph.

Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own Common Shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement and the Company’s 2025 Annual Report or the Notice of Internet Availability of Proxy Materials or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

By Order of the Board of Directors,

JAMES HAGEDORN
Chairman & Chief Executive Officer

Annex A
THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN
(EFFECTIVE AS OF JANUARY 26, 2026)

Article 1.

Establishment, Purpose, and Duration

1.1    Establishment. This Plan, an incentive compensation plan, was established by The Scotts Miracle-Gro Company. This Plan was originally effective on January 26, 2006, was amended and restated effective as of October 30, 2007, January 20, 2010, January 17, 2013, January 27, 2017, January 24, 2022, January 23, 2023, January 22, 2024 and is hereby further amended and restated effective as of January 26, 2026 (the “Effective Date”), as set forth in this document. This Plan shall remain in effect as provided in Section 1.3 hereof.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. Awards granted under the Plan prior to the Effective Date shall continue to be governed by the applicable Award Agreements and the terms of the Plan without giving effect to the changes made pursuant to this amendment and restatement, and the Committee shall administer such Awards in accordance with the Plan without giving effect to changes made pursuant to this amendment and restatement.

1.2    Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors and Third-Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate on January 23, 2032. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6    “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, that the Participant has:

(a)    willfully and materially breached the terms of any employment agreement between the Participant and the Company;

(b)    engaged in willful misconduct that has materially injured the business of the Company or any Subsidiary or Affiliate;

(c)    willfully committed a material act of fraud or material breach of the Participant’s duty of loyalty to the Company or any Subsidiary or Affiliate;

(d)    willfully and continually failed to attempt in good faith to perform the Participant’s duties hereunder (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after written notice has been delivered to the Participant by the Company, which notice specifically identifies the manner in which the Participant has not attempted in good faith to perform his duties; or

(e)    been convicted, or plead guilty or nolo contendere for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof.

For purposes of subsections (a) – (d), no act, or failure to act, on the Participant’s part shall be deemed “willful” unless, the Company reasonably determines, in good faith, that it was done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company or any Subsidiary or Affiliate.

2.7    “Change in Control” means the occurrence of any of the following:

(a)    The members of the Board on the Effective Date (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors also will be treated as an Incumbent Director; or

(b)    Any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(c)    Consummation of (i) the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than fifty percent (50%) of the voting power in such entity; or (ii) the sale or other disposition of all or substantially all of the assets of the Company; or

(d)    The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(e)    For any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than forty-nine percent (49%) of the combined voting power of the Company’s then outstanding securities.

The Committee may provide for a more restrictive definition of Change in Control in an Award Agreement if necessary or appropriate to comply with Code Section 409A or as the Committee deems appropriate.

Notwithstanding the foregoing, an Award that is subject to Code Section 409A will not be paid or settled upon a Change in Control unless the Change in Control also constitutes a “change in control event” under Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

2.8    “Change in Control Price” means the price per Share paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of events not related to a transfer of Shares, the highest Fair Market Value of a Share on any of the thirty (30) consecutive trading days ending on the last trading day before the Change in Control occurs.

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

2.10    “Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11    “Company” means The Scotts Miracle-Gro Company, an Ohio corporation, and any successor thereto as provided in Article 19 herein.

2.12    “Director” means any individual who is a member of the Board of Directors of the Company.

2.13    “Dividend Equivalent” has the meaning set forth in Article 13.

2.14    “Effective Date” has the meaning set forth in Section 1.1.

2.15    “Employee” means any individual who performs services for and is designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate and/or Subsidiary as an independent contractor, a consultant or any employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate and/or Subsidiary during such period.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the relevant date if it is a trading day or, if such date is not a trading day, on the next trading day. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder (a) with respect to NQSOs, SARs and Awards that are subject to Code Section 409A, “Fair Market Value” shall mean the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Code Section 409A and (b) with respect to all other Awards, the determination of “Fair Market Value” shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.18    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.19    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21    “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.

2.22    “Non-employee Director” means a Director who is not an Employee on the Grant Date.

2.23    “Non-employee Director Award” means any Award granted to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan.

2.24    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.25    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.26    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.27    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.28    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.29    “Performance Goals” shall be established by the Committee, based on one or more of the following criteria or derivations of such criteria or such other criteria as determined by the Committee, including but not limited to the following: net earnings or net income (before or after taxes); earnings per share (basic or diluted); net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, investor return, equity, sales, revenue or dividend yield); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); earnings before or after taxes, interest, depreciation and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; customer satisfaction; working capital targets; economic value added or EVA(R) (net operating profit after tax minus the sum of capital multiplied by the cost of capital); developing new products and lines of revenue; reducing operating expenses; developing new markets; meeting completion schedules; developing and managing relationships with regulatory and other governmental agencies; managing cash; managing claims against the Company, including litigation; identifying and completing strategic acquisitions or joint ventures; and debt leverage and/or any other bank covenant ratio. Any Performance Goal(s) may be used to measure the performance of the Company, Subsidiary and/or Affiliate as a whole or any business unit or joint venture of the Company, Subsidiary and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Goals as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual and infrequently occurring items as described in applicable Accounting Principles Board opinions and in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses and (h) other appropriate events. The Committee has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals.

2.30    “Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.31    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Goal(s), as applicable, have been achieved.

2.32    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Goals, as applicable, have been achieved.

2.33    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.34    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.35    “Plan” means The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended and restated from time to time.

2.36    “Plan Year” means the Company’s fiscal year.

2.37    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.38    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.39    “Share” means a common share of the Company, without par value per share.

2.40    “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Article 7.

2.41    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.42    “Termination” or “Terminate” means: (a) if a Participant is an Employee, cessation of the employee-employer relationship between a Participant and the Company and all Affiliates and Subsidiaries for any reason; (b) if a Participant is a Non-employee Director, termination of the Non-employee Director’s service on the Board for any reason; and (c) if a Participant is a Third-Party Service Provider, termination of the Third-Party Service Provider’s service relationship with the Company and all Affiliates and Subsidiaries for any reason. Notwithstanding the foregoing, with respect to any Award subject to Code Section 409A, any such cessation or termination also must constitute a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h). Effective for Awards granted on or after January 20, 2010, an Award Agreement may specify a different definition of “Termination” or “Terminate,” that will apply to such Award Agreement; provided that no such different definition shall cause the term of the Award to which it relates to extend beyond the maximum possible term for such Award contemplated under the applicable provisions of this Plan and any applicable law, regulation or stock exchange rule.

2.43    “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that (a) are not in connection with the offer or sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.

Administration

3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act, and (ii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Shares are at the time primarily traded. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company and all other interested individuals. By accepting an Award under this Plan, each Participant agrees to all Committee determinations as described above.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and whether the terms of any exercise, vesting or restriction periods will be based upon the achievement of specific Performance Goals, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of the Plan or any Award Agreement, and, subject to Article 17, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates and/or its Subsidiaries operate.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. Notwithstanding the foregoing, awards to Non-employee Directors shall be administered and interpreted by the Board.

Article 4.

Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards.

(a)    Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be issued under the Plan with respect to Awards granted on or after the Effective Date (the “Share Authorization”) is the sum of: (i) two million seven hundred and fifty thousand (2,750,000) Shares, plus (ii) the number of Shares that remained available for Awards under the Plan as of December 1, 2025 (1,473,914), plus (iii) the number of Shares subject to outstanding Awards under the Plan as of December 1, 2025 that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the Plan (3,925,104). The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

(b)    Subject to the provisions of Section 4.2, in determining the number of Shares that remain available for issuance to Participants pursuant to Awards granted under this Plan on or after January 26, 2026, the Share Authorization shall be reduced by one Share for each Share covered by an Award. If a Stock Appreciation Right is settled by the issuance of Shares, the Share Authorization shall be reduced by the number of Shares covered by the Stock Appreciation Right rather than the number of Shares issued in settlement of the Stock Appreciation Right.

(c)    Subject to adjustment as provided in Section 4.3, the maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted on or after the Effective Date, shall be four million three hundred twenty thousand nine hundred and sixty-one (4,223,914) Shares.

(d)    The maximum Grant Date value of Shares subject to Awards granted to a Non-employee Director during any Plan Year, in the Participant’s capacity as a Non-employee Director, shall not exceed $500,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the Grant Date fair value of such Awards for financial reporting purposes.

4.2    Reallocation of Shares. To the extent that Awards terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, then the Shares subject to such Award shall be available again for grant under Section 4.1(a) of this Plan; provided, however, that the number of Shares that shall again be available shall be based on the number of shares that were originally debited from the share reserve with respect to such Award, as applicable. If any Shares are withheld by the Company or are tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to an Award (other than an Option or Stock Appreciation Right), then the Shares so tendered or withheld shall again be available for issuance under the Plan and correspondingly increase the total number of Shares available for issuance under Section 4.1(a) of the Plan based on the number of shares that were originally debited from the share reserve with respect to such Award, as applicable. Notwithstanding anything to the contrary in this Section 4.2, the following Shares will not again become available for issuance under the Plan: (i) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” or any Shares tendered (either actually or by attestation) by a Participant in payment of the exercise price of an Option; (ii) any Shares withheld by the Company or Shares tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right (but not other Awards); (iii) Shares covered by a Stock Appreciation Right that are not issued in connection with the stock settlement upon its exercise; or (iv) Shares that are repurchased by the Company using Option exercise proceeds.

4.3    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of applicable Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Notwithstanding anything to the contrary in this Section 4.3, an adjustment to an Option or SAR shall be made only to the extent such adjustment complies with the requirements of Code Section 409A.

Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

Article 5.

Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of, each Award.

Article 6.

Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become vested and exercisable, including, without limitation, whether Options will vest based upon the achievement of specific Performance Goals and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date; provided, further, however, that the Option Price must be at least equal to one hundred and ten percent (110%) of the FMV of a Share on the Grant Date with respect to any ISO issued to a Participant who, on the Grant Date, owns (as defined in Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its subsidiary corporation (as defined in Code Section 424(f)) (a “10% Shareholder”).

6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date; provided, further, however, that no ISO granted to a 10% Shareholder shall be exercisable later than the day before the fifth (5th) anniversary of its Grant Date.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Notwithstanding anything in this Plan to the contrary, to the extent that the aggregate FMV of the Shares (determined as of the Grant Date of the applicable ISO) with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under all plans of the Company and its subsidiary corporations (as defined in Code Section 424(f)) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion, including by the withholding of Shares subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Option Price, if permitted by the Committee.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Employment or Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each

Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for Termination.

6.9    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

Article 7.

Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs, including, without limitation, whether SARs will vest based upon the achievement of specific Performance Goals.

The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and no SAR shall be exercisable later than the tenth (10th) anniversary date of its Grant Date.

7.4    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout may be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan and may reflect distinctions based on the reasons for Termination.

7.7    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.

Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan or an Award Agreement, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.

8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, whether Shares of Restricted Stock and/or Restricted Stock Units will vest based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of the common shares of The Scotts Miracle-Gro Company represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in The Scotts Miracle-Gro Company Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement will be provided by The Scotts Miracle-Gro Company, without charge, within five (5) days after receipt of a written request therefor.

8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for Termination.

8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.

Performance Units/Performance Shares

9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended (unless otherwise specified in the Award Agreement), the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period (unless otherwise specified in the Award Agreement). Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for Termination.

9.6    Performance Units and Performance Shares shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Code Section 409A.

Article 10.

Other Stock-Based Awards

10.1    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2    Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish Performance Goals in its discretion applicable to Other Stock-Based Awards. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

10.3    Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines and as specified in the Award Agreement.

10.4    Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in an agreement entered into with each Participant, need not be uniform among all Awards of Other Stock-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for Termination.

Article 11.

Transferability of Awards

11.1    Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares issuable in the event of, or following, the Participant’s death, may be provided.

11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12.

Non-employee Director Awards

The Board shall determine all Awards to Non-employee Directors. The terms and conditions of any grant to any such Non-employee Director shall be set forth in an Award Agreement.

Article 13.

Dividends or Dividend Equivalents

Any Participant selected by the Committee may be granted dividends or Dividend Equivalents based on the dividends declared on Shares that are subject to any Award (other than Options or SARs), to be credited as of dividend payment dates, during the period between the Grant Date and the date the Award becomes payable or as otherwise provided in an Award Agreement, as determined by the Committee; provided, however, that dividends or Dividend Equivalents on Shares shall be payable only when and to the extent that the underlying Awards vest and become payable. Such dividends and Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 14.

Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator or legal representative in that order.

Article 15.

Rights of Participants

15.1    Employment or Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates and/or its Subsidiaries, to Terminate any Participant at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates and/or its Subsidiaries.

15.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16.

Change in Control

16.1    Accelerated Vesting and Settlement. Subject to Section 16.2, on the date of any Change in Control:

(a)    Each Option and SAR (other than Options and SARs of Non-employee Directors) outstanding on the date of a Change in Control (whether or not exercisable) will be cancelled in exchange (i) for cash equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR or, (ii) at the Committee’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR and the Fair Market Value of any fractional Share will be distributed in cash. However, the Committee, in its sole discretion, may offer the holders of the Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable);

(b)    Except as otherwise provided in an Award Agreement, all performance goals associated with Awards for which Performance Goals have been established will be deemed to have been met on the date of the Change in Control, all Performance Periods accelerated to the date of the Change in Control and all outstanding Awards for which Performance Goals have been established (including those subject to the acceleration described in this subsection) will be distributed in a single lump sum cash payment within thirty (30) days following such Change in Control; and

(c)    All other then-outstanding Awards whose exercisability or vesting depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary or Affiliate (“Service Award”) shall vest in full and be free of restrictions related to the vesting of such Awards. All Service Awards whose vesting is so accelerated will be distributed, if not already held by a Participant and to the extent applicable, (i) in a single lump-sum cash payment within thirty (30) days following such Change in Control based on the Change in Control Price or (ii) at the Committee’s discretion, in the form of whole Shares based on the Change in Control Price.

16.2    Alternative Awards. Section 16.1 will not apply to the extent that the Committee reasonably concludes in good faith before the Change in Control occurs that Awards will be honored or assumed, or new rights will be substituted (collectively, “Alternative Awards”), by the Employee’s employer (or the parent or a subsidiary of that employer), or (if the Company is the surviving company) that the Awards in effect immediately prior to the Change in Control shall continue without change following the Change in Control (“Continued Award”), provided that any Alternative Award or Continued Award must, as applicable:

(a)    Be based on stock that is (or, within 60 days of the Change in Control, will be) traded on an established securities market;

(b)    Provide the Employee with the rights and entitlements substantially equivalent to or better than the rights, terms and conditions of each Award for which it is substituted, including an identical or better exercise or vesting schedule and identical or, in the case of an Award that is not subject to Code Section 409A, better timing and methods of payment;

(c)    Have substantially equivalent economic value to the Award (determined at the time of the Change in Control) for which it is substituted; and

(d)    Provide that, if the Employee is involuntarily Terminated without Cause or the Employee constructively Terminates within twenty-four (24) months following the Change in Control, any conditions on the Employee’s rights under, or any restrictions on transfer or exercisability applicable to, each Alternative Award or Continued Award will be waived or lapse. For purposes of this section, a constructive Termination means a Termination by an Employee following a material reduction in the Employee’s compensation or job responsibilities (when compared to the Employee’s compensation and job responsibilities on the date of the Change in Control) or the relocation of the Employee’s principal place of employment to a location at least fifty (50) miles from his or her principal place of employment on the date of the Change in Control (or other location to which the Employee has been reassigned with his or her written consent), in each case without the Employee’s written consent.

Notwithstanding anything herein to the contrary, no Alternative Award shall be made with respect to an Option or SAR if it would cause the Option or SAR to fail to comply with the requirements of Code Section 409A.

16.3    Non-employee Directors’ Awards. Upon a Change in Control, each outstanding:

(a)    Option or SAR held by a Non-employee Director will be cancelled unless (i) the Shares continues to be traded on an established securities market after the Change in Control or (ii) the Non-employee Director continues to be a Board member after the Change in Control. In the situations just described, the Options or SARs held by a Non-employee Director will be unaffected by a Change in Control. Any Options and SARs held by a Non-employee Director to be cancelled under the next preceding sentence will be exchanged (iii) for cash equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR held by a Non-employee Director or (iv) at the Board’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR held by a Non-employee Director and the Fair Market Value of any fractional Share will be distributed in cash. However, the Board, in its sole discretion, may offer Non-employee Directors holding Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable).

(b)    Restricted Stock or Restricted Stock Unit held by a Non-employee Director will be settled within thirty (30) days following such Change in Control for a lump sum cash payment equal to the Change in Control Price.

(c)    All other types of Awards held by a Non-employee Director will be settled within thirty (30) days following such Change in Control for a lump sum cash payment equal to the Change in Control Price less any amount the Non-employee Director would be required to pay in order for the Award to be exercised or settled, other than any such amount related to taxes.

Article 17.

Amendment, Modification, Suspension and Termination

17.1    Amendment, Modification, Suspension and Termination. Subject to Section 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Agreement in whole or in part; provided, however, that except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares), the Company shall not, without the prior approval of the Company’s shareholders, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities. No material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.

17.2    Adjustment of Awards Upon the Occurrence of Certain Unusual and Infrequently Occurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or infrequently occurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Notwithstanding anything to the contrary in this Section 17.2, an adjustment to an Option or SAR shall be made only to the extent such adjustment complies with the requirements of Code Section 409A.

17.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.4), no termination, amendment, suspension or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under the Plan without further consideration or action.

Article 18.

Tax Withholding

The Company has the right to withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to an Award. The Company may require the payment of any Taxes before issuing any Shares pursuant to an Award. The Committee may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares issued to such Participant, or allow the Participant to elect to cover all or any part of such withholding for Taxes, through a reduction of the number of Shares issued to the Participant or a subsequent return to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

Article 19.

Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20.

General Provisions

20.1    Forfeiture Events.

(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination for Cause, termination of the Participant’s provision of services to the Company, Affiliate and/or Subsidiary, violation of material Company, Affiliate and/or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.

(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

20.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

20.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

20.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.

20.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary.

20.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates and/or its Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)    Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)    Determine which Employees, Directors and/or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)    Modify the terms and conditions of any Award granted to Employees and/or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.14 Deferred Compensation. This Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. If an Award is subject to Code Section 409A, unless the Agreement specifically provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Code Section 409A, (iv) each payment shall be treated as a separate payment for purposes of Code Section 409A, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Any Award granted under this
Plan that is subject to Code Section 409A and that is to be distributed to a “specified employee” (as defined below) upon Termination shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Termination, if required by Code Section 409A. If a distribution is delayed pursuant to Code Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A. In no event shall the Company have any responsibility or liability if any Award does not meet the applicable requirements of Code Section 409A. Although the Company intends to administer the Plan to prevent taxation under Code Section 409A, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

20.15 Company Policies. All Awards granted under the Plan shall be subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.

20.16 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.17 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

20.19 Indemnification. Subject to requirements of Ohio law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

20.20 Controlling Language. Unless otherwise specified herein, in the event of a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

THE SCOTTS MIRACLE-GRO CO. ATTN: KATHY UTTLEY — PARALEGAL 14111 SCOTTSLAWN ROAD MARYSVILLE, OH 43041
VOTE BY INTERNET
Before The Meeting — Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on January 25, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting — Go to www.virtualshareholdermeeting.com/SMG2026

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on January 25, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E53514-P15388-Z73574	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE SCOTTS MIRACLE-GRO COMPANY
Your Board of Directors recommends you vote FOR the following:
1	Election of four directors, each to serve for a term of three years to expire at the 2029 Annual Meeting of Shareholders:
	Nominees:	For	Against	Abstain
	1a. James Hagedorn	☐	☐	☐
	1b. Edith Avilés	☐	☐	☐
	1c. Roberto Candelino	☐	☐	☐
	1d. Mark D. Kingdon	☐	☐	☐

Your Board of Directors recommends that you vote FOR the following proposals:						For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.					☐	☐	☐
3.	Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2026.					☐	☐	☐
4.
Approval of an amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants.
						☐	☐	☐

The undersigned shareholder(s) authorize(s) the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

Please sign exactly as your name appears hereon. The signer hereby revokes all prior proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by an authorized officer. If shareholder is a partnership or other entity, an authorized person should sign in the entity's name. Joint Owners must each sign individually.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
MONDAY, JANUARY 26, 2026, AT 9:00 A.M., EASTERN TIME
Access to this year’s virtual Annual Meeting of Shareholders will be available at
www.virtualshareholdermeeting.com/SMG2026. A replay of the meeting will be available for 1 year.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders To Be Held on January 26, 2026:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2025 Annual Report are available at
www.proxyvote.com.

E53515-P15388-Z73574
THE SCOTTS MIRACLE-GRO COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2026
The holder(s) of common shares of The Scotts Miracle-Gro Company (the "Company") identified on this proxy card hereby appoint(s) James Hagedorn and Dimiter Todorov, and each of them, the proxies of the shareholder(s), with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held via live webcast only at www.virtualshareholdermeeting.com/SMG2026, on Monday, January 26, 2026, at 9:00 a.m., Eastern Time, and any adjournment or postponement, and to vote all of the common shares which the shareholder(s) is/are entitled to vote at such Annual Meeting or any adjournment or postponement.

Where a choice is indicated, the common shares represented by this proxy card, when properly executed and returned, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy card when properly executed and returned will be voted "FOR" the election of the nominees listed in Proposal Number 1 as directors of the Company, to the extent permitted by applicable law, "FOR" approval, on an advisory basis, of the compensation of the Company's named executive officers as set forth in Proposal Number 2, “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm listed in Proposal Number 3, “FOR” the approval of an amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants under the plan as set forth in Proposal Number 4. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement, or if a nominee for election as a director named in the Proxy Statement who would have otherwise received the required number of votes is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designated to vote this proxy card, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.

If common shares are allocated to the account of a shareholder under The Scotts Company LLC Retirement Savings Plan (the “RSP”), then the shareholder hereby directs the Trustee of the RSP to vote all common shares of the Company allocated to such account under the RSP in accordance with the instructions given herein, at the Company’s Annual Meeting and at any adjournment or postponement, on the matters set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.

The shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the January 26, 2026 Annual Meeting, as well as the Company’s 2025 Annual Report. Any proxy heretofore given to vote the common shares which the shareholder(s) is/are entitled to vote at the Annual Meeting is hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY.
(This proxy card continues and must be signed and dated on the reverse side.)